Exhibit (a)(1)(b)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED HEREIN; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OFFER TO EXERCISE

WARRANTS TO PURCHASE ORDINARY SHARES

OF

METEN EDTECHX EDUCATION GROUP LTD.

December 7, 2020

THE OFFER TO EXERCISE (AND ASSOCIATED WITHDRAWAL RIGHTS) WILL EXPIRE AT 11:59 P.M. (EASTERN TIME) ON THE EVENING OF January 5, 2021, UNLESS THE OFFER PERIOD IS EXTENDED.

In this Offer to Exercise, we refer to Meten EdtechX Education Group Ltd., a Cayman Islands exempted company, as “us,” “Meten EdtechX” or the “Company,” and eligible holders of outstanding warrants as “you.”

The Company is offering to holders of outstanding warrants to purchase 12,705,000 shares of the Company’s Ordinary Shares, par value US$0.0001 (the “Ordinary Shares”) issued in the Company’s business combination (“Business Combination”) which led to it becoming a public company, each with an exercise price of $11.50 per share, and any subsequently issued warrants with identical terms and conditions (collectively, the “Warrants”), upon the terms and subject to the conditions set forth herein, the opportunity to exercise the Warrants at a temporarily reduced exercise price of $1.40 per Ordinary Share (the “Offer to Exercise”). In connection with the Business Combination, the Company issued both registered warrants (the “IPO Warrants”) and private warrants (the “Placement Warrants”). The Placement Warrants were issued in the same form as the IPO Warrants but they are not redeemable by the Company and may be exercised for cash or on a cashless basis. Following the Business Combination, the Company issued 600,000 warrants with identical terms and conditions to the IPO Warrants (the “Post-Merger Warrants”) in a private placement. There is a sixty-five percent (65%) minimum participation requirement with respect to the Offer to Exercise (the “Participation Requirement”). If the Participation Requirement is met, (i) the Offer to Exercise will be completed by the Company and (ii) the exercise price of all outstanding Warrants following the Expiration Date (defined below) will temporarily be reduced to $2.50 per share, and be subject to a “full-ratchet” anti-dilution protection with respect to subsequent equity sales in which any person will be entitled to acquire Ordinary Shares at an effective price per share that is lower than the then exercise price of the Warrants, subject to customary exceptions (the “Second Reduction Period”). This reduced price and “full-ratchet” anti-dilution protection will apply to all outstanding Warrants during the Second Reduction Period. The Second Reduction Period will terminate on the later to occur of (i) the date following which the closing price of the Ordinary Shares has been equal to or greater than $3.00 per share for at least twenty (20) trading days during the preceding thirty (30) trading day period or (ii) the 61st day following the Expiration Date. Upon any termination of the Second Reduction Period, the exercise price of the outstanding Warrants will be reset to $11.50 per share and such exercise price will no longer be subject to the “full-ratchet” anti-dilution protection. The one-time full-ratchet anti-dilution protection will also terminate upon the closing of bona fide equity financing (meaning raising gross proceeds of at least $10 million) by the Company at a per share price above $2.50 during the Second Reduction Period. If the Participation Requirement is not met, the Offer to Exercise will not be completed and the exercise price of the outstanding Warrants will remain at $11.50 and will not be subject to the “full-ratchet” anti-dilution protection (unless the Participation Requirement condition is waived by the Company).

The Company is exercising its discretion in accordance with the warrant agreement dated March 30, 2020 that governs the Warrants (the “Warrant Agreement”) to temporarily reduce the exercise price of the Warrants to $1.40 per share for the period that begins on December 7, 2020, which is the date the materials relating to this Offer to Exercise are first being sent to the holders of the Warrants, and ends at 11:59 p.m. (Eastern Time) on January 5, 2021, as the same may be extended by the Company in its sole discretion (the “Expiration Date”). Other than as set forth above, the terms of the Warrants will remain unmodified and in full force and effect.

The Offer to Exercise is conditioned on the Company having in place an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering the exercise of 6,325,000 outstanding IPO Warrants that are at the reduced exercise price of $1.40 per share, and the shares issuable upon such exercise having been registered or qualified or deemed to be exempt from registration under the securities laws of the states of residence of the holders of the Warrants (the “Registration Statement Condition”). The Company has an effective registration statement on Form F-1 (File No. 333-240081) (the “F-1 Registration Statement”) and a registration statement on Form F-4 (File No. 333-235859) which was post-effectively amended on the F-1 Registration Statement to become a combined prospectus (collectively, the “Registration Statement”) for the issuance of shares upon exercise of such warrants, and has filed with the Securities and Exchange Commission (“SEC”) a prospectus supplement (a “Supplement”) to the Registration Statement that covers the exercise of such warrants at the reduced exercise price of $1.40 per share. Accordingly, the Registration Statement, as supplemented by the Supplement, reflects the terms of the Warrants as modified by this Offer to Exercise.

The Company will not complete the Offer to Exercise unless, at such time, the Registration Statement remains effective. If the Registration Statement ceases to be effective, the Company may, in its discretion, extend, terminate or withdraw the Offer to Exercise. The Company will inform you of any extension of the offer period in the manner described in “Description of the Offer to Exercise —Section 7: Extension of Offer to Exercise Period; Termination; Amendments.” If the Company terminates or withdraws the Offer to Exercise, or allows the Offer to Exercise to expire because the Registration Statement ceases to be effective, the Company will return any tendered Warrants promptly following such expiration, termination or withdrawal. The Company will rely on the exemption from registration provided by Section 4(a)(2) of the Securities Act for the exercise of the remaining 6,380,000 outstanding Placement Warrants and Post-Merger Warrants, which were issued in private placements.

The purpose of the Offer to Exercise is to encourage the exercise of the Warrants by temporarily reducing the exercise price, which will provide funds to the Company for potential acquisitions and working capital and for general corporate purposes. If all of the outstanding Warrants are exercised for cash, the Company would receive gross proceeds of $17,787,000 from such exercises. The Company currently expects, based on prevailing prices for its Ordinary Shares in the market, all Placement Warrants, except as otherwise disclosed herein, to be exercised on a cashless basis. In the event that all IPO Warrants and Post-Merger Warrants are exercised in this Offer to Exercise the Company would receive gross proceeds of $9,695,000 from such exercises. Please see “Description of the Offer to Exercise — Section 2: Purposes of the Offer to Exercise and Use of Proceeds; Plans or Proposals” below for a description of the purposes of the Offer to Exercise.

You may elect to participate in the Offer to Exercise with respect to some, all or none of your Warrants. If you choose not to participate in the Offer to Exercise, your Warrants will remain in effect, with an exercise price of $11.50 per share, unless the Participation Requirement is met, in which case the exercise price will be reset to $2.50 per share during the Second Reduction Period.

The Offer to Exercise is not being made to, nor will tenders be accepted from or on behalf of, holders of Warrants residing in any jurisdiction in which the making of the Offer to Exercise or acceptance thereof would not be in compliance with the laws of that jurisdiction.

The period during which the Warrants may be exercised at a reduced price of $1.40 per Ordinary Share, pursuant to this Offer to Exercise, will commence on December 7, 2020 (the date the materials relating to the Offer to Exercise are first sent to the holders) and run through the Expiration Date. If you properly tender (and do not validly withdraw) your Warrants and the other Acceptance and Exercise Deliveries described below, on or prior to the Expiration Date, and if the Participation Requirement is met, we intend to accept your payment of the exercise price and your other Acceptance and Exercise Deliveries promptly following the Expiration Date. If Placement Warrants are exercised on a cashless basis, the “date of exercise” for purpose of the calculation of “Fair Market Value” as described in Section 3.3.1 of the Warrant Agreement shall be the date the Acceptance and Exercise Deliveries are received by the Depositary Agent. NOTE THAT DELIVERY OF THE ACCEPTANCE AND EXERCISE DELIVERIES BY A HOLDER OF WARRANTS SHALL BE DEEMED A CONDITIONAL EXERCISE OF SUCH WARRANTS ON AND AS OF SUCH DELIVERY DATE — SUBJECT TO THE CONDITIONS SET Out in the Offer to Exercise and such holder’s withdrawal rights. Further NOTE THAT TENDERED WARRANTS WILL NOT BE DEEMED EXERCISED UNTIL THE EXPIRATION DATE AND THEIR ACCEPTANCE BY THE COMPANY.

Subject to satisfaction of the Registration Statement Condition and the Participation Requirement, the Company will issue Ordinary Shares at the temporarily reduced exercise price of $1.40 per share for all Warrants that are validly tendered in accordance with the terms and conditions of the Offer to Exercise and the attached Election to Participate and Exercise Warrants and that are not validly withdrawn.

THE COMPANY MAY CONDUCT FUTURE OFFERS ON DIFFERENT TERMS DESIGNED TO INDUCE THE EARLY EXERCISE OF THE WARRANTS FOLLOWING THE EXPIRATION DATE.

IMPORTANT PROCEDURES

This Offer to Exercise together with the Election to Participate and Exercise Warrants and Notice of Withdrawal constitute the “Offering Materials.” These Offering Materials provide information regarding the Offer to Exercise and instructions as to how you can exercise a Warrant at the temporarily reduced exercise price of $1.40 per Ordinary Share. You should read all of the materials carefully before you decide whether to participate in the Offer to Exercise and exercise a Warrant during the offer period.

Valid Tender of Warrants

In order to participate in the Offer to Exercise and exercise a Warrant to receive the number of Ordinary Shares of Company issuable therefor at the temporarily reduced exercise price of $1.40 per share, you must deliver, or instruct your broker or other nominee to deliver on your behalf, before the Expiration Date, to Continental Stock Transfer & Trust Company (the “Depositary Agent”), all of the applicable “Acceptance and Exercise Deliveries” as follows:

(i)     if you hold your Warrants electronically in “street name” through a broker or other nominee:

a.      an Agent’s Message (as described below) with respect to a book-entry transfer of your Warrants;

b.      a book-entry confirmation (as described below) of the transfer of your the Warrants into the Depositary Agent’s account (or, if applicable, follow the procedures for guaranteed delivery described in this Offer to Exercise); and

c.      a payment in the amount equal to $1.40 per share multiplied by the number of Ordinary Shares you elect to purchase pursuant to the Warrants, which payment will be made through the nominee who holds your Warrants; or

(ii)    if you are the holder of record of your Warrants:

a.      a signed copy of the Election to Participate and Exercise Warrants; and

b.      a payment in the amount equal to $1.40 per share multiplied by the number of Ordinary Shares you elect to purchase pursuant to the Warrants, in the form of a check payable to Continental Stock Transfer & Trust Company as agent for Meten EdtechX, or by wire transfer to the Company’s account at the Depositary Agent, as set forth in the Election to Participate and Exercise Warrants; and

(iii)   any other documents required by the Election to Participate and Exercise Warrants.

The Depositary Agent must receive all of the Acceptance and Exercise Deliveries on or before the Expiration Date (or as permitted by the procedures for guaranteed delivery). In light of the current COVID-19 situation, the Company strongly recommends that all Acceptance and Exercise Deliveries be made to Continental Stock Transfer & Trust Company by fax or by registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

If Placement Warrants are exercised on a cashless basis, the “date of exercise” for purpose of the calculation of “Fair Market Value” as described in Section 3.3.1 of the Warrant Agreement shall be the date the Acceptance and Exercise Deliveries are received by the Depositary Agent.

Note that delivery of the Acceptance and Exercise Deliveries by a holder of Warrants shall be deemed a conditional exercise of such Warrants on and as of such delivery date — subject to the conditions set out in the Offer to Exercise and such holder’s withdrawal rights.

Method of Delivery

For purposes of the Offer to Exercise, the Depositary Agent will establish an account with respect to the Warrants at the Depository Trust Company (“DTC”). Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer those Warrants into the Depositary Agent’s account in accordance with DTC’s procedures for transfer. Although delivery of Warrants may be effected through a book-entry transfer into the Depositary Agent’s account at DTC, an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary Agent at its address set forth below before the Expiration Date.

The confirmation of a book-entry transfer of Warrants into the Depositary Agent’s account at DTC is referred to herein as “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary Agent unless the Depositary Agent receives book-entry confirmation together with an Agent’s Message and any other required documents with respect to the shares transferred by book-entry.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary Agent and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering Warrants that such DTC participant has received and agrees to be bound by the terms of the Offer to Exercise and that we may enforce the terms and conditions of the offer against the DTC participant.

Acceptance and Withdrawal of Offer

If you properly tender (and do not validly withdraw) your Warrants and the other Acceptance and Exercise Deliveries on or prior to the Expiration Date, promptly following the Expiration Date, we intend to accept your payment of the exercise price and your other Acceptance and Exercise Deliveries and direct Continental Stock Transfer & Trust Company, as the Depositary Agent and our warrant and transfer agent, to issue and deliver to you the number of Company Ordinary Shares issuable under your Warrant at the temporarily reduced exercise price of $1.40 per share. See “Description of the Offer to Exercise — Section 8: Procedure for Participating in Offer to Exercise and Exercising Warrants” below.

If you change your mind and do not want to participate in the Offer to Exercise, you may withdraw your participation in the Offer to Exercise or direct your broker or other nominee to withdraw your participation in the Offer to Exercise on your behalf. In order to rescind previously tendered Warrants, prior to the Expiration Date, your broker or other nominee may rescind the instruction previously transmitted through the book-entry transfer system, or you or your broker or other nominee may submit a Notice of Withdrawal to the Depositary Agent by physical delivery to Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, NY 10004, Attn: Reorganization Department, or by facsimile at (212) 616-7610. Such withdrawal by you or your broker or other nominee must be properly completed and received by the Depositary Agent on or prior to the Expiration Date, provided that you or your broker or other nominee may also make such withdrawal after February 3, 2021, which is the 40th business day from commencement of the Offer to Exercise, if your Warrants and other Acceptance and Exercise Deliveries have not been accepted by us prior to that date. If you or your broker or other nominee properly and timely withdraws your participation, we will promptly: (i) return your Warrants, by delivery of your physical certificate or through book-entry transfer to the account of your broker or other nominee, and (ii) return the cash paid by you or on your behalf to exercise your Warrant by check or by transfer to the account of your broker or other nominee, without interest thereon or deduction therefrom.

Additional Information

If you have any question or need assistance, you should contact Continental Stock Transfer & Trust Company, who is acting as Depositary Agent for the Offer to Exercise. The Depositary Agent may be reached at:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Reorganization Department
Telephone: (917) 262-2378
Facsimile: (212) 616-7610

You may contact the Company’s information solicitation agent at:

Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Individuals call toll-free: (800) 662-5200
Banks and Brokerage Firms, please call (203) 658-9400
METX.info@investor.morrowsodali.com

You may request additional copies of this document and any of the Offering Materials from the Company. The Company may be reached at:

c/o Meten International Education Group
3rd Floor, Tower A, Tagen Knowledge & Innovation Center
2nd Shenyun West Road, Nanshan District
Shenzhen, Guangdong Province 518045
The People’s Republic of China
+86 755 8294 5250

OUR BOARD OF DIRECTORS MAKES NO RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER TO EXERCISE. YOU MUST MAKE YOUR OWN DECISION WITH RESPECT TO THE OFFER TO EXERCISE. FOR QUESTIONS REGARDING TAX IMPLICATIONS OR OTHER INVESTMENT-RELATED QUESTIONS, YOU SHOULD TALK TO YOUR OWN ATTORNEY, ACCOUNTANT AND/OR FINANCIAL PLANNER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER TO EXERCISE. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT.

THIS OFFER TO EXERCISE HAS BEEN PREPARED SOLELY FOR THE BENEFIT OF HOLDERS OF WARRANTS. DISTRIBUTION OF THIS OFFER TO EXERCISE TO ANY PERSON OTHER THAN SUCH HOLDERS AND THOSE PERSONS RETAINED TO ADVISE SUCH HOLDERS IS UNAUTHORIZED AND ANY REPRODUCTION OF THIS OFFER TO EXERCISE OR RELATED DOCUMENTS, IN WHOLE OR IN PART, IS PROHIBITED.

THE COMPANY HAS FILED WITH THE SEC THE REGISTRATION STATEMENT THAT, AS SUPPLEMENTED BY THE SUPPLEMENT, REGISTERS THE OFFER AND SALE OF 6,325,000 OF THE SHARES OF COMPANY ORDINARY SHARES ISSUABLE UPON EXERCISE OF IPO WARRANTS AT THE TEMPORARILY REDUCED OFFERING PRICE AVAILABLE UNDER THE OFFER TO EXERCISE. THE FOREGOING SECURITIES MAY NOT BE SOLD, NOR MAY OFFERS TO BUY OR EXERCISE BE ACCEPTED, EXCEPT PURSUANT TO THE EFFECTIVE REGISTRATION STATEMENT SUCH SECURITIES MAY ONLY BE OFFERED BY MEANS OF THE PROSPECTUS INCLUDED IN THE REGISTRATION STATEMENT, AS SUPPLEMENTED BY THE SUPPLEMENT, COPIES OF WHICH MAY BE OBTAINED FREE OF CHARGE AT WWW.SEC.GOV OR BY CONTACTING THE COMPANY’S WONG HEUNG MING, HENRY AT HENRY_HXM@METEN.COM. THE PROSPECTUS, AS SUPPLEMENTED BY THE SUPPLEMENT, CONTAINS IMPORTANT INFORMATION ABOUT THE WARRANTS, AS MODIFIED IN THE MANNER DESCRIBED IN THIS OFFER TO EXERCISE, AND THE SECURITIES UNDERLYING SUCH WARRANTS.

THE DATE OF THIS OFFER TO EXERCISE IS DECEMBER 7, 2020.

i

SUMMARY OF TERMS

Company:

Meten EdtechX Education Group Ltd., a Cayman Islands exempted company, with principal executive offices at 3rd Floor, Tower A, Tagen Knowledge & Innovation Center, 2nd Shenyun West Road, Nanshan District, Shenzhen, Guangdong Province 518045, The People’s Republic of China. The Company’s telephone number is +86 755 8294 5250.

Eligible Warrants:

Outstanding Warrants to purchase 12,705,000 shares of the Company’s Ordinary Shares issued in the Business Combination, consisting of 6,325,000 IPO Warrants, 5,780,000 Placement Warrants and 600,000 Post-Merger Warrants. In addition, any subsequently issued Warrants also are subject to the Offer to Exercise.

See “Description of the Offer to Exercise — Section 3: Eligible Warrants” below.

Expiration Date:	11:59 p.m. (Eastern Time) on the evening of January 5, 2021, as may be extended by the Company in its sole discretion.
Modified Exercise Price of Warrants:

The Company is exercising its discretion in accordance with the Warrant Agreement to temporarily reduce the exercise price of the Warrants to $1.40 per share for the period that begins on December 7, 2020 and ends on the Expiration Date. Except as set forth above all other terms of the Warrants will remain the same.

See “Description of the Offer to Exercise — Section 5: Terms of Warrants” below.

Partial Participation Permitted:

You may elect to participate in the Offer to Exercise with respect to some, all or none of your Warrants. If you elect to participate in the Offer to Exercise with respect to less than all of your Warrants, then that number of warrants that you elect to exclude from the Offer to Exercise will have an exercise price of $11.50 per share, unless the Participation Requirement is met. If the Participation Requirement is met, (i) the Offer to Exercise will be completed by the Company and (ii) the exercise price of all outstanding Warrants following the Expiration Date will temporarily be reduced to $2.50 per share, and be subject to a “full-ratchet” anti-dilution protection with respect to subsequent equity sales in which any person will be entitled to acquire Ordinary Shares at an effective price per share that is lower than the then exercise price of the Warrants, subject to customary exceptions. This reduced price and “full-ratchet” anti-dilution protection will apply to all outstanding Warrants during the Second Reduction Period. The Second Reduction Period will terminate on the later to occur of (i) the date following which the closing price of the Ordinary Shares has been equal to or greater than $3.00 per share for at least twenty (20) trading days during the preceding thirty (30) trading day period or (ii) the 61st day following the Expiration Date. Upon any termination of the Second Reduction Period, the exercise price of the outstanding Warrants will be reset to $11.50 per share and such exercise price will no longer be subject to the “full-ratchet” anti-dilution protection. The one-time full-ratchet anti-dilution protection will also terminate upon the closing of bona fide equity financing (meaning raising gross proceeds of at least $10 million) by the Company at a per share price above $2.50 during the Second Reduction Period. If the Participation Requirement is not met, the Offer to Exercise will not be completed and the exercise price of the outstanding Warrants will remain at $11.50 and will not be subject to the “full-ratchet” anti-dilution protection (unless the Participation Requirement condition is waived by the Company).

Transfers:

The Warrants are listed for trading on the Capital Market of The Nasdaq Stock Market LLC (“Nasdaq”). For holders of record of the Warrants, the Warrant Agreement provides that a holder may transfer the Warrants to a third party upon surrender of such warrant to the warrant agent together with appropriate signatures and instructions for transfer. Any holder of record of a Warrant who desires to effect a transfer should present the Warrant to the warrant agent in the manner set forth in the respective Warrant Agreement. If you hold your Warrants electronically in “street name” through a broker or other nominee, please contact your nominee about the procedures for transferring your warrants.

Conditions:	The Offer to Exercise is subject to certain conditions as described herein:

(i)      The Offer to Exercise is conditioned on the Company having in place an effective registration statement under the Securities Act, for the purpose of registering the exercise of 6,325,000 outstanding IPO Warrants at the reduced exercise price of $1.40 per share, and the shares issuable upon such exercise having been registered or qualified or deemed to be exempt from registration under the securities laws of the state of residence of the holder of the warrant. In this Offer to Exercise, we refer to this condition as the “Registration Statement Condition.” The Company has an effective Registration Statement for the issuance of shares upon exercise of such warrants, and has filed with the SEC a Supplement to the Registration Statement that cover the exercise of such warrants at the reduced exercise price of $1.40 per share. Accordingly, the Registration Statement, as supplemented by the Supplement, reflects the terms of the Warrants as modified by this Offer to Exercise.

The Company will not complete the Offer to Exercise unless, at such time, the Registration Statement remains effective. If the Registration Statement ceases to be effective, the Company may, in its discretion, extend, terminate or withdraw the Offer to Exercise. The Company will inform you of any extension of the offer period in the manner described in “Description of the Offer to Exercise — Section 7: Extension of Offer to Exercise Period; Termination; Amendments.” If the Company terminates or withdraws the Offer to Exercise, or allows the Offer to Exercise to expire because the Registration Statement ceases to be effective, the Company will return any tendered Warrants promptly following such expiration, termination or withdrawal. The Company will rely on the exemption from registration provided by Section 4(a)(2) of the Securities Act for the exercise of the remaining 6,380,000 outstanding Placement Warrants and Post-Merger Warrants, which were issued in private placements.

(ii)    That the Participation Requirement is met by the Warrant holders having validly tendered and not validly withdrawn on or prior to the Expiration Date that number of Warrants which represent at least sixty-five percent (65%) of the Warrants outstanding as of the Expiration Date.

(iii)   In addition, we are not making this Offer to Exercise to, nor will we accept any Election to Participate and Exercise Warrants from or on behalf of, Warrant holders in any jurisdiction where the Company is prohibited from making the Offer to Exercise by administrative or judicial action pursuant to a state statute after a good faith effort by the Company to comply with such statute.

(iv)   In order to participate in the Offer to Exercise, you must elect to exercise your Warrant, which will be deemed to be exercised immediately following the Expiration Date should you choose to participate in the Offer to Exercise and follow the procedures set forth in “Description of the Offer to Exercise — Section 8: Procedure for Participating in Offer to Exercise and Exercising Warrants” below.

(v)    Holders of the Placement Warrants and Post-Merger Warrants must complete the Accredited Investor Questionnaire attached to the Election to Participate and Exercise Warrants.

         Subject to the conditions of the Offer to Exercise, we will accept any and all of the Warrants validly tendered and not validly withdrawn.

         See “Description of the Offer to Exercise — Section 6: Conditions to the Offer to Exercise” below.

Future Amendments to the Offer to Exercise:

If we materially change the terms of the Offer to Exercise, including if we waive the Participation Requirement, we will extend the Expiration Date to the extent required under the rules of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

How to Participate in the Offer to Exercise:

In order to participate in the Offer to Exercise and exercise a Warrant to receive the number of Company Ordinary Shares issuable therefor at the temporarily reduced exercise price of $1.40 per share, you must deliver, or instruct your broker or other nominee to deliver on your behalf, before the Expiration Date, to the Depositary Agent, Continental Stock Transfer & Trust Company, all of the applicable Acceptance and Exercise Deliveries as follows:

(i)     if you hold your Warrants electronically in “street name” through a broker or other nominee:

a.      an Agent’s Message with respect to a book-entry transfer of your Warrants;

b.      a book-entry confirmation of the transfer of your the Warrants into the Depositary Agent’s account (or, if applicable, follow the procedures for guaranteed delivery described in this Offer to Exercise); and

c.      a payment in the amount equal to $1.40 per share multiplied by the number of Ordinary Shares you elect to purchase pursuant to the Warrants, which payment will be made through the nominee who holds your Warrants; or

(ii)    if you are the holder of record of your Warrants:

a.      a signed copy of the Election to Participate and Exercise Warrants; and

b.      a payment in the amount equal to $1.40 per share multiplied by the number of Ordinary Shares you elect to purchase pursuant to the Warrants, in the form of a check payable to Continental Stock Transfer & Trust Company as agent for Meten EdtechX, or by wire transfer to the Company’s account at the Depositary Agent, as set forth in the Election to Participate and Exercise Warrants; and

(iii)     any other documents required by the Election to Participate and Exercise Warrants.

If Placement Warrants are exercised on a cashless basis, the “date of exercise” for purpose of the calculation of “Fair Market Value” as described in Section 3.3.1 of the Warrant Agreement shall be the date the Acceptance and Exercise Deliveries are received by the Depositary Agent.

Note that delivery of the Acceptance and Exercise Deliveries by a holder of Warrants shall be deemed a conditional exercise of such Warrants on and as of such delivery date — subject to the conditions set out in the Offer to Exercise and such holder’s withdrawal rights.

Each of the Acceptance and Exercise Deliveries must be properly delivered by you or your broker or nominee, before the Expiration Date (or as permitted by the procedures for guaranteed delivery), to the Depositary Agent by physical delivery to Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, NY 10004, Attn: Reorganization Department, or by facsimile at (212) 616-7610. If you hold your Warrants electronically in “street name,” you must direct your broker or other nominee to deliver your Warrants to the Depositary Agent via book-entry transfer.

See “Description of the Offer to Exercise — Section 8: Procedure for Participating in Offer to Exercise and Exercising Warrants” below.

Manner of Acceptance of Payment:

If you properly tender (and do not validly withdraw) your Warrants and the other Acceptance and Exercise Deliveries on or prior to the Expiration Date, promptly following the Expiration Date, we intend to accept your payment of the exercise price and your other Acceptance and Exercise Deliveries and direct Continental Stock Transfer & Trust Company, as the Depositary Agent and our transfer agent, to issue and deliver to you the number of Company Ordinary Shares issuable under your Warrant promptly following the Expiration Date at the temporarily reduced exercise price of $1.40 per share.

If Placement Warrants are exercised on a cashless basis, the “date of exercise” for purpose of the calculation of “Fair Market Value” as described in Section 3.3.1 of the Warrant Agreement shall be the date the Acceptance and Exercise Deliveries are received by the Depositary Agent.

Note that delivery of the Acceptance and Exercise Deliveries by a holder of Warrants shall be deemed a conditional exercise of such Warrants on and as of such delivery date — subject to the conditions set out in the Offer to Exercise and such holder’s withdrawal rights.

See “Description of the Offer to Exercise — Section 9: Manner of Acceptance and Payment and Issuance of Shares” below.

Withdrawal Rights:

If you change your mind and do not want to participate in the Offer to Exercise, you or your nominee (as applicable) may withdraw your tender of Warrants at any time prior to the Expiration Date by notifying the Depositary Agent. See “Description of the Offer to Exercise — Section 10: Withdrawal Rights” below.

Following the Expiration Date, you cannot withdraw your Election to Participate and Exercise Warrants, unless we have not accepted your tendered Warrants and other Acceptance and Exercise Deliveries by February 3, 2021, which is the 40th business day from the commencement of the Offer to Exercise, in which case you may change your mind and withdraw your tender after February 3, 2021.

If you properly and timely withdraw your exercise, we will promptly: (i) return your Warrants, through return of your physical certificate or book-entry transfer to the account of your broker or other nominee, and (ii) return the cash paid on your behalf to exercise your Warrant to the account of your broker or other nominee, without interest thereon or deduction therefrom.

Purpose of the Offer to Exercise and Use of Proceeds:

The purpose of the Offer to Exercise is to encourage the exercise of the Warrants by temporarily reducing the exercise price. If all of the outstanding Warrants are exercised for cash, the Company would receive gross proceeds of $17,787,000 from such exercises. The Company will not receive any proceeds for Placement Warrants exercised on a cashless basis. The Company currently expects, based on prevailing prices for its Ordinary Shares in the market, all Placement Warrants, except as otherwise disclosed herein, to be exercised on a cashless basis. In the event that all IPO Warrants and Post-Merger Warrants are exercised in this Offer to Exercise the Company would receive gross proceeds of $9,695,000 from such exercises. The Company intends to use the proceeds from exercise of the Warrants for potential acquisitions and working capital and for general corporate purposes.

Plans or Proposals:

Warrants that are exercised by the holders thereof pursuant to the Offer to Exercise will cease to exist. Any Warrants that are not exercised by the Expiration Date will remain outstanding and will allow for exercise by their holders at the original exercise price of $11.50 per share until the original expiration date of the applicable Warrants, unless the Participation Requirement is met. If the Participation Requirement is met, (i) the Offer to Exercise will be completed by the Company and (ii) the exercise price of all outstanding Warrants following the Expiration Date will temporarily be reduced to $2.50 per share, and be subject to a “full-ratchet” anti-dilution protection with respect to subsequent equity sales in which any person will be entitled to acquire Ordinary Shares at an effective price per share that is lower than the then exercise price of the Warrants, subject to customary exceptions. This reduced price and “full-ratchet” anti-dilution protection will apply to all outstanding Warrants during the Second Reduction Period. The Second Reduction Period will terminate on the later to occur of (i) the date following which the closing price of the Ordinary Shares has been equal to or greater than $3.00 per share for at least twenty (20) trading days during the preceding thirty (30) trading day period or (ii) the 61st day following the Expiration Date. Upon any termination of the Second Reduction Period, the exercise price of the outstanding Warrants will be reset to $11.50 per share and such exercise price will no longer be subject to the “full-ratchet” anti-dilution protection. The one-time full-ratchet anti-dilution protection will also terminate upon the closing of bona fide equity financing (meaning raising gross proceeds of at least $10 million) by the Company at a per share price above $2.50 during the Second Reduction Period. If the Participation

Requirement is not met, the Offer to Exercise will not be completed and the exercise price of the outstanding Warrants will remain at $11.50 and will not be subject to the “full-ratchet” anti-dilution protection (unless the Participation Requirement condition is waived by the Company).

No plans or proposals described in this Offer to Exercise or in any materials sent to the holders of the Warrants in connection with this Offer to Exercise relate to or would result in the conditions or transactions described in Regulation M-A, Item 1006(c)(1) through (10), except as follows:

As of November 30, 2020, the Company had 53,555,342 Ordinary Shares outstanding. The Warrants outstanding as of November 30, 2020 are exercisable for an aggregate of 12,705,000 Ordinary Shares. Assuming all such Warrants are exercised for cash, the Company’s outstanding Ordinary Shares would increase to 66,260,342 shares, with the shares issued upon exercise of the Warrants representing approximately 19.17% of the then outstanding Ordinary Shares. In such event, the Company would receive gross proceeds of $17,787,000 from the exercises. The Company currently expects, based on prevailing prices for its Ordinary Shares in the market, all Placement Warrants, except as otherwise disclosed herein, to be exercised on a cashless basis. The Company is unable to predict the exact number of Ordinary Shares that will be outstanding following the cashless conversion of the Placement Warrants. In the event that all IPO Warrants and Post-Merger Warrants are exercised in this Offer to Exercise the Company would receive gross proceeds of $9,695,000 from such exercises. See “Description of the Offer to Exercise — Section 3: Eligible Warrants.”

Registration of the Exercise of the Warrants:

The Company has an effective Registration Statement that, as supplemented by the Supplement, cover the exercise of 6,325,000 of the outstanding Warrants at the reduced exercise price of $1.40 per share. Accordingly, the Registration Statement, as supplemented by the Supplement, reflects the terms of the Warrants as modified by this Offer to Exercise. The Ordinary Shares underlying the Warrants may not be sold, nor may offers to buy or exercise be accepted, except pursuant to the effective Registration Statement. Such securities may only be offered by means of the prospectus included in the Registration Statement, as supplemented by the Supplement, copies of which may be obtained (when available) free of charge at www.sec.gov or by contacting the Company’s Wong Heung Ming, Henry at henry_hxm@meten.com. The prospectus, as supplemented by the Supplement, contains important information about the Warrants, as modified in the manner described in this Offer to Exercise, and the securities underlying such Warrants. The continuing effectiveness of the Registration Statement, as supplemented by the Supplement, is a condition to the Offer to Exercise.

The Company will rely on the exemption from registration provided by Section 4(a)(2) of the Securities Act for the exercise of the remaining 6,380,000 outstanding Placement Warrants and Post-Merger Warrants, which were issued in private placements.

Taxes:

We recommend that you consult with your own tax advisor with regard to the possibility of any federal, state, local or other tax consequences of the Offer to Exercise. See “Description of the Offer to Exercise — Section 19: Material U.S. federal income tax Consequences” below for a discussion of the material U.S. federal income tax consequences of participating in the Offer to Exercise.

Fees and Expenses:

The Company has retained Continental Stock Transfer & Trust Company to act as Depositary Agent. The Company has also retained Morrow Sodali LLC (“Morrow”) as an information agent. The Company expects that Morrow will use reasonable commercial efforts to contact holders of the Warrants by mail, telephone, facsimile, or other electronic means and solicit their participation in the Offer to Exercise. Morrow will receive a fee of $7,500. In addition, the Company expects to reimburse Morrow for its reasonable out-of-pocket expenses and attorney’s fees, up to a set maximum amount. The Company has agreed to indemnify Morrow against certain liabilities in connection with the Offer to Exercise, including certain liabilities under the federal securities laws. The Company has also retained Chardan Capital Markets, LLC (“Chardan”) as a placement agent. The Company expects that Chardan will use reasonable commercial efforts to contact holders of the Warrants by mail, telephone, facsimile, or other electronic means and solicit their participation in the Offer to Exercise. Chardan will receive a fee equal to a percentage of the cash exercise prices paid by holders of the Warrants who participate in the Offer to Exercise. If the Offer to Exercise is not completed, in place of the fee described previously, the Company has agreed to reimburse Chardan for its reasonable out-of-pocket expenses and attorney’s fees, up to a set maximum amount. The Company has agreed to indemnify Chardan against certain liabilities in connection with the Offer to Exercise, including certain liabilities under the federal securities laws.

The Company may also use the services of its officers and employees to solicit holders of the Warrants to participate in the Offer to Exercise without additional compensation.

Interests of Directors and Executive Officers:

Two of our directors indirectly hold an aggregate of 3,861,250 Warrants through entities controlled by them and may participate in the Offer to Exercise on the same terms and conditions as the other holders of the Warrants. IBIS Capital Sponsor II LLC and IBIS Capital Sponsor LLC the entities controlled by two of our directors have agreed to exercise no more than an aggregate of 2,509,812 Placement Warrants (representing approximately sixty-five percent (65%) of the total number of Placement Warrants they hold) on a cashless basis pursuant to this Offer to Exercise. Additionally, they have agreed to not exercise the remaining 1,351,438 Placement Warrants or thirty-five percent (35%) of their Warrant holdings on a cashless basis pursuant to this Offer to Exercise or during the Second Reduction Period. Further IBIS Capital Sponsor II LLC and IBIS Capital Sponsor LLC have agreed to use commercially reasonable efforts to sell the remaining 1,351,438 Placement Warrants pursuant to the Registration Statement. Otherwise, no such person has entered into any agreement or otherwise indicated to the Company whether or not such person intends to participate in the Offer to Exercise. Please see “Description of the Offer to Exercise — Section 17: Interests of Directors and Officers in the Offer to Exercise” below.

Historical and Pro Forma Financial Information and Other Financial Information:

The Company has included its financial statements for the fiscal years ended December 31, 2019 and 2018, and for the interim period ended September 30, 2020 and 2019, in this Offer to Exercise as Annex A and Annex B to the Offering Materials. The Company has also included pro forma financial information reflecting the effect of the Offer to Exercise as Annex C to the Offering Materials. In addition, see “Description of the Offer to Exercise — Section 16: Historical and Pro Forma Financial Information and Other Financial Information Regarding the Company” below.

Additional Information:

The Company has filed with the SEC a Tender Offer Statement on Schedule TO of which this Offer to Exercise is a part. This Offer to Exercise does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that holders of the Warrants review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the SEC, including the prospectus in the Registration Statement, as supplemented by the Supplement, before making a decision on whether to participate in the Offer to Exercise.

The Board of Directors of the Company recognizes that the decision to participate in the Offer to Exercise is an individual one that should be based on a variety of factors. The holders of the Warrants should consult with their respective professional advisors if they have questions about their financial or tax situation. The information about this Offer to Exercise from the Company is limited to the Offering Materials.

The Company is subject to the information requirements of Section 13 of the Exchange Act, and in accordance therewith files and furnishes reports and other information with the SEC. All reports and other documents the Company has filed with the SEC, including the Schedule TO relating to the Offer to Exercise, or will file with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

Information Requests:

Please direct questions or requests for assistance regarding this Offer to Exercise, Election to Consent Participate and Exercise Warrant, and Notice of Withdrawal or other materials, in writing, to the Depositary Agent at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Reorganization Department
Telephone: (917) 262-2378
Facsimile: (212) 616-7610

You may contact the Company’s information solicitation agent at:

Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Individuals call toll-free: (800) 662-5200
Banks and Brokerage Firms, please call (203) 658-9400
METX.info@investor.morrowsodali.com

You may request additional copies of this document and any of the Offering Materials from the Company. The Company may be reached at:

c/o Meten International Education Group
3rd Floor, Tower A, Tagen Knowledge & Innovation Center
2nd Shenyun West Road, Nanshan District
Shenzhen, Guangdong Province 518045
The People’s Republic of China
+86 755 8294 5250

ABOUT THIS OFFER TO EXERCISE

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO EXERCISE. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO EXERCISE AND, IF PROVIDED, SUCH INFORMATION MUST NOT BE RELIED UPON.

ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER TO EXERCISE, NEITHER THE COMPANY, NOR ITS DIRECTORS, OFFICERS, ADVISORS OR AGENTS, INCLUDING ANY INFORMATION AGENT OR WARRANT SOLICITATION AGENT, MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ACCEPT THE OFFER TO EXERCISE. YOU SHOULD NOT CONSIDER THE BOARD OF DIRECTORS APPROVAL TO BE A RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER TO EXERCISE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ACCEPT THE OFFER TO EXERCISE.

RISK FACTORS

An investment in our securities is highly speculative and involves a high degree of risk. We face a variety of risks that may affect our operations or financial results and many of those risks are driven by factors that we cannot control or predict. Before you elect to participate in the Offer to Exercise, you should carefully consider the following risks, together with the financial and other information contained in this Offer to Exercise. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be materially adversely affected. In that case, the trading price of our Ordinary Shares would likely decline and you may lose all or a part of your investment. Only those investors who can bear the risk of loss of their entire investment should consider an investment in our securities.

RISKS RELATED TO THE OFFER TO EXERCISE

Our Board of Directors makes no recommendation with regard to whether you should accept the Offer to Exercise.

Although our Board of Directors has approved the Offer to Exercise, it makes no recommendation as to whether holders of Warrants should accept the Offer to Exercise. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of Warrants for purposes of negotiating the terms of the Offer to Exercise. We cannot assure you that the value of the shares issued upon exercise of the Warrants will in the future equal or exceed the exercise price per share of the Warrants. We do not take a position as to whether you ought to participate in the Offer to Exercise.

Because we do not have any formal commitments from any of our warrant holders to participate in this Offer to Exercise on a cash basis, the proceeds we receive from the exercise of warrants may be lower than currently anticipated.

We do not have any binding commitments from any of our warrant holders to participate in this Offer to Exercise on a cash basis and we cannot assure you that any of our warrant holders will participate in the Offer to Exercise with respect to all or any part of their Warrants. IBIS Capital Sponsor II LLC and IBIS Capital Sponsor LLC the entities controlled by two of our directors have agreed to exercise no more than an aggregate of 2,509,812 Placement Warrants (representing approximately sixty-five percent (65%) of the total number of Placement Warrants they hold) on a cashless basis pursuant to this Offer to Exercise. Additionally, they have agreed to not exercise the remaining 1,351,438 Placement Warrants or thirty-five percent (35%) of their Warrant holdings on a cashless basis pursuant to this Offer to Exercise or during the Second Reduction Period. Further IBIS Capital Sponsor II LLC and IBIS Capital Sponsor LLC have agreed to use commercially reasonable efforts to sell the remaining 1,351,438 Placement Warrants pursuant to the Registration Statement. Otherwise, no such person has entered into any agreement or otherwise indicated to the Company whether or not such person intends to participate in the Offer to Exercise. Additionally, the Company will not receive any proceeds for Placement Warrants exercised on a cashless basis. Therefore, there is no certainty that any Warrants will be exercised pursuant to this Offer to Exercise and, accordingly, the proceeds we receive from the exercise of the warrants, if any, may be lower than currently anticipated.

We have not obtained and do not intend to obtain a ruling from the Internal Revenue Service regarding the income tax consequences of participation in the Offer to Exercise.

We have not obtained and do not intend to obtain a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of exercising the Warrants. You should consult with your own tax advisor with regard to the possibility of any federal, state, local or other tax consequences of the Offer to Exercise. See “Description of the Offer to Exercise — Section 19: Material U.S. Federal Income Tax Consequences.”

If you choose to participate in the Offer to Exercise, you will be required to exercise your Warrants for Ordinary Shares, and will be subject to all the risks associated with being a stockholder of the Company and give up the time value attributable to your Warrant.

If you choose to participate in the Offer to Exercise, you will be required to exercise your Warrants prior to the Expiration Date. As a result, you will be subject to all the risks and uncertainties set forth in these risk factors as a holder of the Company’s Ordinary Shares. In addition, you will be giving up the time value attributable to your Warrants by exercising the Warrants prior to the original expiration date of your Warrant.

We will have substantial discretion over the use of proceeds we receive from the exercise of Warrants.

Our management will retain broad discretion over the use of proceeds from the Offer to Exercise. See “Description of the Offer to Exercise — Section 2: Purposes of the Offer to Exercise and Use of Proceeds; Plans or Proposals” for a description of our present intentions with respect to the allocation of the proceeds resulting from exercise of the Warrants. The amounts and timing of the expenditures may vary significantly depending on numerous factors. The occurrence of certain unforeseen events or changed business conditions, however, could result in the application of the proceeds resulting from the exercise of the Warrants in a manner other than as described in this Offer to Exercise. The Company will not receive any proceeds for Placement Warrants exercised on a cashless basis.

RISKS RELATED TO OUR BUSINESS AND OPERATIONS

Failure to attract and retain students to enroll in our courses would have a material adverse impact on our business and prospects.

The success of our business depends primarily on the number of student enrollments in the offline courses we offer at our learning centers, the number of paying users on our “Likeshuo” online platform, and the amount of our course fees. As a result, our ability to attract students to enroll in our courses is critical to the continued success and growth of our business. This, in turn, will depend on several factors, including, among others, our ability to develop new educational programs and enhance existing educational programs to respond to the changes in market trends, student demands and government policies, to maintain our consistent and high teaching quality, to market our programs to a broader prospective student base, to develop additional high-quality educational content, sites and availability of our learning centers and to respond effectively to competitive market pressures.

If our students perceive that our education quality deteriorated due to unsatisfying learning experiences, which may be subject to a number of subjective judgments that we have limited or no influence over, our overall market reputation may diminish, which in turn may affect our word-of-mouth referrals and ultimately our student enrollment. In addition, the expansion of our offering of courses and services may not succeed due to competition, our failure to effectively market our new courses and services, maintain the quality of our courses and services, or other factors. We may be unable to develop and offer additional educational content on commercially reasonable terms and in a timely manner, or at all, to keep pace with changes in market trends and student demands. Moreover, we cannot assure you that we will always be able to maintain or increase our course fee levels without compromising our student enrollment, which may materially and adversely affect our revenues and profitability. In addition, international relations and policies related to overseas study of Chinese students may become volatile or unfavorable to our existing and prospective students who plan to study abroad due to various factors that are beyond our control, which could materially and adversely affect our business, results of operations, financial condition and prospects.

If we are unable to continue to attract students to enroll in our courses, our revenue may decline, which would have a material adverse effect on our business, financial condition and results of operations.

Our business depends on the market recognition of our brands and if we are not able to maintain our reputation and enhance our brand recognition, our business and operating results would be harmed.

We believe that our success is heavily dependent on the market recognition of our brand names, including our “Meten” and “Likeshuo” brands, as well as the “ABC” brand associated with ABC Education Group, which we acquired in June 2018. Our ability to maintain our brand recognition and reputation depends on a number of factors, some of which are beyond our control. It may become difficult to maintain the quality and consistency of the services we offer while we continue to grow in size and expand our business and services, which in turn may lead to diminishing confidence in our brand names.

Our ability to maintain and enhance our brand recognition and reputation depends primarily on the following factors:

•        the perceived effectiveness and quality of our courses, services and teaching staff;

•        the quality and coverage of our course portfolio, value of courses, services and functions and the quality, variety and appeal of content available of the courses and services offered at our learning centers and on our “Likeshuo” platform;

•        the reliability of the courses offered at our learning centers and through our “Likeshuo” platform, as well as the commitment to high levels of service, reliability, security and data protection by the merchants, our franchised learning centers and other participants in our ecosystem; and

•        the effectiveness of our operational system governing the courses and services offered at our learning centers and on our “Likeshuo” platform.

We have developed our student base primarily through word-of-mouth referrals. We have also invested significantly in brand promotion initiatives by conducting certain marketing activities, including, but not limited to, advertisement through our cost per sale merchants, which are generally publishers and website owners that are paid by us on the basis of the number of sales that are directly generated by an advertisement, and major search engines, as well as on social media platforms. However, we cannot assure you that these or our other marketing efforts will be successful in promoting our brands to remain competitive. If we are unable to further enhance our brand recognition and increase awareness of our services, or if we incur excessive sales and marketing expenses or if we are required to incur excessive sales and marketing expenses in order to remain competitive, our business and results of operations would be materially and adversely affected. The sales and marketing expense may also increase as we further develop and expand our business. In addition, any negative publicity relating to the general English language training (“ELT”) market in China, our Company or services, regardless of its veracity, could damage our reputation and in turn cause material and adverse harm to our business and results of operations. Furthermore, certain enterprises in various industries in China have brand names that are similar to ours and may result in name confusion to our existing and prospective customers. Any negative publicity associated with these enterprises may have an adverse impact on our reputation and brand recognition, which is beyond our control, and could cause harm to our business, results of operations, financial condition and prospects.

We are subject to uncertainties brought by the Amended Private Education Promotion Law and other rules, regulations and opinions promulgated by the PRC government from time to time.

Our business is regulated by certain rules and regulations, including the Amended Private Education Promotion Law, which became effective on September 1, 2017. The Amended Private Education Promotion Law classifies private schools into non-profit schools and for-profit schools by whether they are established and operated for profit-making purposes. The sponsors of private schools may at their own discretion choose to establish non-profit or for-profit private schools, but the Amended Private Education Promotion Law does not allow sponsors to establish for-profit private schools that engage in compulsory education. According to the Amended Private Education Promotion Law, for-profit private training institutions, such as our learning centers, are classified as private schools and are required to obtain private school operating permits.

According to the Several Opinions of the State Council on Encouraging Social Resources to Invest in Education and Promote Sound Development of Private Education, after the Amended Private Education Promotion Law came into force, the provincial government authorities must issue their own implementation opinions and licensing measures in relation to the specific implementation methods and operative approaches of the amended law based on local conditions. However, whether and how educational authorities regulate private training institutions vary from region to region, especially after the Ministry of Education, or the MOE, issued the Draft Implementation Rules of the Private Education Promotion Law on April 20, 2018, and requested public comment. On August 10, 2018, the Ministry of Justice of the PRC published the committee draft of the Regulations on the Implementation of the Law on Promoting Private Education in the PRC (Revised Draft), or the Committee Draft Implementation Rules of the Private Education Promotion Law, and requested public comment. According to the Committee Draft Implementation Rules of the Private Education Promotion Law, which further classifies private training institutions, a private training institution for language, art, sports, science and technology teaching and a private training institution for cultural education or non-academic continuing education for adults can directly apply for the registration to the local administrative departments for industry and commerce. As advised by Commerce & Finance Law Offices, or our PRC counsel, if the abovementioned Committee Draft Implementation Rules of the Private Education Promotion Law is enacted as proposed and our learning centers are deemed to be private training institutions for language teaching by the relevant authorities under clause 15 of the Committee Draft Implementation Rules of the Private Education Promotion Law, our learning centers will not be required to obtain private school operating permits from the PRC education authorities. However, as the Committee Draft Implementation Rules of the Private Education Promotion Law is still in its draft form, there can be no assurance that it will be enacted as proposed or at all, and there are also uncertainties as to the interpretation and implementation of the regulations by the relevant authorities. We cannot assure you that we will be successful in complying with the newly promulgated regulations. If we cannot fully comply with such regulations, our business, results of operations and reputation could be materially and adversely affected.

On November 20, 2018, the General Office of MOE, the General Office of the State Administration for Market Regulation and the General Office of Ministry of Emergency Management jointly issued the Notice on Improving Several Working Mechanisms for Special Governance and Rectification of After-School Training Institutions, or Circular 10, which became effective on the same date. According to Circular 10, for institutions that carry out academic training activities without permits, non-academic training institutions that carry out academic training activities and other institutions that carry out illegal training activities, the education authorities, in collaboration with other relevant government departments, shall order them to cease their business, restrict their legal representatives to engage in training activities for primary and secondary school students and refer to the market supervision authority to revoke their business licenses. By the end of 2018, there should be no training institutions that are still carrying out training activities without permits or licenses. The local government authorities may propose a practical rectification plan to ensure that the rectification could be completed by the end of the year. As of the date of this Offer to Exercise, a majority of our self-operated learning centers did not have the relevant private school operating permits. As of September 30, 2020, except for four of our learning centers in Xi’an, Guangzhou, Shenzhen and Hefei, no other learning centers of our Group that did not have the relevant private school operating permits have been ordered by the government authorities to suspend their operations for rectification, cease business operations or revoke their business licenses. However, we cannot assure you that the PRC government authorities will not extend the rectification period. In addition, we cannot assure you that the training services we offer, including general adult ELT (which is designed for students aged 15 and above) and junior ELT (which is designed for students aged six to 18), will be deemed “non-academic” in nature by the relevant PRC education authorities. If such training services are deemed “academic,” the government authorities could order the learning centers which are deemed to be “non-academic” providing such training services to cease their business operations and revoke their business licenses. If any of the above occurs, our business, results of operations, business prospects and reputation could be materially and adversely affected.

Uncertainties exist with respect to the interpretation and enforcement of the new and existing laws and regulations that may be applicable to us. While we intend to comply with all new and existing laws and regulations, we cannot assure you that we will always be deemed to be in compliance with such laws and regulations, nor can we assure you that we will always be able to change our business practice successfully to adapt to the changing regulatory environment. Any such failure could materially and adversely affect our business, results of operations, financial condition and prospects.

Uncertainties exist in relation to the Opinions of the General Office of the State Council on Regulating the Development of After-school Training Institutions, which may materially and adversely affect our business, results of operations, financial condition and prospects.

On August 22, 2018, the General Office of the State Council issued the Opinions of the General Office of the State Council on Regulating the Development of After-school Training Institutions, or Circular 80, which came into effect on the same date. Pursuant to Circular 80, the after-school training institutions for the primary and secondary school students must obtain relevant school operating permits and business licenses (either corporate legal person certificates or private non-enterprise unit registration certificates) for carrying out the training business and shall meet certain standards in respect of tuition fees, sites, teachers and management. Circular 80 provides, among other things, that (i) the average available-for-use area per student must be no less than three square meters within the same training hours; (ii) private school shall purchase safety insurance for training participants; (iii) no in-service primary and secondary teachers may be concurrently employed in an after-school training institution, and any teachers employed by an after-school institution for primary and secondary school subjects shall hold relevant teaching qualifications; (iv) the content, classes and subject enrollment, progress and school hours information in connection with training of traditional disciplines shall be filed with the local education authorities and be made public; (v) no training courses shall be given after 8:30 p.m., and no homework from after-school institutions can be given; and (vi) no advance tuition fees of more than three months may be collected. The approval and registration of after-school training institutions shall be subject to local government authorities. Education departments at the county level are responsible for the issuance of private school operating permits upon examination and approval.

Circular 80 only sets out the general guidance on regulating after-school education institutions targeting primary and secondary school students. Without the approval by the relevant education department, no after-school training institution shall provide training for primary and secondary school students in the name of consulting and cultural transmission, among others. However, detailed rules of implementation of Circular 80 have yet to be introduced by the competent authorities, such as whether Circular 80 should apply to our learning centers providing junior ELT services, which mainly focus on promoting and developing language competence, rather than providing supplementary tutoring services relating to school cultural and educational curriculums, admission into schools of a higher grade or examinations. In 2018, we introduced offline junior ELT services to students aged six through 18 at our existing self-operated learning centers. Our offline junior ELT business may be subject to the requirements of Circular 80, which may potentially increase our compliance costs. For instance, Circular 80 provides that personal safety insurance shall be purchased for students to mitigate risks, but is silent as to the specific type, amount and coverage of such required personal safety insurance. In addition, Circular 80 does not provide any guidance on how online education institutions should comply with the requirements contained in Circular 80, and we cannot assure you whether any further interpretations, new regulations or policies will require online training institutions to conduct self-inspections and rectification procedures under Circular 80 for providing online junior ELT services.

Further, there are potential conflicts between Circular 80 and previously published government policies and there is no clear guidance on which regulation shall take precedence, which require further interpretation and clarification. For example, pursuant to Circular 80, opening branches or learning centers by any after-school education institution within the same county level city shall also be subject to approval, whereas the Committee Draft Implementation Rules of the Private Education Promotion Law provides that opening branches or learning centers within the same municipality directly under the central government or the same city with districts where such after-school education institution is located does not need to seek approval but shall file for record with both the authorities granting the operation permit to such after-school education institution and the relevant authorities where the branches or learning centers are located.

While we intend to comply with all applicable laws and regulations, due to existing uncertainties, we cannot assure you that we will be able to meet the relevant regulatory requirements in a timely manner, any more specific and stringent requirements in relation to our operations to be established by the relevant local government authorities in particular. Also, additional compliance costs may be incurred. As a result, our business, results of operations, financial condition and prospect may be adversely and materially affected.

Our development of new courses, services and technologies or innovation and upgrades made to existing courses, services and technologies may not adequately respond to the expectations of our students, changes in market demands and standards of school admission or standardized tests, may fail to achieve the expected satisfactory results, or may compete with our pre-existing courses, as a result of which, our competitive position, ability to generate revenue and growth prospects would be materially and adversely affected.

We constantly update and improve the content of our existing courses and develop new courses or services to meet changing market demands or requirements from related government authorities. Revisions to our existing courses and development of our new courses or services may not be well received by existing or prospective students and online users. We may have limited experience in developing the content of new courses or services and may need to adjust our systems and strategies to incorporate new courses or services into our existing offerings. If we cannot respond timely and cost-effectively to changes in market demands or requirements from related government authorities, our business would be adversely affected. Even if we are able to develop new courses or services that are well received, we may not be able to introduce them in an effective manner. If we do not respond adequately to changes in market demands, our ability to attract and retain students may be impaired and our financial results could suffer. For example, we introduced the new “Explore Curriculum” for our general adult ELT business beginning in 2018. We did not complete the implementation of such new curriculum across our national learning center network until May 2019. This adversely affected the number of course hours delivered and segment revenue recognized during the period of implementation as we focused on providing relevant training to our teaching staff and delivering such new course in a small-class setting during the transition period.

The offline and online English language training services we provide and the technologies we use are subject to continuous development, update and enhancement in terms of content and functionality, driven by the demand for innovative skills, evolving course content and changes in overseas admission and standardized tests. In particular, admission and standardized tests undergo continuous changes, in terms of the focus of the questions tested, test formats and the manner in which the tests are administered. In the past, certain admission and standardized tests overseas have undergone changes in test questions and formats. Authorities in overseas jurisdictions may also promote policies that encourage schools to make admission decisions based less on entrance exam scores and more on a combination of other factors. There is no assurance that overseas colleges, universities and other higher education institutions will not reduce or eliminate their reliance on considering the international standardized test results as important standards to make admission decisions. Furthermore, changes in test standards for professional qualifications, or changes in employers’ preferences to hire staff with select qualifications, may particularly affect sales of our international standardized test preparation courses designed for relevant qualifications.

We believe that the internet-based ELT market is characterized by the rapid changes and innovation of technologies, unpredictable product life cycles and online user preferences. We have gained limited experience in generating revenue from our online training services and our investment in research and development may not result in satisfactory outcomes. The flexibility of taking internet-based ELT courses may increase the amount of online training services. We must quickly modify our services to adapt to the change in needs and preferences of our students, technological advances and evolving internet practices. However, ongoing enhancement of our online course offerings and related technologies may entail significant expenses and technical risks. In addition, the technologies used on the internet and value-added telecommunication services and products in general, and in ELT services in particular, may evolve and change over time. We may fail to anticipate and adapt to such technological development, or address any of the risks related to such new courses and services using such technologies, which in turn could have a material and adverse effect on our business development, financial condition and results of operations. If our improvement to our online offerings and the related technologies is delayed, which causes systems interruptions or is not aligned with the prevalent market expectations or preferences, we may lose market share and our business would be adversely affected.

We face significant competition in major programs we offer and geographic markets in which we operate, and if we fail to compete effectively, we would lose our market share and our profitability would be adversely affected.

The ELT industry in China is rapidly evolving, highly fragmented and competitive, and we expect competition in this industry to continue to persist and intensify. We face competition in the major courses and/or training programs we offer and the geographic markets where we operate. For example, we face nationwide competition for our international standardized test preparation courses from other relevant services provided by some of our competitors. We face competition from several ELT service providers that focus on providing general adult English language training in specific regions in China. We also face competition from companies that focus on providing overseas college application services.

Our student enrollment may decrease due to intense competition. Some of our competitors may adopt similar curricula and marketing approaches, with different pricing and service packages that may be deemed more attractive than our offerings. In addition, some of our competitors may have more resources than we do and may be able to devote greater resources than we can to promote and develop their services. These competitors may be able to respond more promptly than we can to the changes in student preferences, new technologies or market demands. In addition, the increasing use of the internet and advances in internet- and computer-related technologies, such as web video conferencing and online testing simulators, are eliminating geographic and entry barriers to providing private education services. As a result, many of our international competitors that offer online test preparation and language training courses may be able to penetrate the China market more effectively.

We may need to reduce course fees or increase spending in response to competition in order to retain or attract students or pursue new market opportunities. We cannot assure you that we will be able to compete successfully against existing or future competitors. If we are unable to successfully compete for new students, maintain or increase our fee level, attract and retain competent teachers or other key personnel and enhance our competitiveness in terms of the quality of our education courses and services in a cost-effective manner, our business, financial condition and results of operations would be materially and adversely affected.

We may not be able to continue to recruit, train and retain dedicated and qualified teaching staff, who are critical to the success of our business and the effective delivery of our ELT services to students.

We rely heavily on our teaching staff, which generally comprises our teachers and study advisors, to deliver high-quality education services to our students. Our teaching staff is vital for the maintenance of our reputation. We seek to hire qualified and dedicated teaching staff with the necessary experience and language proficiency, who are able to deliver effective and inspirational instructions. There is a limited pool of teaching staff with these attributes and we implement a highly selective hiring process to ensure that the new hires possess the skills commensurate with our knowledge requirements. As a result, we must provide competitive compensation packages to attract and retain such teaching staff. We may not be able to recruit, train and retain a sufficient number of qualified teaching staff in the future to keep pace with our growth while maintaining consistent teaching quality in the different markets we serve.

A shortage of qualified teaching staff or decreases in terms of the quality of our teaching staff’s instructions, whether actual or perceived, in one or more of our markets, or a significant increase in compensation needed to attract and retain qualified teaching staff, would have a material adverse effect on our business, financial condition and results of operations.

Failure to comply with applicable laws and regulations in relation to the employment of foreign employees may subject us to fines and penalties, and our business and operations may be adversely affected if we are not able to retain foreign teachers due to non-compliance with such laws and regulations.

The foreign teachers we employ are required to apply for and obtain work visas and residence permits to be able to work in China. We hired certain foreign teachers without them obtaining the necessary work visas and residence permits. Under the PRC laws, if we hire foreign employees without work visas and residence permits, we may be fined RMB10,000 for each illegally employed foreign employees, with a cap of RMB100,000 in the aggregate and any illegal gains, which are not well-defined under the PRC laws, may be confiscated. We have been fined for an immaterial amount of penalties relating to our hiring of foreign teachers without them obtaining the necessary work visas and residence permits, and we cannot assure you that we will not face additional penalties or fines for any past or future violations. Additionally, in the event we hire foreign employees without work visas or residence permits, we may have to terminate our employment relationship with them. In such event, we may need to hire qualified replacements, which could be difficult and/or time consuming. We may also face the risk of insufficient number of available foreign employees in the ELT market in China due to various factors beyond our control. If we are unable to retain foreign employees, including our foreign teachers, the teaching quality of our courses and services could be negatively impacted, which in turn, could materially and adversely affect our business, results of operations, reputation and prospects.

For our online English language training, we match students with foreign teachers who reside in foreign countries. While we are not required to obtain PRC work visas and residence permits for our foreign teachers who conduct online ELT courses on our “Likeshuo” platform under the existing PRC laws and regulations, we cannot assure you that the PRC government will not impose any restriction or other qualification requirement in the future, which we may not be able to comply with on a timely manner or at all, and due to which we may incur substantial compliance costs. In the event this occurs, our business and results of operations may be materially and adversely affected.

The continuing efforts of our senior management team and other key personnel are important to our success, and our business may be harmed if we lose their services.

Our future success depends heavily upon our senior management for their smooth and efficient operations of our learning centers and online platform as well as their execution of our overall business plans. There is intense competition for hiring experienced management personnel in the ELT industry, and the pool of qualified candidates is very limited. If any member of our senior management team is unable to continue his/her employment with us and we fail to effectively manage a transition to new personnel in the future, or if we fail to attract and retain qualified and experienced professionals on commercially acceptable terms, our business, financial condition and results of operations could be adversely affected.

Our success also depends on having highly trained financial, technical, human resources, sales and marketing staff, management personnel and qualified and dedicated domestic and foreign teachers. We will need to continue to hire additional personnel as our business grows. In the event we lose their services, we may not be able to attract experienced senior management or other key personnel in the future, and we may, in turn, lose our students, teaching staff and other personnel. In addition, a shortage in the supply of personnel with requisite skills or our failure to recruit them could impede our ability to increase revenue from our existing services, launch new course offerings and expand our operations, and could pose an adverse effect on our business and financial results.

We derive a majority of our revenue from a limited number of cities. Any event negatively affecting the private education market in these cities, or any increase in the level of competition for the types of services we offer in these cities, could have a material adverse effect on our overall business and results of operations.

For the nine months ended September 30, 2020, we derived approximately 51.8% of the total student enrollment in our offline ELT courses and services from our self-operated learning centers in Shenzhen, Guangzhou and Dongguan in Guangdong Province, Chengdu in Sichuan Province, and Nanjing and Suzhou in Jiangsu Province, and we expect these cities to continue to be important sources of our student enrollment and revenue. If any of these cities experiences any event that would negatively affect its private education market, such as a serious economic downturn, natural disaster or outbreak of contagious disease, or that the governments of which adopt regulations relating to and affecting the private education market that place additional restrictions or burdens on us, or experiences an increase in the level of competition for the types of services we offer, our overall business and results of operations may be materially and adversely affected.

Failure to effectively and efficiently manage the expansion of our service network may materially and adversely affect our ability to capitalize on new business opportunities.

We have recently experienced steady growth and expansion. The number of our self-operated learning centers increased organically from 70 as of January 1, 2016 to 98 as of December 31, 2018, and further to 132 as of December 31, 2019. As of September 30, 2020, we had 110 self-operated learning centers. As of the same date, we had 13 franchised learning centers under our “Meten” brand, which we jointly manage with our franchised partners. We may continue to expand our operations in different regions in China through organic growth and strategic acquisitions. The establishment of new learning centers and acquisitions of existing learning centers pose challenges to us and require us to make investments in management, capital expenditures, marketing expenses and other resources. As part of our expansion, we acquired ABC Education Group in June 2018, which had 21 self-operated learning centers and four franchised learning centers under the “ABC” brand at that time. The expansion has also resulted, and will continue to result, in substantial demands on our management and staff as well as our financial, operational, technological and other resources. Our expansion will also largely require us to maintain teaching quality and consistent standards, controls, policies and our culture to ensure that our brands and reputation do not suffer as a result of any acquisition. To manage and support our growth, we will continue to improve our existing operational, administrative and technological systems and our financial and management controls, and recruit, train and retain additional qualified teaching staff, management personnel and other administrative and sales and marketing personnel.

In addition, the geographic dispersion of our operations requires significant management resources. We cannot assure you that our current and planned personnel, systems, procedures and controls will be adequate to support our future operations, or that we will be able to effectively and efficiently manage the growth of our operations or recruit and retain qualified personnel to support our expansion. Our future success will depend in part upon the ability of our senior management to manage our business growth effectively. In particular, our management may face the following challenges:

•        controlling our costs and expenses and maintaining or increasing our margins and profitability;

•        acquiring and retaining students;

•        managing our key relationships with governmental agencies and responding to changes in the regulatory and policy environment;

•        attracting training and retaining qualified personnel;

•        improving our operational, administrative and financial systems and internal controls and maintaining close cooperation between management members and department heads;

•        increasing the awareness of our brands and protecting our reputation;

•        keeping up with evolving industry standards technologies and market developments; or

•        integrating any acquired business into our business operations and realizing the potential benefits of our acquisition.

We cannot assure you that we will be able to effectively and efficiently manage the growth of our operations, maintain or accelerate our current growth rate, maintain or increase our gross and operating profit margins, recruit and retain qualified teaching staff and management personnel, successfully integrate new learning centers into our operations and otherwise effectively manage our growth. Any failure to effectively and efficiently manage our expansion may materially and adversely affect our ability to capitalize on new business opportunities, which in turn may have a material adverse impact on our financial condition and results of operations.

We are required to obtain various operating permits and licenses for our ELT services in China and failure to comply with these requirements may materially and adversely affect our business operations.

Under the PRC laws and regulations, our learning centers are required to obtain a number of licenses, permits and approvals from, and make filings or complete registrations with the relevant government authorities. Certain of our learning centers that are registered with the State Administration for Market Regulation (formerly known as the State Administration for Industry and Commerce, or the SAIC), or the SAMR, are required to obtain business licenses, and our other learning centers registered with the Ministry of Civil Affairs, or the MCA, are required to obtain non-enterprise entity registration certificates.

According to the Amended Private Education Promotion Law and Circular 10, our learning centers are required to obtain private school operating permits. However, according to the Committee Draft Implementation Rules of the Private Education Law, which further classifies private training institutions, a private training institution for language, arts, sports, science and technology teaching and a private training institution for adults for cultural education or non-academic continuing education can directly apply for registration with the local administrative departments for industry and commerce. As advised by our PRC counsel, if the abovementioned Committee Draft Implementation Rules of the Private Education Law is enacted as proposed and our learning centers are recognized as private training institutions for language teaching by the relevant authorities under clause 15 of Committee Draft Implementation Rules of the Private Education Promotion Law, our learning centers will not be required to obtain private school operating permits from the PRC education authorities. However, as the Committee Draft Implementation Rules of the Private Education Law is still in draft form, there can be no assurance that it will be enacted as proposed or at all, and there are also uncertainties as to the interpretation and implementation by the relevant authorities. In addition, on July 24, 2019, the General Office of the MOE, the General Office of the MOC and the General Office of the State Administration for Market Regulation jointly issued the Notice on Proper Handling of Approval and Registration of Foreign Invested For-Profit Non-Academic Language Training Institutions, or the Notice 75, which required foreign-invested language training institutions to apply for the private school operating permit. As of the date of this Offer to Exercise, no detailed supporting rules and regulations regarding the relevant procedure, approval process and transitional period involving the applications by foreign-invested language training institutions have been promulgated.

The business licenses of certain of our learning centers did not include “English language training” or “language-related training.” We were not able to include “English language training” or “language related training” in the authorized business scope of these learning centers mainly because the industry and commerce administration authorities in the areas where such learning centers are located have a general policy prohibiting the inclusion of “English language training” or “language-related training” in the business scope of any company before such company obtains relevant private school operating permits or before the Committee Draft Implementation Rules of the Private Education Promotion Law is implemented. As of the date of this Offer to Exercise, some of our learning centers were operating beyond their authorized business scope. For these learning centers, we have been communicating, and will continue to communicate, with the competent industry and commerce administration authorities to expand the authorized business scope of the relevant learning centers to include “language related training” or similar statements. However, we cannot assure you that our efforts to expand the business scope or include the statements above in the business license of these learning centers will be successful. While we have not been subject to any penalties or disciplinary action in the past relating to the business scope of our learning centers, the relevant PRC government authorities may determine that these learning centers have been or are operating beyond their authorized business scope and may subject these learning centers to warning, fine, confiscation of illegal earnings, suspension of business for rectification, or revoking the business license for current or past non-compliant learning centers, which may materially and adversely affect our business and results of operation.

Given the significant amount of discretion held by the local PRC authorities in interpreting, implementing and enforcing the relevant rules and regulations, as well as other factors beyond our control, we may not be able to obtain and maintain all requisite licenses, permits, approvals and filings or pass all requisite assessments.

Among our self-operated learning centers in operation as of September 30, 2020, 80 learning centers did not have private school operating permits or business licenses, or were operating beyond their authorized business scope. Based on the interviews we conducted in March 2019 and November 2019 with officials of the local educational authorities in the areas where we have learning centers in operation, excluding certain learning centers that we believe were not required to obtain the relevant private school operating permits, we had 49 learning centers without the requisite private school operating permits or business licenses, or were operating beyond their authorized business scope, which contributed in the aggregate to approximately 9.2% of our total gross billings for the nine months ended September 30, 2020. Some of the local education authorities we interviewed informed us that they had imposed, or expect to impose, sanctions against some of these 49 learning centers. In particular, four of our learning centers in Xi’an, Shaanxi Province, Guangzhou, Guangdong Province, Shenzhen, Guangdong Province, and Hefei, Anhui Province, that did not have the relevant private school operating permits have been ordered to suspend their operations for rectification by the relevant education authorities until they obtain the required private school operating permits:

•        With respect to the learning center in Xi’an, the local education authority issued a public notice in July 2018 ordering the cessation of business operations of 734 local training institutions, which included our learning center. On January 18, 2019, this learning center received a notice from the local education authority ordering it to cease operations due to a lack of the private school operating permit. As of the date of this Offer to Exercise, we were in the process of applying for the private school operating permit for this learning center.

•        On December 28, 2018, one of our learning centers in Guangzhou received a notification to obtain the required private school operating permit. We have obtained the private school operating permit for this learning center on April 4, 2019.

•        One of our learning centers in Shenzhen received a notification to obtain the required private school operating permit. However, as of the date of this Offer to Exercise, the local education authority in Shenzhen has temporarily suspended its acceptance of applications for private school operating permits. We will timely apply for such permit once the education authority begins to accept new applications.

•        On May 13, 2019, one of our learning centers in Hefei, Anhui Province (which had been one of our franchised learning centers before June 1, 2019) received a notification to cease operation of the business of primary and secondary school academic training at this learning center. However, as of the date of this Offer to Exercise the local education authority in Hefei has temporarily suspended its acceptance of applications for private school operating permits of the adult ELT business. We will timely apply for such permit once the education authority begins to accept new applications. We entered into an equity transfer agreement with the third-party owners to acquire this learning center on May 31, 2019. Based on such equity transfer agreement, we could claim the relevant losses from them if this notification and the lack of the private school operating permit have a material and adverse effect on this learning center. In addition, this learning center contributed an insignificant portion of our total gross billings for the nine months ended September 30, 2020. As a result of above, we believe this notification will not have any materially and adversely effect on our Group’s business.

The four learning centers discussed above contributed an aggregate of approximately 1.1% of our total gross billings for the nine months ended September 30, 2020. We have continued to operate these learning centers and have not received any further notice or sanction from the relevant government authorities as of the date of this Offer to Exercise. If we cannot obtain the private school operating permits after submitting the applications, we may be forced to cease operations at this learning center, subject to fines, be ordered to return the course and service fees collected and pay a multiple of the amount of returned course and/or service fees to the regulators as a penalty.

We cannot assure you that our other learning centers without requisite permits or licenses will not be subject to similar penalties. In addition, if any of our current or future learning centers fails to receive or renew the requisite licenses, permits and approvals, make the necessary filings, or complete all requisite registrations, such learning center may also be subject to various penalties. These may include fines, orders to promptly rectify the non-compliance, or if the non-compliance is deemed serious by the regulators, the learning center may be ordered to return course and service fees collected and pay a multiple of the amount of returned course and/or service fees to regulators as a penalty or may even be ordered to cease operations. If this occurs, our business, results of operations and financial condition could be materially and adversely affected.

Our failure to obtain permits/licenses which may be required for the operation of our online platform could result in fines, confiscation of the gains derived from non-compliant operations, or suspension of non-compliant operations.

Under the PRC laws and regulations, we may be required to obtain an Internet Content Provider permit, or ICP license, an audio or video program transmission license, an internet culture permit, an online publishing services permit and a radio or television programs producing and distributing permit for the operation of our online education products.

We have obtained the relevant ICP license but we have not obtained the audio or video program transmission license, the internet culture permit, the online publishing services permit or the radio or television programs producing and distributing permit. Although we have not received any material fines or other penalties from the relevant government authorities for such non-compliance in the past, if we are not able to comply with all applicable requirements, we may be subject to fines, confiscation of the gains derived from our non-compliant operations, suspension of our non-compliant operations, any of which may materially and adversely affect our business, financial condition and results of operations.

We face risks associated with our franchised learning centers.

A relatively small portion of our offline ELT business is operated through franchisees. These franchisees are located in the PRC and have learning centers which are operated under our brands. These franchised learning centers account for a relatively small percentage of our overall business and financial performance. However, we are still subject to risks inherent to the franchise model and we have limited experience in operating the franchise model and dealing with such risks.

Our control over the franchised learning centers is based on the contractual agreements we entered with our franchisees, which may not be as effective as direct ownership and potentially makes it difficult for us to manage the franchised learning centers. While we have some control over the operation of our franchised learning centers, nevertheless, we may not be able to fully and successfully monitor, maintain and improve the performance of the management and other staff at the franchised learning centers as these teaching staff carry out the training services and directly interact with students. In the event of any delinquent performance by the franchisees and their employees, we may suffer from business reduction as well as reputational damage. If the franchisees and/or their employees commit any unlawful or unethical conduct, we may suffer financial losses, incur liabilities and suffer reputation damage. We may also face the risk that our prospective franchisees may not want to adopt our stringent centralized management system, which may affect our franchise business development. For details on the expansion of our learning center network, see “Risk Factors — Failure to effectively and efficiently manage the expansion of our service network may materially and adversely affect our ability to capitalize on new business opportunities.” Meanwhile, a franchisee may suspend or terminate its cooperation with us voluntarily or involuntarily due to various reasons, including, but not limited to, disagreement or dispute with us, or failure to maintain requisite approvals, licenses or permits or to comply with governmental regulations. A franchisee might also choose not to continue to cooperate with us after the expiration of the existing cooperation arrangement. We may not be able to find alternative ways to continue to provide the training services formerly covered by such franchisee, and our customer satisfaction, brand reputation and financial performance may be adversely affected.

We are dependent on our information systems, and if we fail to further develop our technologies, or if our systems, software, applications, database or source code contain “bugs” or other undetected errors, or encounter unexpected network interruptions, security breaches or computer virus attacks, our operations may be seriously distracted.

The successful development and maintenance of our systems, software, applications and database, such as our management software and systems and student database, is crucial to the attractiveness of our education services and the management of our business operations. In order to achieve our strategic objectives and to remain competitive, we must continue to develop and enhance our technology. However, our efforts may prove to be unsuccessful. The performance and reliability of our online platform infrastructure, including our “Likeshuo” platform and other online systems we use for our business operations, are critical to our reputation and ability to retain students and increase student enrollment. Any system error or failure, or a sudden and significant increase in traffic, could result in the difficulty or unavailability of accessing our websites and/or online courses by our students. In addition, our technology platform upon which our management systems and online programs operate, and our other databases, products, systems and source codes could contain undetected errors or “bugs” that could adversely affect their performance.

Our computer networks may also be vulnerable to unauthorized access, hacking, computer viruses and other security breaches. A user who circumvents our security measures could misappropriate proprietary information or cause interruptions or malfunctions in operations. Any interruption to our computer systems or operations could have a material adverse effect on our ability to retain students and increase student enrollment. Moreover, we may be required to expend significant resources to protect against the threat of security breaches or to alleviate problems caused by these breaches.

Major risks involving our network infrastructure include:

•        breakdowns or system failures resulting in a prolonged shutdown of our servers, including those attributable to power shutdowns, or attempts to get an unauthorized access to our systems, which may cause any loss or corruption of data and malfunctions of the software or hardware;

•        disruption or failure in the national backbone network, which would make it impossible for visitors and students to log onto our websites;

•        damages from fire, flood, power loss and telecommunications failures; and

•        any infection by or spread of computer viruses.

Any network interruption or inadequacy that causes interruptions in the availability of our websites, applications or other online platforms or deterioration in the quality of access to our websites, applications or other online platforms could reduce customer satisfaction and results in a reduction in the number of students using our services. If sustained or repeated, these performance issues could reduce the attractiveness of our websites, applications, other online platforms and course offerings. In China, almost all access to the internet is maintained through state-controlled telecommunication operators. In many parts of China, the internet infrastructure is relatively underdeveloped, and internet connections are generally slower and less stable than in more developed countries. We cannot assure you that the internet infrastructure in China will remain sufficiently reliable for our needs or ever develop and make available more reliable internet access to our students and teachers.

In addition, any security breach caused by hackings, which involve attempts to gain unauthorized access of or to cause intentional malfunctions of the information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment could cause a disruption in our services and leakage of personal data of our teaching staff and students. Inadvertent transmission of computer viruses could expose us to a material risk of loss of our course files or a litigation and possible liability, as well as damage to our reputation.

Furthermore, increases in the volume of traffic on our websites could also strain the capacity of our existing computer systems, which could lead to slow responses or system failures. This would cause a disruption or suspension in our course offerings, which would damage our brands and reputation, and thus negatively affect our revenue growth. We may need to incur additional costs to upgrade our computer systems in order to accommodate increased demand if we anticipate that our systems cannot handle higher volumes of traffic in the future.

To date, our information systems have not encountered any material error or technical issue that could have adversely affected or disrupted our operations. If we encounter errors or other service quality or reliability issues, or if we are unable to design, develop, implement and utilize information systems and the data derived from these systems, our ability to realize our strategic objectives and our profitability could be adversely affected, which, in turn may cause us to lose market share, harm our reputation and brand names, and materially adversely affect our business and results of operations.

Our historical financial and operating results are not indicative of our future performance and our financial and operating results may fluctuate.

Our past results may not be indicative of future performance mainly due to the new businesses developed or acquired by us. Moreover, the results of operations of our Company may vary from period to period in response to a variety of other factors beyond our control, including general economic conditions and regulations or government actions pertaining to the private education service sector and the ELT sector in China, changes in consumers’ spending on private education as well as non-recurring charges incurred under unexpected circumstances or in connection with acquisitions, equity investments or other extraordinary transactions. Due to these and other factors, our historical financial and operating results, growth rates and profitability as well as quarter-to-quarter comparisons of our operating results may not be indicative of our future performance and you should not rely on them to predict our future performance.

Our business and results of operations depend on our ability to maintain and/or raise the level of the course and service fees we charge.

One of the most significant factors affecting our profitability is the course and service fees we charge. For the years ended December 31, 2017, 2018 and 2019, course and service fees derived from our business at our headquarters and self-operated learning centers, including revenue from the sale of goods, as well as our online ELT courses delivered on the “Likeshuo” platform, constituted approximately 98.7%, 98.7% and 97.8% of our total revenue, respectively. The amounts of those fees we charge are primarily determined based on the demand of our offline students and online users for our ELT services, our operating costs, our competitors’ pricing level, our pricing strategy to gain market share and the general economic conditions in China. However, there can be no assurance that we will be able to maintain or raise the course fees and/or other fees we charge for our services in the future. Even if we are able to maintain or raise course fees and/or other fees we charge for our services, we cannot assure you that we will be able to attract prospective students to enroll in our courses at such increased fee rates. Our business, financial condition and operation results may be materially and adversely affected if we fail to maintain or raise the fee level or attract sufficient prospective students.

If we are unable to conduct our sales and marketing activities in a cost-effective manner, our results of operations and financial condition may be materially and adversely affected.

In 2017, 2018 and 2019, our selling and marketing expenses amounted to RMB373.1 million, RMB425.2 million and RMB438.0 million, respectively, representing approximately 59.0%, 57.1% and 47.6%, respectively, of our total operating expenses, which consist of selling and marketing expenses, general and administrative expenses and research and development expenses. Our selling and marketing expenses mainly included advertising and promotion expenses and employee benefit expenses for our sales and marketing staff. There is no assurance that our sales and marketing activities will always be well received by students or result in the levels of sales that we anticipate. Furthermore, we cannot guarantee that we will always be able to improve the operational efficiency of our sales and marketing staff or we will be able to retain or recruit experienced sales staff, or efficiently train junior sales staff. In addition, marketing and branding approaches and tools in the ELT market in China are evolving, especially for mobile platforms. This further requires us to enhance our marketing and branding approaches and experiment with new methods to keep pace with industry development and student preferences. Failure to refine our existing marketing and branding approaches in order to introduce new marketing and branding approaches in a cost-effective manner could reduce our market share, cause our revenue to decline and negatively impact our profitability. In addition, we utilize a broad mix of marketing and public relations programs, including social media platforms, to promote our products and services to prospective students. If advertising rates increase or if we become concerned that our customers deem certain marketing activity less appealing, or more intrusive or damaging to our brands, we may limit or discontinue the use or support of certain marketing sources or activities. Further, companies that promote our services may decide that we negatively impact their business or may make business decisions that in turn adversely impact us. For instance, if they decide that they want to compete directly with us, enter a similar business or exclusively support our competitors, we may no longer have access to their marketing channels.

There is no assurance that our branding efforts will be successful or we are not inadvertently negatively impacting our brand recognition and reputation. If we are unable to maintain and further enhance our brand recognition and reputation and promote awareness of our platform and courses, we may not be able to expand or even maintain our current level of student base and fees as well as engage qualified teachers, and our results of operations may be materially and adversely affected. Furthermore, any negative publicity relating to our Company, our management, our courses, teachers and our other staff, regardless of its veracity, could harm our brand image and in turn materially and adversely affect our business and results of operations.

If we fail to conduct our marketing activities in compliance with the advertisement regulations in China, our results of operations and financial condition may be materially and adversely affected.

Under the Advertisement Law of the PRC, an advertisement for education or training shall not contain any of the following items: (i) any promise relating to progression, passing examinations, or obtaining a degree or qualification certificate, or any express or implied guaranteed promise relating to education or training results; (ii) express or implied statement that the relevant examination agency or its personnel or any examination test designer will be involved in the education or training; and (iii) the use of the names or images of research institutes, academic institutions, education institutions, industry associations, professionals or beneficiaries for recommendation or as proof. Publishing advertisements for education and training in violation of the provisions may be subject to order to cessation of the publishing of advertisements, eliminate the ill-effects within the corresponding and a fine of one to five times of the advertising fees, or may revoke the business licenses and approval documents for advertisement review.

The PRC government has turned its attention toward greater regulation of advertising, and more recently of online advertising and issued the SAIC Interim Measures for the Administration of Internet Advertising, which came into effect on September 1, 2016. The new regulation clarifies what content is considered “internet advertising,” lays down rules for “publishers” of online advertisements, and outlines investigation measures and penalties for violators. In practice, any digital content placed on any online platform with the intent of promoting a product or service could be subject to the regulation. Given the ubiquity of online advertising in China, the regulations may have a widespread impact on the actions of advertisers and platform operators. The regulation identifies individual or corporate publishers who hold the responsibility of complying with the online advertising rules and are subject to penalties when in violation.

The market recognition of our “Meten” brand has significantly contributed to our success. Maintaining and enhancing the reputation of our brands is critical to sustaining our competitive advantage. Our ability to maintain and enhance our brand recognition primarily depends on the perceived effectiveness and quality of our course offerings as well as the success of our marketing efforts. We have devoted significant resources to promoting our courses and brands in recent years, including marketing and advertising in both offline and online media channels. On April 23, 2018, Nanjing Meten Foreign Language Training Co., Ltd., or Nanjing Meten, received a Decision on Administrative Penalty issued by the Jiangsu Market Supervision and Administration, according to which Nanjing Meten has been given a fine of RMB200,000 and an order to cease publishing the advertisements and eliminate impact for publishing of false advertisements. Considering that we had actively cooperated in the law enforcement and had rectified in a timely manner, the Jiangsu Market Supervision and Administration confirmed in writing that this penalty was a lighter administrative penalty. However, we cannot assure you we will not be subject to any other penalties or legal sanctions in the future for our advertisements. Our marketing efforts may not be successful or may negatively impact our brand recognition and reputation inadvertently if any government authority or competitor publicly alleges that any of our advertisements are misleading.

Our brand image, reputations, business and results of operations may be adversely impacted by our students’ and teaching staff’s misuse of our websites, applications and other online platforms, and in misconducts or other illegal or improper activities of our students, teachers, franchise partners, management personnel and other employees.

Our websites, applications and other online platforms allow our teaching staff and students to engage in real-time communication. Because we do not have full control over how our teaching staff and students will use these platforms to communicate, our online platforms may from time to time be misused by individuals or groups of individuals to engage in immoral, disrespectful, fraudulent or illegal activities. Although we are not aware of any material incidents on our platform and such incidents have not been covered by media reports or internet forums, any such exposure or coverage could generate negative publicity about our brands and platform. We have implemented control procedures, such as training and sample auditing, and require our teaching staff not to distribute any illegal or inappropriate content and conduct any illegal or fraudulent activities on our platforms, but such procedures may not prevent all such content or activities from being posted or carried out. Moreover, as we have limited control over the real-time and offline behavior of our students and teaching staff, to the extent such behavior is associated with our platforms, our ability to protect our brand image and reputation may be limited. Our business and the public perception of our brands may be materially and adversely affected by misuse of our platform. In addition, if any of our students or teaching staff suffers or alleges to have suffered physical, financial or emotional harm following contact initiated on our platform, we may face civil lawsuits or other liabilities initiated by the affected student or teaching staff, or governmental or regulatory actions against us. In response to allegations of illegal or inappropriate activities conducted on our platform or any negative media coverage about us, the PRC government authorities may intervene and hold us liable for non-compliance with the applicable PRC laws and regulations concerning the dissemination of information on the internet and subject us to administrative penalties or other sanctions, such as requiring us to restrict or discontinue some of the features and services provided on our platform. As a result, our business may suffer and our brand image, student base, results of operations and financial condition may be materially and adversely affected.

Our brand image, reputation, business and results of operations may also be adversely affected by various misconducts and other illegal or improper activities of our franchisees, management personnel and other employees, such as intentionally failing to comply with government regulations, engaging in unauthorized activities and misrepresentation to our potential students during marketing activities, improper use of our students’ and teaching staff’s sensitive or classified information, making payments to government officials or third parties that would expose us to being in violation of laws. We cannot assure you that we will always be able to deter such misconducts, and the precautions we take to prevent and detect such activities may not be effective in preventing these activities or controlling the relevant risks or losses. Moreover, even if some of these misconducts and illegal or improper activities are not related to our business or the services provided by our franchisees, management personnel or other employees to us, they may nevertheless cause negative publicity about us and thereby, harm our brands and reputation.

We may not be able to achieve the benefits we expect from recent and future acquisitions, and recent and future acquisitions may have an adverse effect on our ability to manage our business.

As part of our business strategy, we have pursued and intend to continue to pursue selective strategic acquisitions of businesses that complement our existing businesses. For example, in June 2018, we acquired 80% equity interest in ABC Education Group, an English language training service provider. Acquisitions expose us to potential risks, including risks associated with the diversion of resources from our existing businesses, difficulties in successfully integrating the acquired businesses, failure to achieve expected growth by the acquired businesses and an inability to generate sufficient revenue to offset the costs and expenses of acquisitions. If the revenue and cost synergies that we expect to achieve from our acquisitions do not materialize, we may have to recognize impairment charges.

In addition, we may be unable to identify appropriate acquisition or strategic investment targets when it is necessary or desirable to make such acquisition or investment to remain competitive or to expand our business. Even if we identify an appropriate acquisition or investment target, we may not be able to negotiate the terms of the acquisition or investment successfully, finance the proposed transaction or integrate the relevant businesses into our existing business and operations. Furthermore, as we often do not have control over the companies in which we only have minority stake, we cannot ensure that these companies always will comply with the applicable laws and regulations in their business operations. Material non-compliance by our investees may cause substantial harm to our reputation and the value of our investments.

If any one or more of the aforementioned risks associated with acquisitions or investments materialize, our acquisitions or investments may not be beneficial to us and may have a material adverse effect on our business, financial condition and results of operations.

Failure to control rental costs, obtain leases at desired locations at reasonable prices or failure to comply with the applicable PRC property laws and regulations regarding certain of our leased and owned premises could materially and adversely affect our business.

We lease a significant number of properties from third parties. As of the date of this Offer to Exercise, we entered into 146 leases for our premises with a total gross floor area of approximately 98,642 square meters, which were or will be primarily used by our self-operated learning centers, and owned 18 properties with a total gross floor area of approximately 1,537.1 square meters, which were primarily used as one of our self-operated learning centers. The leased properties were maintained by our landlords. Accordingly, we are not in a position to effectively control the quality, maintenance and management of these buildings. In the event the quality of the buildings deteriorates, or if any or all of our landlords fail to properly maintain and renovate such buildings in a timely manner or at all, our business operations could be materially and adversely affected. In addition, if any of our landlords terminates the existing lease agreements, refuses to renew the lease agreements when such lease agreements expire, or increase the rent to a level that is unacceptable to us, we will be forced to look for alternative locations for our self-operated learning centers. We may not be able to find suitable premises for such relocation without incurring significant time and costs, and there is no guarantee that we may be able to find suitable premises for relocation or at all. If we fail to find suitable replacement sites in a timely manner or on terms acceptable to us, our business and results of operations could be materially and adversely affected. Moreover, if our use of the leased premise is challenged by the relevant government authorities for lack of fire inspection, we may be further subject to fines and also be forced to relocate the affected learning centers and incur additional expenses. If any of the above events occurs, our business, results of operations and financial condition could be materially and adversely affected.

We have not been able to receive from the lessors of some of our leased properties copies of the title certificates or proof of authorization to lease the properties to us. As of the date of this Offer to Exercise, we were not aware of any actions, claims or investigations threatened against us or our lessors with respect to the defects in our leasehold interests. However, if any of our leases is terminated as a result of challenges by third parties or government authorities for lack of title certificates or proof of authorization to lease, while we do not expect to be subject to any fines or penalties, we may be forced to relocate the affected learning centers and incur additional expenses relating to such relocation, or we may not be able to find suitable premises for relocation at all.

Under the applicable PRC laws and regulations, the parties to a lease agreement are required to register and file the executed lease agreement with the relevant government authorities. As of the date of this Offer to Exercise, most of the lease agreements for the leased properties that we occupy had not been registered or filed. While the failure to complete the lease registration will not affect the legal effectiveness of the lease agreements according to PRC law, the relevant real estate administrative authorities may require the parties to the lease agreements to complete lease registration within a prescribed period of time and the failure to do so may subject the parties to fines from RMB1,000 to RMB10,000. While we have not been subject to any penalties or disciplinary action related to the failure to register our lease agreements, we cannot assure you that we will not be subjected to penalties or other disciplinary actions for our past and future non-compliance.

We currently and may in the future occupy premises for which we have paid the purchase price but have not obtained titles. If we are unable to obtain titles to the properties, we may not be able to get a full refund on our purchase price and may have to relocate and incur additional expenses relating to such relocation, or we may not be able to find suitable premises for relocation at all.

Therefore, the failure to comply with the applicable PRC property laws and regulations regarding certain of our leased and owned premises may cause us to make relocations and be subject to fines and suspension of business, which may materially and adversely affect our business, financial condition and results of operations.

Higher labor costs may adversely affect our business and our profitability.

Labor costs in China have risen in recent years as a result of social development, and increasing inflation in China. As of September 30, 2020, we employed 3,872 full-time staff. Staff costs constituted a major portion of our total cost of revenues, reaching 62.9%, 63.1%, 62.5% and 65.0% of our total cost of revenues for the years ended December 31 2017, 2018 2019 and nine months ended September 30, 2020, respectively. The increase in labor cost may erode our profitability and materially harm our business, financial condition and results of operations. As our businesses have been continuing to expand in recent years, the absolute amounts of our labor costs in the regions where we operate have also been increasing and could continue to increase. If labor costs in these regions continue to increase, our operating costs will increase. We may not be able to pass on these increased costs to our customers by increasing the fees of our courses in light of competitive pressure in the market. In such circumstances, our profit margin may decrease, which could have an adverse effect on our business, financial condition and results of operations.

The outbreak of COVID-19 may have a material adverse impact on the general economic outlook, economic growth and business sentiment (see “— Any natural catastrophes, severe weather conditions, health epidemics, including COVID-19, and other extraordinary events could severely disrupt our business operations” in this Offer to Exercise), and may in turn influence the labor cost. Additionally, certain restrictive measures, including quarantining policies and travel restrictions, implemented by China and other countries in response to the outbreak of COVID-19 may impose obstacles for us to recruit teachers and operational staff suitable for our business, and may in turn influence our labor cost. Such influence, if any, however, remains unclear at of the date of this Offer to Exercise.

We have limited experience in operating some of our newer service offerings.

We currently offer a comprehensive service portfolio, including our offline general adult ELT, junior ELT, overseas training services and online ELT. We are constantly upgrading and plan to develop new services to expand our business and student base. For example, we have started to offer our offline junior ELT in 2018. We have expanded our offerings through internal development and external investments. However, some of our new service offerings have not generated significant or any profit to date, as we have limited experience responding quickly to changes and competing successfully for certain of these new areas. In addition, newer offerings may require more financial and managerial resources than what is available. Furthermore, there is limited operating history on which you can base your evaluation of the business and prospects of these relatively more recent offerings. The operation results of new services may also vary from period to period in response to a variety of factors beyond our control, and we may not be able to achieve our expected profitability and performance of these new service offerings.

Course and service fee refunds or potential refund disputes may negatively affect our cash flow, financial condition, and reputation.

We have different course and service fee refund policies for our students depending on the time of their enrollment and we are subject to certain conditions and restrictions in the service contract between us and each of our students. When calculating gross billings for a specific period, we deduct the total amount of refunds from the total amount of cash received for the sale of course packages for such period.

For the years ended December 31, 2017, 2018 and 2019 and nine months ended September 30, 2020, we had made RMB131.2 million, RMB154.1 million, RMB184.8 million and RMB65.5 million of refund payments, respectively. For the same periods, our course withdrawal rate, which is determined as the amount of refunds we issued as a percentage of the total amount of gross billings for the relevant period, was 9.1%, 10.2%, 10.9% and 11.3%, respectively. Our course withdrawal rate increased in 2017 and 2018, mainly due to our implementation of a new refund policy that allowed students to request refunds unconditionally during the first 20 days of enrolling in an offline general adult ELT program (such unconditional refund period had been changed to 10 days since September 2019), and partially because we introduced new curriculums at certain of our learning centers in 2018, which led to an initially adverse student reception. We believe the implementation of the unconditional refund period for the general adult ELT business will improve our students’ overall experience with our services. Additionally, the number of refund requests and the amount of refunds could be affected by a number of factors, many of which are beyond our control. These factors include, without limitation, student dissatisfaction with our teaching quality and our course and educational content offerings, privacy concerns relating to our online platforms, negative publicity regarding us or online ELT in general, and any change or development in the PRC laws and regulations with respect to course fees charged by online education providers like us. Any refund payments that we may be required to make to our students, as well as the expenses we could incur for processing refunds and resolving refund disputes, could be substantial and could adversely affect our gross billings, net revenue, liquidity and financial condition. A high volume of refund applications and refund disputes may also generate negative publicity that could harm our reputation. We have experienced in the past, and may experience in the future, negative publicity in relation to refund disputes between us and our students, which may significantly harm our brand names and divert our attention from operating our business.

We offer an installment payment arrangement to our students, which may adversely affect our business, results of operations and operating cash flow if students participating in such scheme decide not to complete the course(s) they have registered and request refund from us, or if such arrangement is found to be in violation of any existing or future laws and regulations in China or otherwise subject to negative publicity.

In order to provide a more convenient and flexible payment method for students, we have cooperated with accredited third-party financial institutions in China to set up an installment payment arrangement through which students can pay for the courses and/or services we offer in several pre-determined installments during the course of the contract period. Under such arrangement, a third-party financial institution provides an interest-free loan to a student and remits the course/service fee to us on behalf of the borrowing student to complete his/her purchase of the relevant course. The borrowing student is obligated to repay the loan in pre-agreed installments over a period ranging from six months to 24 months to the financial institution. A transaction fee associated with the installment payment arrangement typically ranges from 4.4% to 10.8% of the total amount of such loan, depending on the length of the installment period, which was generally withheld by such financial institution prior to remitting the course/service fee to us. For the nine months ended September 30, 2020, approximately 20.2% of our total gross billings have been paid through such installment payment arrangement. There is an inherent uncertainty relating to such arrangement compared to a lump sum upfront payment scheme as students under the installment payment arrangement are more prone to cease to continue to take classes during the contract period that they had initially registered. For the nine months ended September 30, 2020, the course withdrawal rate, which is equal to the amount of refunds we issued in a specific period of time as a percentage of the sum of the amount of gross billings and the amount of refunds for such period, of the students who participated in such installment arrangement was approximately 24.4% and the course withdrawal rate of the students who provided lump sum upfront payments was approximately 7.4%. When we receive refund requests from our students, we typically determine the eligibility of and amounts of refund entitled by such students in accordance with our existing refund policies. Once we determine a student to be eligible for refund, we generally provide the entire amount of refund to him/her directly. In the event more students who participate in the installment payment arrangement decide not to complete their registered course(s) for any reason, we may be required to provide large sums of refund to these students, which may materially and adversely impact our business, results of operations and operating cash flow. Thus, our business and results of operations could be materially and adversely affected.

In addition, the PRC government has tightened the regulation of consumer credit transactions in recent years. For example, the PRC government has prohibited any entity that is not a licensed commercial bank or policy bank in China to provide any loan to students registered in universities in China. The Notice on Regulating and Rectifying “Cash Loan” Business, or Circular 141, also prohibits online lending information intermediaries from facilitating loans with no designated purpose. While we did not provide any loan to our students directly, we cannot assure you that the relevant PRC government authorities will not impose additional restrictions on consumer credit transactions in the future that will render our existing installment payment arrangement illegal. In such case, we may have to cease such arrangement, which could adversely affect our student recruitment efforts, and we may be subject to penalties. In addition, there has been negative publicity about similar arrangement offered by other ELT service providers in China, and we cannot assure you that we will not be subject to similar negative publicity regarding our installment payment arrangement in the future, which may materially and adversely affect our brands, reputation and business.

In addition, since students who participate in the installment payment arrangement generally enter into separate financing arrangements with certain third-party financial institutions whom we have no control over, we may not be able to ensure that these students will have a pleasant or satisfactory experience dealing with such financial institutions. In the event the students are dissatisfied with any aspect of the services provided by such financial institutions, our reputation and business prospects could be adversely affected.

Our results of operations are subject to seasonal fluctuations.

The PRC offline ELT industry generally experiences seasonality, reflecting a combination of traditional education industry patterns and new patterns associated with the online platform in particular. Seasonal fluctuations have affected, and are likely to continue to affect, our business. In general, the offline ELT industry experiences lower growth of gross billings in the first quarter of each calendar year due to the Chinese New Year holiday, and our industry enjoys higher growth of gross billings in the third quarter during the summer months as some of our students are generally on summer holiday and have more time to take English language training courses. Overall, the historical seasonality of our business has been relatively mild due to our rapid growth. Our financial condition and results of operations for future periods may continue to fluctuate due to seasonality of our business.

Failure to protect confidential information of our students and teaching staff against security breaches could damage our reputation and brands and substantially harm our business and results of operations.

A significant challenge to the offline and online ELT industry is the secure storage of confidential information and its secure transmission over public networks. All purchases of our course packages are made by our students and/or their parents through our learning centers, websites and mobile applications. In addition, online payments for our course packages are settled through third-party online payment services. Maintaining complete security for the storage and transmission of confidential information on our technology platform, such as student names, personal information and billing addresses, is essential to maintaining student confidence.

We have adopted security policies and measures to protect our proprietary data and student information. However, advances in technology, the expertise of hackers, new discoveries in the field of cryptography or other events or developments could result in a compromise or breach of the technology that we use to protect confidential information. We may not be able to prevent third parties, especially hackers or other individuals or entities engaging in similar activities, from illegally obtaining such confidential or private information we hold as a result of our students’ visits to our website and use of our mobile applications. Such individuals or entities obtaining our students’ confidential or private information may further engage in various other illegal activities using such information. Any negative publicity on our website’s or mobile applications’ safety or privacy protection mechanisms and policies, and any claim asserted against us or fine imposed upon us as a result of actual or perceived failures, could have a material and adverse effect on our public image, reputation, financial condition and results of operations.

Practices regarding the collection, use, storage, transmission and security of personal information by companies operating over the internet and mobile platforms have recently come under increased public scrutiny. Increased regulation by the PRC government of data privacy on the internet is likely and we may become subject to new laws and regulations applying to the solicitation, collection, processing or use of personal or consumer information that could affect how we store and process the data of our teaching staff and students. We generally comply with industry standards and are subject to the terms of our own privacy policies. Compliance with any additional laws could be expensive, and may place restrictions on the conduct of our business and the manner in which we interact with our students. Any failure to comply with applicable regulations could also result in regulatory enforcement actions against us.

Significant capital and other resources may be required to protect against information security breaches or to alleviate problems caused by such breaches or to comply with our privacy policies or privacy-related legal obligations. The resources required may increase over time as the methods used by hackers and others engaged in online criminal activities are increasingly sophisticated and constantly evolving. Any failure or perceived failure by us to prevent information security breaches or to comply with privacy policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other student data, could cause our students to lose trust in us and could expose us to legal claims and liabilities. Any perception by the public that online transactions or the privacy of user information are becoming increasingly unsafe or vulnerable to attacks could inhibit the growth of online education services generally, which may negatively impact our business prospects.

If we fail to develop or adopt new technologies to effectively meet challenges from changing consumer requirements, emerging standards in the industry or mobile operating systems, or if our efforts to invest in the development of new technologies are unsuccessful our business may be materially and adversely affected.

The ELT industry is characterized by rapid technological changes in the teachers’ and students’ requirements and preferences, frequent introduction of new courses or services utilizing new technologies and the emergence of new standards and practices, any of which could render our existing technologies and systems obsolete. Our success will depend in part on our ability to identify, develop, acquire or license leading technologies useful to our business, and respond to technological advances and emerging industry standards and practices, such as mobile internet, in a cost-effective and timely way. The development of websites, mobile applications and other proprietary technologies entails significant technical and business risks. We cannot assure you that our existing technologies will remain competitive or that we will be able to successfully develop or effectively use new technologies, recoup the costs of developing new technologies or adapt our websites, mobile applications, proprietary technologies and systems to meet customer requirements or emerging industry standards. If we are unable to develop technologies successfully or adapt in a cost-effective and timely manner in response to changing technological standards, market conditions or customer requirements, whether for technical, financial or other reasons, our business, prospects, financial condition and results of operations may be materially and adversely affected.

In addition, purchases using mobile devices by consumers generally, and by our customers specifically, have increased, and we expect this trend to continue. To optimize the mobile shopping experience, we are somewhat dependent on our customers downloading our specific mobile applications for their particular devices as opposed to accessing our websites from an internet browser on their mobile devices. As new mobile devices and platforms are released, it is difficult to predict the problems we may encounter in developing applications for their alternative devices and platforms, and we may need to devote significant resources to the development, support and maintenance of such applications. In addition, our future growth and results of operations could suffer if we experience difficulties in integrating our mobile applications into mobile devices in the future, if problems arise with our relationships with providers of mobile operating systems or mobile applications download stores, if our applications receive unfavorable treatment compared to competing applications on the download stores, or if we face increased costs to distribute or have customers using our mobile applications. We are further dependent on the interoperability of our websites with popular mobile operating systems that we do not control, such as iOS and Android operating systems, and any changes in search systems that degrade the functionality of our websites or give preferential treatment to competitive products could adversely affect the usage of our websites on mobile devices. In the event that this is more difficult for our customers to access and use our website on their mobile devices, or if our customers choose not to access or to use our websites on their mobile devices or to use mobile products that do not offer access to our websites or mobile applications, our business, financial condition and results of operations may be adversely affected.

Accidents or injuries suffered by our students and other people on our premises may adversely affect our reputation, business operation and financial performance.

We do not have any insurance for our students or other people at our learning centers. In the event of accidents, injuries or other harm to students or other people on our premises, including those caused by and arising from the actions of our employees at our learning centers and/or our other premises, our facilities may be perceived to be unsafe, which may discourage prospective students from attending our courses and we may face lawsuits. Our students may also hurt themselves or other persons due to psychological pressure. We could also face claims alleging that we were negligent or provided inadequate supervision to our employees and therefore should be held jointly liable for harm caused by then or are otherwise liable for injuries suffered by our students or other people on our premises. A liability claim, even if unsuccessful, against us or any of our employees could adversely affect our reputation, enrollment and revenue, causing us to incur substantial expenses and divert the time and attention of our management.

We may not maintain adequate insurance, which could expose us to significant costs and business disruption.

The insurance industry in China is still at an early stage of development. In particular, PRC insurance companies offer limited business insurance products to education service providers. We do not have key employee insurance, business liability insurance or business disruption insurance to cover our operations, which we believe is consistent with customary industry practice in China. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. In addition, we do not maintain any insurance policies covering risks including loss and theft of and damages to our servers or other technology infrastructure. Any uninsured occurrence of business disruption, litigation or natural disaster, or significant damages to our uninsured equipment or technology infrastructure could result in substantial costs and diversion of resources for us and could adversely affect our financial condition and results of operations.

If we fail to prevent the loss or misappropriation of, or disputes over, our intellectual property rights, our brands and business may suffer.

We consider our copyrights, trademarks, trade names, internet domain names, patents and other intellectual property rights invaluable to our ability to continue to develop and enhance our brand recognition. Unauthorized use of our intellectual property rights may damage our reputation and brands. We rely on a combination of copyright, trademark and trade secrets laws to protect our intellectual property rights. Nevertheless, the measures we take to protect our intellectual property rights may not be adequate to prevent unauthorized uses. In addition, preventing infringement on or misuse of intellectual property rights could be difficult, costly and time-consuming in China. The practice of intellectual property rights enforcement action by the PRC regulatory authorities is in its early stage of development and is subject to significant uncertainty. For example, third parties may obtain and use our intellectual property without due authorization, particularly in China. We may also need to resort to litigation and other legal proceedings to enforce our intellectual property rights. Any such action, litigation or other legal proceedings could result in substantial costs and diversion of our management’s attention and resources and could disrupt our business. There is no assurance that we will be able to enforce our intellectual property rights effectively or otherwise prevent others from the unauthorized use of our intellectual property. Failure to adequately protect our intellectual property could materially and adversely affect our brand names and reputation, and our business, financial condition and results of operations.

We may encounter infringement disputes from time to time relating to our use of intellectual properties of third parties.

We cannot assure you that our offline ELT courses and marketing materials, online ELT courses, products, platforms and applications or other intellectual property developed or used by us do not or will not infringe upon valid copyrights or other intellectual property rights held by third parties. We may encounter disputes from time to time over rights and obligations concerning intellectual property, and we may not prevail in those disputes. We have adopted policies and procedures to prohibit our employees and contractors from infringing upon third-party copyright or intellectual property rights. However, we cannot assure you that our teachers or other personnel will not, against our policies, use third-party copyrighted materials or intellectual property without proper authorization in our classes, on our websites, at any of our locations or via any medium through which we provide our programs. Our users may also post unauthorized third-party content on our websites. We may incur liability for unauthorized duplication or distribution of the materials posted on our websites or used in our classes. We have been involved in claims against us alleging our infringement of third-party intellectual property rights and we may be subject to such claims in the future. Any such intellectual property infringement claim could result in costly litigation, harm our reputation, divert our management attention and resources and subject us to substantial financial harm.

A certain number of our self-operated learning centers and our owned properties are not in compliance with fire safety regulations.

Our self-operated learning centers are mainly located on properties leased by us from third parties. We generally make decoration work to the leased properties to meet our business operational needs. According to the relevant PRC laws and regulations, our decoration work falls within the scope of construction work. If the investment amount of such construction work exceeds RMB300,000 and the gross floor area is more than 300 square meters, the records of the fire safety design and the completion inspection must be filed with the competent fire safety authorities after the decoration work obtains the relevant construction permit and passes the completion inspection. As of the date of this Offer to Exercise, we entered into 146 leases for our premises, all of which have been put into use for our self-operated learning centers, and we have complied with the foregoing fire safety design and filing requirements with respect to 124 of these premises. As of September 30, 2020, 21 leased properties comprised of 20 of our self-operated learning centers currently in use had not completed the filing of fire protection design and completion inspection record. Additionally, we owned premises that were used as space for one of our self-operated learning centers with a total gross floor area of approximately 1,289.98 square meters, and we have not completed the filing of fire protection design and completion inspection record for such properties as of the date of this Offer to Exercise. The 21 self-operated learning centers contributed to approximately 5.0% to our gross billings for the nine months ended September 30, 2020.

In case of failure to complete the foregoing procedures, the competent fire safety authorities in the PRC can order rectifications within a specified period of time, impose a fine of less than RMB5,000 per property, and order the stoppage of use. We have been fined for such violations in the past for an immaterial amount, and we cannot assure you that we will not be fined in the future for past and future violations. In the case of failure to rectify, such authorities can order stoppage of construction and use and suspension of business, and impose a fine of more than RMB30,000 and less than RMB300,000. If we cannot complete the filing of fire protection design and completion inspection according to the relevant requirements, we may be subject to a fine or may be ordered to make rectification within a specified period of time or suspend our operation on the affected properties. In addition, according to Circular 10, if we cannot meet the requirements of the fire safety standards, the relevant training qualifications could be revoked by the government authorities. If complying with fire safety regulations would require us to terminate or break our existing leases, we may be liable for any associated termination or breakage costs in addition to the costs of relocation, renovation and decoration. It may also disrupt our scheduled courses and force us to postpone or cancel some courses and refund the related course fees, all of which could materially and adversely affect our business, financial condition and results of operations.

Failure to make adequate contributions to various employee benefits plans as required by PRC regulations may subject us to penalties.

Pursuant to the PRC laws and regulations, we are required to participate in various social insurance benefit plans for our employees, whether PRC nationals or foreign citizens, including pension insurance, unemployment insurance, medical insurance, work-related injury insurance and maternity insurance. We are also required to participate in housing provident fund plan for our PRC national employees. We are required to contribute to the plans in amounts equal to certain percentages of the salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our business. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in various locations. In some locations where we operate, consistent with local practices, we did not strictly follow the laws and regulations relating to participating in various social insurance benefit plans for our PRC national employees, including housing provident fund. We also did not make full contribution of our foreign employees’ social insurance, which was mainly due to an administrative oversight and unfamiliarity with the relevant laws and regulations of our staff in charge. While we have not faced any penalty or disciplinary action in the past, our failure in making contributions to various employee benefit plans and in complying with the applicable PRC labor-related laws may subject us to late payment penalties. We may be required to make up the contributions for these plans as well as to pay late fees and fines. If we are subject to late fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

We cannot assure you that our employees will not complain to the relevant authorities by reporting our failure to make contributions to the social insurance plans. Moreover, we cannot assure you that the relevant local government authorities will not require us to pay the outstanding amount within a prescribed time or impose penalties or overdue fines on us, which may in turn adversely affect our financial condition and results of operations.

Certain of our teachers do not possess teaching qualifications, which may be subject to penalty under the relevant PRC laws and regulations. Our failure to comply with these requirements may result in material and adverse effect on our business, results of operations and prospects.

Under the relevant PRC laws and regulations, teachers of all types of schools and other education institutions are required to obtain teacher qualification certificates or other relevant professional skill qualifications, although the definition or scope of the relevant professional skill qualifications is not explicitly stated in the relevant PRC laws and regulations. If teachers are employed in violation of such regulations, the examination and approval authorities or other relevant government departments will order the schools and other education institutions to make corrections within a specified period of time and give a warning in accordance with the applicable laws and regulations. If there is income generated from teachers without teaching qualifications, the illegal income will be confiscated. In the event the circumstances are deemed serious by the relevant government authorities, student enrollment will be ordered to stop and the school license will be revoked. As of the date of this Offer to Exercise, a substantial majority of our teachers did not possess any teaching qualifications or relevant professional skill qualifications. As of the date of this Offer to Exercise, we have not received any notice or warning or been subject to any penalties or disciplinary action from government authorities due to the lack of teaching licenses of our teachers. As advised by our PRC counsel, the current PRC laws and regulations remain unclear as to whether our teachers are required to obtain and hold teaching qualifications. However, we cannot assure you that the relevant PRC government authorities will not take a contrary view and impose penalties, fines or other disciplinary action for our past or future non-compliance.

We cannot assure you that we will not be subject to liability claims for any inaccurate or inappropriate content in our training programs, which could cause us to incur legal costs and damage our reputation.

We develop the content for our ELT programs ourselves or through partnerships with third parties. We cannot assure you that there will be no inaccurate or inappropriate materials included in our training programs or the materials we obtain from our third-party partners. In addition, our mock examination questions designed internally based on our understanding of the relevant examination requirements may be investigated by the regulatory authorities. Therefore, we may face civil, administrative or criminal liability if an individual or corporate, governmental or other entity believes that the content of any of our training programs violets any laws, regulations or governmental policies or infringes upon its legal rights. Even if such claim were not successful, defending it may cause us to incur substantial costs including the time and attention of our management. Moreover, any accusation of an accurate so inappropriate conduct could lift to significant negative publicity, which could harm our reputation and future business prospects.

We may be involved in legal and other disputes and claims arising out of our operations from time to time.

We may, from time to time, be involved in disputes with and subject to claims by parents and students, teachers and other school personnel, and other parties involved in our business. We cannot assure you that when legal actions arise in the ordinary course of our business, any of the legal actions will be resolved in our favor. We are subject to uncertainties as to the outcome of such legal proceedings and our business operations may be disrupted. Legal or other proceedings involving us may, among others, result in us incurring significant costs, divert management’s attention and other resources, negatively affect our business operations, cause negative publicity against us or damage our reputation, regardless whether we are successful in defending such claims or proceedings. Our business, financial condition and results of operations may be materially and adversely affected as a result.

We may be adversely affected by any negative publicity concerning us, our business, founders, shareholders, affiliates, directors, senior management and employees, as well as our third-party commercial partners and the industry in which we operate, regardless of its accuracy, which could harm our reputation and business.

Negative publicity about us, our business, founders, shareholders, affiliates, directors, senior management, teachers and other employees, as well as our third-party commercial partners and the industry in which we operate, can harm our operations. We have been exposed to negative publicity concerning, among other things, miscalculation involving and delays in the payments of staff salaries and/or bonuses, student refund disputes, administrative penalties, alleged improper or misleading statements made in our sales and marketing activities in the past and actions of our founders and directors and members of our senior management. Negative publicity concerning these parties could be related to a wide variety of matters, including, but are not limited to:

•        misconduct, alleged or otherwise, or other improper activities committed by our founders, students or our directors, shareholders, senior management, affiliates, teaching staff and other employees, including misrepresentation made by our employees to prospective students during sales and marketing activities;

•        false or malicious allegations or rumors about us or our founders, directors, shareholders, senior management, affiliates, teaching staff and other employees, as well as our students;

•        complaints by our students about our education services and sales and marketing activities;

•        course fee refund disputes between us and our students or administrative penalties;

•        security breaches of our student’s or employee’s confidential information;

•        employment-related complaints and claims relating to alleged employment discrimination, wage and hour violations, miscalculations involving and delays in the payments of staff salaries and/or bonuses; and

•        governmental and regulatory investigations or penalties resulting from our failure to comply with applicable laws and regulations.

We may also be exposed the risk of any misconduct of our third party commercial partners that any negative publicity and claims asserted against our third party commercial partners or fines imposed upon them as a result of actual or perceived failures, could have a material and adverse effect on our public image, reputation, financial condition and results of operations. In addition, negative publicity of the industry in which we operate, including, but not limited to, bankruptcy and cessation of business operations of any of our major competitors, may materially and adversely affect our business prospects and results of operations.

In addition to traditional media, there has been an increasing use of social media and similar platforms in China, including instant messaging applications, such as WeChat, social media websites and other forms of internet-based communications that provide individuals with access to a broad audience of consumers and other interested persons. The availability of information on instant messaging applications and social media platforms is virtually immediate as is its impact without affording us an opportunity for redress or correction. The opportunity for dissemination of information, including inaccurate information, is seemingly limitless and readily available.

Information concerning our company, shareholders, directors, officers and employees may be posted on such platforms at any time. The risks associated with any such negative publicity or incorrect information cannot be completely eliminated or mitigated and may materially harm our reputation, business, financial condition and results of operations.

We are subject to regulatory inspections, examinations, inquiries and audits, and future sanctions, fines and other administrative penalties resulting from such inspections and audits could materially and adversely affect our business, financial condition and results of operations.

We are subject to certain regulation and supervision from the PRC government authorities. These relevant regulatory authorities have broad powers to adopt regulations and other requirements affecting or restricting our operations, including tax policies. Moreover, these relevant regulatory authorities possess significant powers to enforce applicable regulatory requirements in the event of our non-compliance, including the imposition of fines, sanctions or the revocation of licenses or permits to operate our business. We have in the past been subject to tax penalties concerning certain of our subsidiaries, and we cannot assure you that we will not face similar or other administrative fines or penalties concerning our operations or our subsidiaries.

Any natural catastrophes, severe weather conditions, health epidemics, including COVID-19, and other extraordinary events could severely disrupt our business operations.

The occurrence of natural catastrophes such as earthquakes, floods, typhoons, tsunamis or any acts of terrorism may result in significant property damages as well as loss of revenue due to interactions in our business operations. As we store books and course materials at our premises, there is a risk that these products and our promises may be damaged or destroyed by fire and other natural calamities. Any disruption of electricity supply or any outbreaks of fire or similar calamities at our premises may result in the breakdown of our facilities and the disruption to our business. Health epidemics such as outbreaks of avian influenza, severe acute respiratory syndrome (SARS), COVID-19, swine flu (H1N1) or the Influenza A virus, and severe weather conditions such as snowstorm and hazardous air pollution, as well as the government measures adopted in response to these events, could significantly impact our operations. For example, the recent outbreak of the COVID-19 epidemic has endangered the health of many people residing in China and significantly disrupted travel and the local economy across the country. These events may also materially impact our industry and cause a temporary closure of our learning centers, which would severely disrupt our operations and have a material and adverse effect on our business, financial condition and results of operations. Since the beginning of the outbreak in January 2020 and as directed by the MOE, we had temporarily closed our learning centers in the PRC during the first half of 2020. Our students, teachers and staff may also be negatively affected by such events. For instance, our operations could be further disrupted if any of our students, teachers and staff were suspected of contracting a contagious disease, since this could require us to quarantine some or all of our employees or students and disinfect the learning centers used in our business operations. In addition, any occurrences of such natural catastrophes, severe weather conditions, health epidemics and other extraordinary events may result in the postponement or rescheduling of examinations for which we provide courses, which may in turn have an adverse impact on our revenue and performance.

Given the gradual decline in the number of newly confirmed COVID-19 cases in China in recent months, the business activities in China’s major cities have started to resume. As such, we have begun to reopen a select number of our learning centers in April 2020 and gradually reopened the remaining learning centers in May and June 2020 as permitted to do so by the MOE and provincial education bureaus. As of September 30, 2020, all of our self-operated learning centers have resumed operation. However, as the COVID-19 outbreak continues to expand globally, and has posed a serious public health threat to numerous countries and territories as of the date of this Offer to Exercise, a number of countries and territories have implemented quarantining policies and travel restrictions from and to seriously affected cities or regions. These restrictive measures, though temporary in nature, may continue in the foreseeable future and even increase depending on developments in the outbreak. As a result, our ability to deliver our services, particularly our offline ELT services, may be adversely impacted and the costs for us to deliver our services may also increase. Some students may change their study plans due to these restrictive measures or safety considerations, and thus, the demand for our services, especially demand for our overseas training services, may decrease. The COVID-19 outbreak had a material adverse impact on our business operations for the nine months ended September 30, 2020, and may have material adverse impacts on our business operations for the year ended January 5, 2021.

We are uncertain as to when the outbreak of COVID-19 will be completely controlled in China and globally, and the prolonged adverse effects of COVID-19 and any other adverse public health developments may result in the prolonged closure of our learning centers or our offices while we remain obligated to pay rent and other expenses for these facilities, the quarantining of infected or potentially infected students, teachers, or employees and the disinfection of the affected properties along with the temporary suspension of our operations, or the cancellation or deferments of student enrollment to avoid the spread or recurrence of contagion. If such occurrences continue without being effectively controlled in the future, our business operations and financial performance may be materially and adversely affected as a result of various factors, such as changes in general economic outlook, slowdowns in economic growth and negative business sentiment, and measures taken by government authorities which may restrict or limit our operations in China.

While we have migrated our offline general adult ELT, overseas training and junior ELT courses online during the COVID-19 outbreak to provide continued training services to our students, our ability to conduct live-streaming lectures and provide other online education services depends on the continuing operation of our technology systems, which is vulnerable to damage or interruption from natural catastrophes and other extraordinary events. In addition, any fire or other calamity at the facilities of our third-party service providers that host our servers could severely disrupt our ability to deliver our online courses. Our disaster recovery planning cannot account for every conceivable possibility. Any damage or failure of our technology system could result in interruptions in our services, and our brands could be damaged if students believe our systems are unreliable. Such disruptions could severely interfere with our business operation and adversely affect our results of operations.

If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our securities may be materially and adversely affected.

Prior to the consummation of the Business Combination, Meten was a private company with limited accounting personnel and other resources with which to address its internal controls and procedures. Our management has not completed an assessment of the effectiveness of its internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. In the course of auditing the Company’s consolidated financial statements included elsewhere in this Offer to Exercise, the Company and its independent registered public accounting firm identified two material weaknesses and other control deficiencies in our internal control over financial reporting.

The material weaknesses identified relate to (i) our lack of a sufficient number of finance and accounting personnel or sufficiently trained finance and accounting personnel, as well as comprehensive accounting policies in accordance with U.S. GAAP financial reporting; and (ii) our internal control policy does not have a proper approval mechanism, and our lack of internal controls on performing periodic reviews of user accounts and their level of authorization in the financial systems. We plan to implement a number of measures to remedy these material weaknesses. To remedy the identified material weakness and the other control deficiencies, we have implemented and will continue to implement initiatives to improve our internal control over financial reporting to address the material weaknesses that have been identified, including: (i) obtain additional resources, including experienced staff with U.S. GAAP and SEC reporting knowledge, to strengthen the financial reporting function and to set up financial and system control framework; (ii) conducting regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel, including sending our financial staff to attend external U.S. GAAP training courses; and (iii) optimizing our financial systems by establishing a proper approval mechanism and performing periodic reviews of users accounts and their level of authorization. . We cannot assure you, however, that these measures may fully address these material weaknesses and other deficiencies in our internal control over financial reporting or that we may conclude that they have been fully remedied.

If we fail to establish and maintain adequate internal controls, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could limit our access to capital markets, adversely affect our results of operations and lead to a decline in the trading price of our securities. Additionally, ineffective internal controls could expose us to an increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list or to other regulatory investigations and civil or criminal sanctions.

As a public company, we will be subject to Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act. Since we qualify as an “emerging growth company” pursuant to the JOBS Act with less than US$1.07 billion in revenue for our last fiscal year. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. Section 404 will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with the annual report for the year ending January 5, 2021. Management may conclude that our internal control over financial reporting is not effective. Moreover, even if management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on its management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation of our prior deficiencies in its internal control over financial reporting.

During the course of documenting and testing our internal control procedures, we may identify other weaknesses and deficiencies in its internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our securities. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions.

Beginning in 2011, “big four” PRC-based accounting firms, including affiliates of our independent registered public accounting firm, were affected by a conflict between U.S. and Chinese law, and an administrative law judge in the U.S. imposed penalties on the firms and the firms were temporarily suspended from practicing before the SEC. If additional remedial measures are imposed, we could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.

Beginning in 2011, the Chinese affiliates of the “big four” accounting firms (including our independent registered public accounting firm) were affected by a conflict between the U.S. and Chinese law. Specifically, for certain U.S.-listed companies operating and audited in China, the SEC and PCAOB sought to obtain access to the audit work papers and related documents of the Chinese affiliates of the “big four” accounting firms. The accounting firms were, however, advised and directed that, under Chinese law, they could not respond directly to the requests of the SEC and PCAOB and that such requests, and similar requests by foreign regulators for access to such papers in China, had to be channeled through the China Securities Regulatory Commission, or CSRC.

In late 2012, this impasse led the SEC commencing administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act against the Chinese accounting firms, including our independent registered public accounting firm. In January 2014, the administrative law judge made an initial decision to impose penalties on the firms, including a temporary suspension of their right to practice before the SEC. The accounting firms filed a petition for review of the initial decision. On February 6, 2015, before a review by the commissioners of the SEC took place, the firms reached a settlement with the SEC. Under the settlement, the SEC accepts that future requests by the SEC for the production of documents will normally be made to the CSRC. The firms will receive matching Section 106 requests, and are required to follow a detailed set of procedures with respect to such requests, which in substance require them to facilitate production via the CSRC. If they fail to meet specified criteria, the SEC has authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure. Remedies for any future noncompliance could include, as appropriate, an automatic six-month bar on a single firm’s performance of certain audit work, commencement of a new proceeding against a firm, or in extreme cases the resumption of the current proceeding against all four firms.

In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the U.S. with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in China, which could result in their financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against the firms may cause investor uncertainty regarding China-based, U.S.-listed companies, including us, and the market price of our securities may be adversely affected.

If our independent registered public accounting firm was denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delisting of our securities from Nasdaq or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of our securities in the United States.

Our auditor is located in China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the PRC authorities, and as such, investors may be deprived of the benefits of such inspection.

Our independent registered public accounting firm that issues the audit reports included in our annual reports filed with the SEC, as an auditor of the companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board (United States), or the PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Our auditor is located in China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the PRC authorities. In May 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the China Securities Regulation Commission, or the CSRC, and the Ministry of Finance, which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations undertaken by the PCAOB, the CSRC or the Ministry of Finance in the United States and the PRC, respectively. The PCAOB continues to be in discussions with the CSRC and the Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with the PCAOB and audit Chinese companies that trade on U.S. exchanges. On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. In June 2019, a bill entitled the “Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (EQUITABLE) Act” was introduced in the U.S. Congress. This bill requires U.S. stock exchanges, such as Nasdaq, to amend their rules to prohibit foreign issuers from listing shares in the U.S. if their financial statements are audited by public accounting firms that the PCAOB is unable to inspect. Additionally, on May 20, 2020, the U.S. Senate passed S. 945, the Holding Foreign Companies Accountable Act (the “Kennedy Bill”). If passed by the U.S. House of Representatives and signed by the U.S. President, the Kennedy Bill would amend the Sarbanes-Oxley Act to direct the SEC to prohibit the securities of any registrant from being listed on any of the U.S. securities exchanges or traded “over-the-counter” if the auditor of the registrant’s financial statements is not subject to PCAOB inspection for three consecutive years after the law becomes effective, and require certain disclosures in the registrant’s annual reports covering years when the auditor of the registrant’s financial statements is not subject to PCAOB inspection. Furthermore, Nasdaq has proposed changes to its rules to allow it to consider whether the auditor of a company has been inspected by the PCAOB in considering whether to allow the new or continued listing of that company. The proposed Nasdaq rule changes are subject to approval by the SEC. The joint statement, the bills and the proposed Nasdaq rule changes reflect a heightened interest in an issue that has vexed U.S. regulators in recent years. However, it remains unclear what further actions the U.S. Congress, SEC and/or the PCAOB will take to address the problem, or whether the proposed Nasdaq rule changes will be put into place.

Inspections of other firms that the PCAOB has conducted outside of China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The inability of the PCAOB to conduct inspections of independent registered public accounting firms operating in China makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

Risks Related to Our Corporate Structure

If the PRC government finds that the contractual arrangements that establish the structure for operating our business do not comply with applicable PRC laws and regulations, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

Currently, the PRC laws and regulations do not explicitly impose restrictions on foreign investment in ELT services in the PRC. However, some local government authorities in the PRC have adopted different approaches in granting licenses and permits (particularly, imposing more stringent restrictions on foreign-invested entities) for entities providing ELT services. In the areas where we operate our ELT service business, most local government authorities do not allow foreign-invested entities to establish private schools to engage in the ELT services, other than in the forms of Sino-foreign cooperative schools, and the domestic party shall play a dominant role in such cooperation. According to the relevant regulations, foreign investors of Sino-foreign cooperative institutions must be foreign educational institutions with relevant qualifications and experiences. As a foreign company, we are not qualified to run Sino-foreign cooperative schools in the PRC. In addition, according to Notice 75, foreign-invested language training institutions are required to apply for the private school operating permit. However, based on the interviews we conducted in November 2019 with the officials of the local educational authorities in the areas where we have learning centers in operation, most of the local educational authorities provided oral confirmations that due to the fact that the Notice 75 has just been issued for a short period of time and that no detailed supporting rules and regulations have been promulgated, the relevant procedure, approval process and transitional period regarding the application by the foreign-invested language training institutions for the private school operating permit are not yet clear and the relevant government authorities have not yet begun to accept applications. In addition, the PRC laws and regulations restrict foreign ownership in value-added telecommunication services and require that a foreign investor who invests in a value-added telecommunications business in the PRC must possess prior experience in operating value-added telecommunications businesses and a proven track record of business operations overseas. Due to these restrictions, we operate our offline and online ELT business in the PRC primarily through our affiliated entities. We entered into a series of contractual arrangements with Shenzhen Meten International Education Co., Ltd. (“Shenzhen Meten”) and Shenzhen Likeshuo Education Co., Ltd. (“Shenzhen Likeshuo”) and their shareholders, respectively. Our affiliated entities are the entities that hold certain licenses and permits relating to the offline and online ELT business in the PRC. We have been and expect to continue to be dependent on our affiliated entities to operate our business.

As advised by our PRC counsel, there are substantial uncertainties regarding the interpretation and application of the PRC laws and regulations, and we cannot assure you that the PRC government would agree that our corporate structure or any of the above-mentioned contractual arrangements comply with the current or future PRC laws or regulations. The PRC laws and regulations governing the validity of these contractual arrangements are uncertain and the relevant government authorities may have broad discretion in interpreting these laws and regulations. If our ownership structure and contractual arrangements are found to be in violation of any existing or future PRC laws or regulations, or we fail to obtain any of the required licenses and permits, the relevant PRC regulatory authorities including the MOE, which regulates the education industry in the PRC, the Ministry of Commerce, or the MOFCOM, which regulate the foreign investments in the PRC, the MCA, which regulates the registration of non-profit private schools in the PRC after the Amended Private Education Promotion Law became effective, and the SAIC, which regulates the registration and operation of for-profit private schools in the PRC after the Amended Private Education Promotion Law became effective, would have broad discretion in dealing with such violations, including:

•        revoking the business licenses and operating permits held by Zhuhai Meizhilian Education Technology Co., Ltd. and Zhuhai Likeshuo Education Technology Co., Ltd. and their respective subsidiaries, or our other PRC subsidiaries, and/or our affiliated entities;

•        discontinuing or restricting the operations of any related-party transactions among our PRC subsidiaries and our affiliated entities;

•        limiting our business expansion in the PRC by way of entering into contractual arrangements;

•        confiscating the income of our affiliated entities;

•        imposing fines, penalties or other requirements with which we, our PRC subsidiaries, or affiliated entities may not be able to comply;

•        requiring us to restructure the relevant ownership structure or operations, terminate the contractual arrangements with our VIEs or deregister the pledges on the equity interest in our VIEs, which in turn would affect our ability to consolidate, derive economic interest from or exert effective control over our VIEs; or

•        restricting the use of financing sources by us or our affiliated entities, or otherwise restricting our or their ability to conduct business.

As of the date of this Offer to Exercise, similar ownership structure and contractual arrangements have been used by many China-based companies listed overseas, including in the United States. However, we cannot assure you that penalties will not be imposed on any other companies or us in the future. If any of the above fines or punishments is imposed on us, our business, financial condition and results of operations could be materially and adversely affected. If any of these penalties results in our inability to direct the activities of our affiliated entities or results in our failure to receive the economic benefits from our affiliated entities, we may not be able to consolidate our affiliated entities in our financial statements in accordance with U.S. GAAP. However, we do not believe that such actions would result in the liquidation or dissolution of our Company, our wholly-owned subsidiaries in the PRC.

Substantial uncertainties exist with respect to the interpretation and implementation of any new PRC laws, rules and regulations relating to foreign investment and how it may impact the viability of our current corporate structure, corporate governance and business operations.

On March 15, 2019, the National People’s Congress promulgated the Foreign Investment Law, which came into effect on January 1, 2020 and replaced the three existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The existing foreign-invested enterprises, or FIEs, established prior to the effectiveness of the Foreign Investment Law may keep their corporate forms within five years. The Foreign Investment Law stipulates that China implements the management system of pre-establishment national treatment plus a negative list to foreign investment, and the government generally will not expropriate foreign investment, except under certain special circumstances, in which case it will provide fair and reasonable compensation to foreign investors. Foreign investors are barred from investing in prohibited industries on the negative list and must comply with the specified requirements when investing in restricted industries on such list. On December 26, 2019, the State Council promulgated the Implementing Regulations of the Foreign Investment Law, which came into effect on January 1, 2020 and further requires that FIEs and domestic enterprises be treated equally with respect to policy making and implementation.

Pursuant to the Foreign Investment Law, “foreign investment” means any foreign investor’s direct or indirect investment in the PRC, including: (i) establishing FIEs in the PRC either individually or jointly with other investors; (ii) obtaining stock shares, stock equity, property shares, other similar interests in Chinese domestic enterprises; (iii) investing in new project in the PRC either individually or jointly with other investors; and (iv) making investment through other means provided by laws, administrative regulations or State Council provisions. Although the Foreign Investment Law does not explicitly classify the contractual arrangements, such as our contractual arrangement , as a form of foreign investment, it contains a catch-all provision under the definition of “foreign investment,” which includes investments made by foreign investors in China through other means stipulated by laws or administrative regulations or other methods prescribed by the State Council without elaboration on the meaning of “other means.” However, the Implementing Regulations of the Foreign Investment Law still does not specify whether foreign investment includes contractual arrangements.

It is possible that future laws, administrative regulations or provisions prescribed by the State Council may regard contractual arrangements as a form of foreign investment, at which time it will be uncertain whether the contractual arrangements will be deemed to be in violation of the foreign investment access requirements and how the above-mentioned contractual arrangements will be handled. Therefore, there is no guarantee that the contractual arrangements and the business of our affiliated entities will not be materially and adversely affected in the future due to changes in the PRC laws and regulations. Furthermore, if future laws, administrative regulations or provisions prescribed by the State Council mandate further actions to be completed by companies with existing contractual arrangements, we may face substantial uncertainties as to the timely completion of such actions. In the extreme case scenario, we may be required to unwind the contractual arrangements and/or dispose of our VIEs and affiliated, which could have a material and adverse effect on our business, financial conditions and results of operations.

We rely on contractual arrangements with our VIEs and their shareholders for our operations in China, which may not be as effective in providing operational control as direct ownership.

We have relied and expect to continue to rely on the contractual arrangements with our ELT businesses in China. However, these contractual arrangements may not be as effective as direct equity ownership in providing us with control over our affiliated entities. Any failure by our VIEs and their shareholders to perform their obligations under the contractual arrangements would have a material adverse effect on the financial position and performance of our Company. For example, the contractual arrangements are governed by the PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with the PRC law and any disputes would be resolved in accordance with arbitral procedures as contractually stipulated. The commercial arbitration system in the PRC is not as developed as in some other jurisdictions, such as the United States.

As a result, uncertainties in the commercial arbitration system or legal system in the PRC could limit our ability to enforce these contractual arrangements. In addition, if the legal structure and the contractual arrangements were found to violate any existing or future PRC laws and regulations, we may be subject to fines or other legal or administrative sanctions.

If any government action causes us to lose our right to direct the activities of our affiliated entities or lose our right to receive substantially all the economic benefits and residual returns from our affiliated entities and we are not able to restructure our ownership structure and operations in a satisfactory manner, we would no longer be able to consolidate the financial results of our affiliated entities.

Our VIEs or their shareholders may fail to perform their obligations under the contractual arrangements.

If Shenzhen Meten, Shenzhen Likeshuo or any of their respective shareholders fails to perform their obligations under the contractual arrangements, we may have to incur substantial costs and resources to enforce our rights under the contracts, and rely on legal remedies under the PRC law, including seeking specific performance or injunctive relief and claiming damages, which may not be effective. For example, if the shareholders of Shenzhen Meten or Shenzhen Likeshuo were to refuse to transfer their equity interest in Shenzhen Meten or Shenzhen Likeshuo to us or our designee when we exercise the call option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations.

All the material agreements under our contractual arrangements are governed by the PRC law and provide for the resolution of disputes under the agreements through arbitration in the Shenzhen Court of International Arbitration. Accordingly, these contracts would be interpreted in accordance with the PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Under the PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and the prevailing parties may only enforce the arbitration awards in the PRC courts through arbitration award recognition proceedings, which would incur additional expenses and delay. In the event that we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our affiliated entities, and our ability to conduct our business may be negatively affected.

The shareholders of our VIEs may have actual or potential conflicts of interest with us and not act in the best interests of our Company.

Our control over affiliated entities is based upon the contractual arrangements with our affiliated entities, the VIEs and their shareholders and the directors of our affiliated entities. The shareholders of the VIEs may potentially have conflicts of interest with us and breach their contracts or undertaking with if it would further their own interest or if they otherwise act in bad faith. These shareholders may refuse to sign or breach, or cause our VIEs to breach or refuse to renew the existing contractual arrangements, which would have a material and adverse effect on our ability to effectively control our affiliated entities and receive economic benefits from them. For example, these shareholders may be able to cause our agreements with our VIEs to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. When conflicts of interest arise any or all of these shareholders will act in the best interests of our Company or such conflicts will be resolved in our favor. Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our Company. If we cannot resolve any conflict of interest or dispute between us and these shareholders, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings. If we are unable to resolve such conflicts, including where the shareholders of our VIEs breached their contracts or undertakings with us and as a result or otherwise subject us to claims from third parties, our business, financial condition and operations could be materially and adversely affected.

The contractual arrangements may be subject to the scrutiny of the PRC tax authorities and additional tax may be imposed, which may materially and adversely affect our results of operation and value of your investment.

Under the PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. We could face material and adverse tax consequences if the PRC tax authorities determine that the Exclusive Management Cooperation Agreement we have with our affiliated entities does not represent an arm’s length price and determines to adjust any of those entities’ income in the form of a transfer pricing adjustment. A transfer pricing adjustment could increase our tax liabilities. In addition, the PRC tax authorities may have reason to believe that our subsidiaries or our affiliated entities are dodging their tax obligations, and we may not be able to rectify such incident within the limited timeline required by the PRC tax authorities. As a result, the PRC tax authorities may impose late payment fees and other penalties on us for underpaid taxes, which could materially and adversely affect our business, financial condition and results of operations.

If any of our affiliated entities becomes subject to winding up or liquidation proceedings, we may lose the ability to make use of certain important assets, which could negatively impact our business and materially and adversely affect our ability to generate revenue.

We currently conduct our operations in China through contractual arrangements. As part of these arrangements, substantially all of our education-related assets, permits and licenses that are important to the operation of our business are held by our affiliated entities. If any of these affiliated entities is wound up, and all or part of their assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which would materially and adversely affect our business, financial condition and results of operations. If any of our affiliated entities undergoes a voluntary or involuntary liquidation proceeding, its equity owner or unrelated third-party creditors may claim rights relating to some or all of these assets, which would hinder our ability to operate our business and could materially and adversely affect our business and our ability to generate revenue. As a result, we may not be able to exercise our rights in a timely manner and our business, financial condition and operations may be materially and adversely affected.

The custodians or authorized users of our controlling non-tangible assets, including chops and seals, may fail to fulfill their responsibilities, or misappropriate or misuse these assets.

Under the PRC law, legal documents for corporate transactions, including agreements and contracts that our business relies on, are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant PRC industry and commerce authorities.

In order to maintain the physical security of our chops, we generally have them stored in secured locations accessible only to certain authorized employees. Although we monitor such authorized employees, the procedures may not be sufficient to prevent all instances of abuse or negligence. There is a risk that our employees could abuse their authority, for example, by entering into a contract not approved by us or by seeking to gain control of our subsidiaries, our VIEs or any of their subsidiaries. If any employee obtains, misuses or misappropriates our chops and seals or other controlling intangible assets for whatever reason, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve and divert management from our operations.

The PRC regulation of loans and direct investments in PRC subsidiaries by offshore holding companies and governmental control of currency conversion may delay us from using working capital to make loan or additional capital contributions to our PRC subsidiaries, our affiliated entities, which could harm our liquidity and our ability to fund and expand our business.

From time to time in the ordinary course of our business, we may (i) make loans to our PRC subsidiaries; (ii) make additional capital contributions to our PRC subsidiaries; (iii) establish new PRC subsidiaries and make capital contributions to them; and (iv) acquire offshore entities with business operations in the PRC in an offshore transaction. However, most of these uses are subject to PRC regulations and approvals. For example:

•        loans by us to our PRC subsidiaries cannot exceed a statutory limit and shall be filed with the State Administration of Foreign Exchange of the PRC, or the SAFE, after the loan agreement is signed and at least three business days before the borrower makes any drawdown under the loan; and

•        capital contributions to our PRC subsidiaries shall be filed with the MOFCOM and SAMR or their local counterparts and also be registered with the local banks authorized by the SAFE.

Currently, there is no statutory limit to the amount of funding we can provide to our PRC subsidiaries through capital contributions. However, the maximum amount we can loan to our PRC subsidiaries is subject to statutory limits. According to the current PRC laws and regulations, we can provide funding to our PRC subsidiaries through loans of up to either (i) the amount of the difference between the respective registered total investment amount and the registered capital of each of our PRC subsidiaries, or the Total Investment and Registered Capital Balance; or (ii) two and a half times, or the then applicable statutory multiple, of the amount of their respective net assets, calculated in accordance with PRC GAAP, or the Net Assets Limit, at our election. If we choose to make a loan to a PRC subsidiary based on the Total Investment and Registered Capital Balance as of the date of this Offer to Exercise, subject to the completion of statutory procedures with the relevant government authorities and banks, we may extend a loan with an estimated aggregate maximum amount of approximately RMB160.0 million to our PRC subsidiaries. We may increase the Total Investment and Registered Capital Balance of our PRC subsidiaries, which is subject to governmental procedures and may require a PRC subsidiary to increase its registered capital at the same time. If we choose to make a loan to a PRC entity based on its Net Assets Limit, the maximum amount we would be able to loan to the relevant PRC entity would depend on the relevant entity’s net assets and the applicable statutory multiple at the time of calculation. As of the date of this Offer to Exercise, our PRC subsidiaries have negative net assets, and we cannot provide loans to them using the Net Assets Limit method.

In addition, on March 30, 2015, the SAFE promulgated the Circular on Reforming Management of the Settlement of Foreign Exchange Capital of Foreign-Invested Enterprises, or Circular 19, a regulation regarding the conversion by a foreign-invested company of its capital contribution in foreign currency into Renminbi. Circular 19 launched a nationwide reform of the administration of the settlement of the foreign exchange capital of foreign-invested enterprises and allows foreign-invested enterprises to settle their foreign exchange capital at their discretion, but continues to prohibit foreign-invested enterprises from using the Renminbi fund converted from their foreign exchange capital for expenditures beyond their business scopes. In June 2016, the SAFE promulgated the Notice on Reforming and Standardizing the Administrative Provisions on Capital Account Foreign Exchange Settlement, or Circular 16. Circular 19 and Circular 16 continue to prohibit foreign-invested enterprises from, among other things, using the Renminbi fund converted from its foreign exchange capital for expenditure beyond its business scope, investment and financing (except for security investment or guarantee products issued by bank), providing loans to non-affiliated enterprises or constructing or purchasing real estate not for self-use. On October 23, 2019, the SAFE issued the Notice of the State Administration of Foreign Exchange on Further Facilitating Cross-border Trade and Investment, which, among other things, expanded the use of foreign exchange capital to domestic equity investment area. Non-investment foreign-funded enterprises are allowed to lawfully make domestic equity investments by using their capital on the premise of no violation of prevailing special administrative measures for access of foreign investments (negative list) and the authenticity and compliance with the regulations of domestic investment projects.

We expect that the PRC laws and regulations may continue to limit our use of our working capital. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all, with respect to future loans or capital contributions by us to our entities in the PRC. If we fail to receive such registrations or approvals, our ability to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

Risks Related to Doing Business in China

Adverse changes in the PRC economic, political and social conditions as well as laws and government policies, may materially and adversely affect our business, financial condition, results of operations and growth prospects.

Substantially all of our operations are conducted in China, and substantially all of our revenue is derived from China. Accordingly, our business, prospects, financial condition and results of operations are subject, to a significant extent, to economic, political and legal developments in China.

The economic, political and social conditions in the PRC differ from those in more developed countries in many respects, including structure, government involvement, level of development, growth rate, control of foreign exchange, capital reinvestment, allocation of resources, rate of inflation and trade balance position. Before the adoption of its reform and opening up policies in 1978, the PRC was primarily a planned economy. In recent years, the PRC government has been reforming the PRC economic system and government structure. For example, the PRC government has implemented economic reforms and measures emphasizing the utilization of market forces in the development of the PRC economy in the past three decades. These reforms have resulted in significant economic growth and social prospects. Economic reform measures, however, may be adjusted, modified or applied inconsistently from industry to industry or across different regions of the country.

We cannot predict whether the resulting changes will have any adverse effect on our current or future business, financial condition or results of operations. Despite these economic reforms and measures, the PRC government continues to play a significant role in regulating industrial development, allocation of natural and other resources, production, pricing and management of currency, and there can be no assurance that the PRC government will continue to pursue a policy of economic reform or that the direction of reform will continue to be market friendly.

Our ability to successfully expand our business operations in the PRC depends on a number of factors, including macro-economic and other market conditions, and credit availability from lending institutions. Stricter credit or lending policies in the PRC may affect our customers’ consumer credit or consumer banking business, and may also affect our ability to obtain external financing, which may reduce our ability to implement our expansion strategies. We cannot assure you that the PRC government will not implement any additional measures to tighten credit or lending standards, or that, if any such measure is implemented, it will not adversely affect our future results of operations or profitability.

Demand for our services and our business, financial condition and results of operations may be materially and adversely affected by the following factors:

•        political instability or changes in social conditions of the PRC;

•        changes in laws, regulations, and administrative directives or the interpretation thereof;

•        measures which may be introduced to control inflation or deflation; and

•        measures changes in the rate or method of taxation.

These factors are affected by a number of variables, which are beyond our control.

Additionally, the outbreak of COVID-19 may have a material adverse impact on the overall economic outlook, economic growth and business sentiment in China (see “— Risks Related to Our Business and Operations — Any natural catastrophes, severe weather conditions, health epidemics, including COVID-19, and other extraordinary events could severely disrupt our business operations” and “Recent Developments” in this Offer to Exercise), and may in turn influence the operation of our business.

The legal system of the PRC is not fully developed and there are inherent uncertainties that may affect the protection afforded to our business and our shareholders.

Our business and operations in the PRC are governed by the PRC legal system that is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value. Since the late 1970s, the PRC government has promulgated laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, as these laws and regulations are relatively new and continue to evolve, interpretation and enforcement of these laws and regulations involve significant uncertainties and different degrees of inconsistency. Some of the laws and regulations are still in the developmental stage and are therefore subject to policy changes. Many laws, regulations, policies and legal requirements have only been recently adopted by PRC central or local government agencies, and their implementation, interpretation and enforcement may involve uncertainty due to the lack of established practice available for reference. We cannot predict the effect of future legal developments in the PRC, including the promulgation of new laws, changes in existing laws or their interpretation or enforcement, or the pre-emption of local regulations by national laws. As a result, there is substantial uncertainty as to the legal protection available to us and our shareholders. Moreover, due to the limited volume of published cases and the non-binding nature of prior court decisions, the outcome of dispute resolution may not be as consistent or predictable as in other more developed jurisdictions, which may limit the legal protection available to us. In addition, any litigation in the PRC may be protracted and result in substantial costs and the diversion of resources and management attention.

PRC governmental control and restrictions on the convertibility of Renminbi may materially and adversely affect the value of your investments.

The PRC government imposes controls and restrictions on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. The majority of our income is received in Renminbi and shortages in the availability of foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy their foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from SAFE, by complying with certain procedural requirements. Approval from appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders.

The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may adversely affect our business and our results of operations.

The PRC Labor Contract Law became effective and was implemented on January 1, 2008, which was amended on December 28, 2012. It has reinforced the protection of employees who, under the PRC Labor Contract Law, have the right, among others, to have written labor contracts, to enter into labor contracts with no fixed terms under certain circumstances, to receive overtime wages and to terminate or alter terms in labor contracts. According to the PRC Social Insurance Law, which became effective on July 1, 2011 and was amended on December 29, 2018, and the Administrative Regulations on the Housing Funds, which became effective on April 3, 1999 and was amended on March 24, 2002 and March 24, 2019, companies operating in China are required to participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance and housing funds plans, and the employers must pay all or a portion of the social insurance premiums and housing funds for their employees.

As these laws and regulations designed to enhance labor protection, we expect our labor costs will continue to increase. In addition, since the interpretation and implementation of these laws and regulations are still evolving, our employment practice may not at all times be deemed in compliance with the new laws and regulations. If we are subject to severe penalties or incur significant liabilities in connection with labor disputes or investigations, our business and results of operations may be adversely affected.

Regulation and censorship of information disseminated over the internet in China may adversely affect our business and reputation and subject us to liability for information displayed on our website.

The PRC government has adopted regulations governing internet access and the distribution of news and other information over the internet. Under these regulations, internet content providers are prohibited from posting or displaying over the internet content that, among other things, violates PRC laws and regulations, impairs the national dignity of China, or is reactionary, obscene, superstitious, fraudulent or defamatory. Failure to comply with these requirements may result in the revocation of licenses to provide Internet content and other licenses, and the closure of the concerned websites. The website operator may also be held liable for such censored information displayed on or linked to the websites. If our websites are found to be in violation of any such requirements, we may be penalized by relevant authorities, and our operations or reputation could be adversely affected.

PRC regulations relating to foreign exchange registration of overseas investment by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into the PRC subsidiaries, limit PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

The SAFE has promulgated certain regulations, including the Notice on Relevant Issues Relating to Foreign Exchange Control on Domestic Residents’ Investment and Financing and Round-Trip Investment through Special Purpose Vehicles, or Circular 37, effective on July 4, 2014, and its appendices, that require PRC residents, including PRC institutions and individuals, to register with local branches of the SAFE in connection with their direct establishment or indirect control of an offshore entity for the purpose of overseas investment and financing with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in Circular 37 as a “special purpose vehicle.” The term “control” under Circular 37 is broadly defined as the operation rights, beneficiary rights or decision-making rights acquired by the PRC residents in the offshore special purpose vehicles by such means as acquisition, trust, proxy, voting rights, repurchase, convertible bonds or other arrangements. Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required registration with the SAFE, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities. Further, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for foreign exchange evasion.

On February 13, 2015, the SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or Notice 13, which became effective on June 1, 2015. Under Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under Circular 37 will be directly reviewed and handled by banks, and the SAFE and its branches shall perform indirect regulation over the direct investment-related foreign exchange registration via banks.

These regulations apply to our direct and indirect shareholders who are PRC residents and may apply to any offshore acquisitions or share transfers that we make in the future if our shares are issued to PRC residents. However, in practice, different local SAFE branches may have different views and procedures on the application and implementation of SAFE regulations, and since Circular 37 was recently issued, there remains uncertainty with respect to its implementation.

As of the date of this Offer to Exercise, all PRC residents known to us that currently hold direct or indirect interests in our company have completed the necessary registrations as required by Circular 37. We cannot assure you that any shareholders or beneficial owners of our company who are PRC residents will be able to successfully complete the registration or update the registration of their direct and indirect equity interest as required in the future. If any of them fail to make or update the registration, our PRC subsidiaries could be subject to fines and legal penalties, and the SAFE could restrict our cross-border investment activities and our foreign exchange activities, including restricting our PRC subsidiaries’ ability to distribute dividends to, or obtain loans denominated in foreign currencies from, our company, or prevent us from contributing additional capital into our PRC subsidiaries. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

If we are classified as a PRC “resident enterprise,” we could be subject to PRC income tax at the rate of 25% on our worldwide income, and holders of our Ordinary Shares may be subject to a PRC withholding tax upon the dividends payable and upon gain from the sale of our Ordinary Shares.

Under the Enterprise Income Tax Law, or EIT Law, and its implementation rules, if an enterprise incorporated outside the PRC has its “de facto management body” located within the PRC, such enterprise may be recognized as a PRC tax resident enterprise and be subject to the unified enterprise income tax rate of 25% on its worldwide income. Under the implementation rules for the EIT Law, “de facto management body” is defined as the body that has material and overall management control over the business, personnel, accounts and properties of an enterprise. The SAT issued the Notice regarding the Determination of Chinese-Controlled Overseas Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or SAT Circular 82, on April 22, 2009. SAT Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located inside China, stating that only a company meeting all the criteria would be deemed having its de facto management body within China. One of the criteria is that a company’s major assets, accounting books and minutes and files of its board and shareholders’ meetings are located or kept in the PRC. In addition, the SAT issued a bulletin on July 27, 2011, effective from September 1, 2011, providing further guidance on the implementation of SAT Circular 82. This bulletin clarifies matters including residence status determination, post-determination administration and competent tax authorities. Although both SAT Circular 82 and the bulletin only apply to offshore enterprises controlled by PRC enterprises and there are currently no further detailed rules or precedents governing the procedures and specific criteria for determining “de facto management body” for companies like us controlled by PRC individuals, the determination criteria set forth in SAT Circular 82 and the bulletin may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax residency status of offshore enterprises and how the administration measures should be implemented with respect to such enterprises, regardless of whether they are controlled by PRC enterprises or PRC individuals.

Since all of our senior management members reside in the PRC, we may be recognized as a PRC tax resident enterprise for the purpose of the EIT Law and therefore would be subject to PRC income tax at the rate of 25% on our worldwide income. In such event, our income tax expenses may increase significantly and its net profit and profit margin could be materially and adversely affected.

Under the EIT Law, foreign enterprise shareholders of a PRC resident enterprise will be subject to a 10% (or 20% for an individual) withholding tax upon dividends received from the PRC resident enterprise and on gain recognized with respect to the sale of shares of the resident enterprise, if such amounts are deemed to be derived from sources within the PRC. Accordingly, if we are treated as a PRC resident enterprise, holders of our Ordinary Shares may be subject to a 10% (or 20% for an individual) withholding tax upon dividends received from us and on gain recognized with respect to the sale of our Ordinary Shares, unless such withholding tax is reduced by an applicable income tax treaty between China and the jurisdiction of the holder. Any such tax may reduce the returns on your investment in our Ordinary Shares.

We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the SAT issued the Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Transfer of Assets by Non-Resident Enterprises, or the SAT Bulletin 7. The SAT Bulletin 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. On October 17, 2017, the SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or the SAT Bulletin 37, which came into effect on December 1, 2017. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an Indirect Transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. We may be subject to filing obligations or taxed if we are the transferor in such transactions, and may be subject to withholding obligations if we are the transferee in such transactions, under SAT Bulletin 7 and/or SAT Bulletin 37. For transfer of shares in us that do not qualify for the public securities market safe harbor by investors who are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. As a result, we, our non-resident enterprises and PRC subsidiaries may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that we and our non-resident enterprises should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Employee participants in our share incentive plans who are PRC citizens may be required to register with the SAFE. We also face regulatory uncertainties in the PRC that could restrict our ability to grant share incentive awards to our employees who are PRC citizens.

Pursuant to the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in a Stock Incentive Plan of an Overseas Publicly-Listed Company issued by the SAFE on February 15, 2012, or Circular 7, the PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with the SAFE through a domestic qualified agent, which could be the PRC subsidiaries of such overseas listed company, and complete certain other procedures. Such PRC individuals’ foreign exchange income received from the sale of shares and dividends distributed by the overseas listed company and any other income shall be fully remitted into a collective foreign currency account in the PRC opened and managed by the PRC domestic agent before distribution to such individuals. In addition, such domestic individuals must also retain an overseas entrusted institution to handle matters in connection with their exercise of share options and their purchase and sale of shares. The PRC domestic agent also needs to update registration with the SAFE within three months after the overseas-listed company materially changes its share incentive plan or make any new share incentive plans.

From time to time, we will need to apply for or update its registration with the SAFE or its local branches on behalf of employees who receive options or other equity-based incentive grants under our share incentive plans or material changes in our share incentive plans. However, we may not always be able to make applications or update its registration on behalf of employees in compliance with Circular 7, nor can we ensure you that such applications or update of registration will be successful. If we or the participants of its share incentive plans who are PRC citizens fail to comply with Circular 7, we and/or such participants of our share incentive plans may be subject to fines and legal sanctions, there may be additional restrictions on the ability of such participants to exercise their share options or remit proceeds gained from sale of their shares into the PRC, and we may be prevented from further granting share incentive awards under its share incentive plans to employees who are PRC citizens.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in the PRC against us or our management named in the Offer to Exercise based on foreign laws.

We are a company incorporated under the laws of the Cayman Islands. We conduct substantially all of our operations in the PRC and substantially all of our assets are located in PRC. In addition, all our senior executive officers reside within the PRC for a significant portion of the time and most are PRC nationals. As a result, it may be difficult for our shareholders to effect service of process upon us or those persons inside the PRC. In addition, the PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in the PRC of judgments of a court in any of these non-PRC jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible.

Fluctuations in the value of the Renminbi could have a material and adverse effect on your investment.

The change in value of the Renminbi against the U.S. dollar and other currencies is affected by various factors such as changes in political and economic conditions in the PRC. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar, and the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation was halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

Any significant appreciation or revaluation of the Renminbi may have a material adverse effect on the value of, and any dividends payable on, our securities in foreign currency terms. More specifically, if we decide to convert our Renminbi into U.S. dollars, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us. To the extent that we need to convert U.S. dollars we receive from our initial public offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. In addition, appreciation or depreciation in the exchange rate of the Renminbi to the U.S. dollar could materially and adversely affect the price of our securities in U.S. dollars without giving effect to any underlying change in our business or results of operations.

Risks Related to Our Ordinary Shares

Resales of our Ordinary Shares could depress the market price of our Ordinary Shares.

There may be a large number of Ordinary Shares sold in the market in the near future. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Ordinary Shares. We have registered the offer and resale by the several selling securityholders of 44,330,947 Ordinary Shares, including Ordinary Shares issuable upon the exercise of outstanding warrants and units (including warrants issuable upon the exercise of outstanding unit purchase options). We had 53,555,342 Ordinary Shares outstanding as of November 30, 2020. Notwithstanding that 50% of the Ordinary Shares beneficially owned by our founders Jishuang Zhao, Siguang Peng and Yupeng Guo are subject to lock-up until March 21, 2021, such sales of Ordinary Shares or the perception of such sales may depress the market price of our Ordinary Shares.

Our share price and warrant price may be volatile and could decline substantially.

The market price of our Ordinary Shares and warrants may be volatile, both because of actual and perceived changes in the Company’s financial results and prospects, and because of general volatility in the stock market. The factors that could cause fluctuations in our share price and warrant may include, among other factors discussed in this section, the following:

•        actual or anticipated variations in the financial results and prospects of the Company or other companies in the retail business;

•        changes in financial estimates by research analysts;

•        changes in the market valuations of other education technology companies;

•        announcements by us or our competitors of new education services, expansions, investments, acquisitions, strategic partnerships or joint ventures;

•        mergers or other business combinations involving us;

•        additions and departures of key personnel and senior management;

•        changes in accounting principles;

•        the passage of legislation or other developments affecting us or our industry;

•        the trading volume of our Ordinary Shares in the public market;

•        the release of lockup, escrow or other transfer restrictions on our outstanding equity securities or sales of additional equity securities;

•        potential litigation or regulatory investigations;

•        changes in economic conditions, including fluctuations in global and Chinese economies;

•        financial market conditions;

•        natural disasters, terrorist acts, acts of war or periods of civil unrest; and

•        the realization of some or all of the risks described in this section.

In addition, the stock markets have experienced significant price and trading volume fluctuations from time to time, and the market prices of the equity securities of retailers have been extremely volatile and are sometimes subject to sharp price and trading volume changes. These broad market fluctuations may materially and adversely affect the market price of our Ordinary Shares.

We may issue additional Ordinary Shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our Ordinary Shares.

Currently, we will have warrants outstanding to purchase up to an aggregate of 12,705,000 Ordinary Shares. Additionally, certain of our shareholders will also have the right to receive their pro rata portion of up to an additional 11,000,000 Ordinary Shares (“Contingent Shares”) as follows: (i) 4,000,000 Contingent Shares if the reported closing sale price of the Ordinary Shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 consecutive trading days at any time before December 31, 2022, and (ii) 7,000,000 Contingent Shares if the reported closing sale price of the Ordinary Shares equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations or other similar actions) for any 20 consecutive trading days during the fiscal year ending December 31, 2023. The earnout conditions operate independently. There is no “catch up” mechanism; Contingent Shares not earned in a prior earnout period will not be earnable in a subsequent period. We may also issue additional Ordinary Shares or other equity securities of equal or senior rank in the future for any reason or in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.

Our issuance of additional Ordinary Shares or other equity securities of equal or senior rank would have the following effects:

•        our existing shareholders’ proportionate ownership interest in us will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding share may be diminished; and

•        the market price of our Ordinary Shares may decline.

We are not expected to pay dividends on its shares of Ordinary Shares in the foreseeable future.

We are not expected to pay dividends on its shares of Ordinary Shares in the foreseeable future. Instead, for the foreseeable future, it is expected that we will continue to retain any earnings to finance the development and expansion of its business, and not to pay any cash dividends on its Ordinary Shares. Consequently, you should not rely on an investment in the Company as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends, subject to applicable laws. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Ordinary Shares will likely depend entirely upon any future price appreciation of our Ordinary Shares. We cannot guarantee that our Ordinary Shares will appreciate in value or even maintain the price at which you purchased the Ordinary Shares. You may not realize a return on your investment in our Ordinary Shares and you may even lose your entire investment in our Ordinary Shares.

We may become a passive foreign investment company, which could result in adverse United States federal income tax consequences to United States investors.

Based on the projected composition of our income and valuation of our assets, including goodwill, and the trading price for our Ordinary Shares, we are not expected to be a passive foreign investment company (“PFIC”) for our current taxable year, and we do not expect to become one in the future, although there can be no assurance in this regard. Although we do not expect to be a PFIC, it is not entirely clear how the contractual arrangements between our Company and the VIEs will be treated for purposes of the PFIC rules. If it were determined that we do not own the stock of the VIEs for U.S. federal income tax purposes (for instance, because the relevant PRC authorities do not respect these arrangements), we may be treated as a PFIC. If we are or were to become a PFIC, such characterization could result in adverse United States federal income tax consequences to you if you are a U.S. investor. For example, if we are a PFIC, its U.S. investors will become subject to increased tax liabilities under U.S. federal income tax laws and regulations and will become subject to burdensome reporting requirements. We cannot assure you that we will not be a PFIC for our current taxable year or any future taxable year.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about us or our business, our Ordinary Share price and trading volume could decline.

The trading market for our Ordinary Shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on us If no securities or industry analysts commence coverage of our Company, the trading price for its Ordinary Shares would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade its securities or publish inaccurate or unfavorable research about its business, its stock price would likely decline. If one or more of these analysts cease coverage of our Company or fail to publish reports on our Company, demand for its Ordinary Shares could decrease, which might cause its Ordinary Share price and trading volume to decline.

Our amended and restated memorandum and articles of association contains anti-takeover provisions that could have a material adverse effect on the rights of holders of our Ordinary Shares.

Our amended and restated memorandum and articles of association include provisions to limit the ability of others to acquire control of us or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of us in a tender offer or similar transaction. For example, our board of directors has the authority, subject to any resolution of the shareholders to the contrary, to issue preference shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our Ordinary Shares. Preference shares could be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. If our board of directors decides to issue preference shares, the price of our Ordinary Shares may fall and the voting and other rights of the holders of our Ordinary Shares may be materially and adversely affected.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we were formed under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Law of the Cayman Islands and the common law of the Cayman Islands. The rights of our shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedents in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies have no general rights under the Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have the discretion under our amended and restated memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by shareholders, but are not obliged to make them available to shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands differ significantly from requirements for companies incorporated in other jurisdictions such as the U.S. To the extent we choose to follow home country practice, shareholders may be afforded less protection than they otherwise would have under rules and regulations applicable to U.S. domestic issuers.

The Cayman Islands courts are also unlikely (i) to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws, or (ii) to impose liabilities against us, in original actions brought in the Cayman Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

As a result of all of the above, our shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of our board of directors or shareholders than they would as shareholders of a company incorporated in the United States.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands company and all of its assets are located outside of the United States. All of our current operations are conducted in the PRC. In addition, the majority of our officers and directors are nationals and residents of countries other than the United States and all of their assets are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and the PRC.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•        the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the Nasdaq. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

As a Cayman Islands company listed on the Nasdaq, we are subject to Nasdaq corporate governance listing standards. However, the Nasdaq rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from Nasdaq corporate governance listing standards. A Cayman Islands company is not required to have annual general meetings. Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest. To the extent we choose to follow home country practice with respect to corporate governance matters such as the exemption from holding an annual general meeting pursuant to Nasdaq Rule 5620(a), our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

We will incur increased costs as a result of being a public company.

Since becoming a public company in March 2020, we have incurred, and expect to continue to incur, significant accounting, legal and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and the Nasdaq, have detailed requirements concerning corporate governance practices of public companies, including Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal controls over financial reporting. We expect these rules and regulations applicable to public companies to increase our accounting, legal and financial compliance costs and to make certain corporate activities more time-consuming and costly. Our management will be required to devote substantial time and attention to our public company reporting obligations and other compliance matters. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. Our reporting and other compliance obligations as a public company may place a strain on our management, operational and financial resources and systems for the foreseeable future.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

* * * * *

The risks above do not necessarily comprise all of those associated with an investment in the Company. This Offer to Exercise contains forward looking statements that involve unknown risks, uncertainties and other factors that may cause the actual results, financial condition, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Factors that might cause such a difference include, but are not limited to, those set out above.

DESCRIPTION OF THE OFFER TO EXERCISE

Pursuant to this Offer to Exercise, the Company is offering to holders of its Warrants, with an exercise price of $11.50 per share, upon the terms and subject to the conditions set forth herein, an opportunity to exercise the Warrants at a temporarily reduced exercise price of $1.40 per Ordinary Share. If you choose not to participate in the Offer to Exercise, your Warrants will remain in effect, with an exercise price of $11.50 per share, unless the Participation Requirement is met. If the Participation Requirement is met, (i) the Offer to Exercise will be completed by the Company and (ii) the exercise price of all outstanding Warrants following the Expiration Date will temporarily be reduced to $2.50 per share, and be subject to a “full-ratchet” anti-dilution protection with respect to subsequent equity sales in which any person will be entitled to acquire Ordinary Shares at an effective price per share that is lower than the then exercise price of the Warrants, subject to customary exceptions. This reduced price and “full-ratchet” anti-dilution protection will apply to all outstanding Warrants during the Second Reduction Period. The Second Reduction Period will terminate on the later to occur of (i) the date following which the closing price of the Ordinary Shares has been equal to or greater than $3.00 per share for at least twenty (20) trading days during the preceding thirty (30) trading day period or (ii) the 61st day following the Expiration Date. Upon any termination of the Second Reduction Period, the exercise price of the outstanding Warrants will be reset to $11.50 per share and such exercise price will no longer be subject to the “full-ratchet” anti-dilution protection. The one-time full-ratchet anti-dilution protection will also terminate upon the closing of bona fide equity financing (meaning raising gross proceeds of at least $10 million) by the Company at a per share price above $2.50 during the Second Reduction Period. If the Participation Requirement is not met, the Offer to Exercise will not be completed and the exercise price of the outstanding Warrants will remain at $11.50 and will not be subject to the “full-ratchet” anti-dilution protection (unless the Participation Requirement condition is waived by the Company).

The Company is exercising its discretion in accordance with the Warrant Agreement to temporarily reduce the exercise price of the Warrants to $1.40 per share for the period that begins on December 7, 2020, which is the date the materials relating to this Offer to Exercise are first being sent to the holders of the Warrants, and ends at 11:59 p.m. (Eastern Time) on Expiration Date. Other than as set forth above, the terms of the Warrants will remain unmodified and in full force and effect.

The Offer to Exercise is conditioned on the Company having in place an effective registration statement under the Securities Act, for the purpose of registering the exercise of 6,325,000 outstanding IPO Warrants at the reduced exercise price of $1.40 per share, and the shares issuable upon such exercise having been registered or qualified or deemed to be exempt from registration under the securities laws of the state of residence of the holder of the warrant. In this Offer to Exercise, we refer to this condition as the “Registration Statement Condition.” The Company has an effective Registration Statement for the issuance of shares upon exercise of such warrants, and has filed with the SEC the Supplement to the Registration Statement that covers the exercise of such warrants at the reduced exercise price of $1.40 per share. Accordingly, the Registration Statement, as supplemented by the Supplement, reflects the terms of the Warrants as modified by this Offer to Exercise.

The Company will not complete the Offer to Exercise unless, at such time, the Registration Statement remains effective. If the Registration Statement ceases to be effective, the Company may, in its discretion, extend, terminate or withdraw the Offer to Exercise. The Company will inform you of any extension of the offer period in the manner described in “Description of the Offer to Exercise — Section 7: Extension of Offer to Exercise Period; Termination; Amendments.” If the Company terminates or withdraws the Offer to Exercise, or allows the Offer to Exercise to expire because the Registration Statement ceases to be effective, the Company will return any tendered Warrants promptly following such expiration, termination or withdrawal. The Company will rely on the exemption from registration provided by Section 4(a)(2) of the Securities Act for the exercise of the remaining 6,380,000 outstanding Placement Warrants and Post-Merger Warrants, which were issued in private placements.

The Offer to Exercise is not being made to, nor will tenders be accepted from or on behalf of, holders of Warrants residing in any jurisdiction in which the making of the Offer to Exercise or acceptance thereof would not be in compliance with the laws of that jurisdiction.

SECTION 1. FORWARD LOOKING STATEMENTS

This Offer to Exercise contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about us and our industry. All statements other than statements of historical fact in this Offer to Exercise are forward-looking statements. These forward-looking statements are made under the “safe harbor” provision under Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” and elsewhere in this Offer to Exercise that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

In some cases, these forward-looking statements can be identified by words and phrases such as “may,” “should,” “intend,” “predict,” “potential,” “continue,” “will,” “expect,” “anticipate,” “estimate,” “plan,” “believe,” “is /are likely to” or the negative form of these words and phrases or other comparable expressions. The forward-looking statements included in this Offer to Exercise relate to, among other things:

•        our goals and growth strategies;

•        our future prospects and market acceptance of our courses and other products and services;

•        our future business development, financial condition and results of operations;

•        expected changes in our revenue, costs or expenditures;

•        our ability to retain and increase our student enrollment;

•        our plans to expand and enhance our courses and other products and services;

•        our ability to engage, train and retain new teachers and consultants;

•        our ability to maintain and improve technology infrastructure necessary to operate our online platform;

•        our expectations regarding the demand for, and market acceptance of, our services and our brands;

•        general economic and business conditions in the markets in which we operate;

•        growth and competition in the ELT markets;

•        relevant government policies and regulations relating to our corporate structure, business and industry;

•        the impact of the outbreak of the coronavirus disease (“COVID-19”) and other pandemic or natural disaster; and

•        the assumptions underlying or related to any of the foregoing.

These forward-looking statements involve various risks, assumptions and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may turn out to be incorrect. Our actual results could be materially different from or worse than our expectations. You should read this Offer to Exercise and the documents that we refer to in this Offer to Exercise with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this Offer to Exercise include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements made in this Offer to Exercise relate only to events or information as of the date on which the statements are made in this Offer to Exercise. All forward-looking statements included herein attributable to us or other parties or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, after the date of this Offer to Exercise or to reflect the occurrence of unanticipated events, except as otherwise required by the U.S. federal securities laws.

SECTION 2. PURPOSES OF THE OFFER TO EXERCISE AND
USE OF PROCEEDS; PLANS OR PROPOSALS

Purpose of the Offer to Exercise and Use of Proceeds

The purpose of the Offer to Exercise is to encourage the exercise of the Warrants by temporarily reducing the exercise price. If all of the outstanding Warrants are exercised for cash, the Company would receive gross proceeds of $17,787,000 from such exercises. The Company currently expects, based on prevailing prices for its Ordinary Shares in the market, all Placement Warrants, except as otherwise disclosed herein, to be exercised on a cashless basis. As such, in the event that all IPO Warrants and Post-Merger Warrants are exercised in this Offer to Exercise the Company would receive gross proceeds of $9,695,000 from the exercises. If sixty-five percent (65%) of the outstanding IPO Warrants and Post-Merger Warrants are exercised for cash, the Company would receive gross proceeds of $6,301,750 from such exercises. If Participation Requirement is met the exercise price of all outstanding Warrants following the Expiration Date will temporarily be reduced to $2.50 during the Second Reduction Period. If all remaining outstanding IPO Warrants and Post-Merger Warrants are exercised for cash during the Second Reduction Period, the Company would receive gross proceeds $6,059,375 from such exercises. The Company will not receive any proceeds for Placement Warrants exercised on a cashless basis. The Company intends to use the proceeds from exercise of the Warrants for potential acquisitions and working capital and for general corporate purposes.

Plans or Proposals

Warrants that are exercised by the holders thereof pursuant to the Offer to Exercise will cease to exist. Any Warrants that are not exercised by the Expiration Date will remain outstanding and will allow for exercise by their holders at the original exercise price of $11.50 per share until the original expiration date of the applicable Warrants, unless the Participation Requirement is met. If the Participation Requirement is met, (i) the Offer to Exercise will be completed by the Company and (ii) the exercise price of all outstanding Warrants following the Expiration Date will temporarily be reduced to $2.50 per share, and be subject to a “full-ratchet” anti-dilution protection with respect to subsequent equity sales in which any person will be entitled to acquire Ordinary Shares at an effective price per share that is lower than the then exercise price of the Warrants, subject to customary exceptions. This reduced price and “full-ratchet” anti-dilution protection will apply to all outstanding Warrants during the Second Reduction Period. The Second Reduction Period will terminate on the later to occur of (i) the date following which the closing price of the Ordinary Shares has been equal to or greater than $3.00 per share for at least twenty (20) trading days during the preceding thirty (30) trading day period or (ii) the 61st day following the Expiration Date. Upon any termination of the Second Reduction Period, the exercise price of the outstanding Warrants will be reset to $11.50 per share and such exercise price will no longer be subject to the “full-ratchet” anti-dilution protection. The one-time full-ratchet anti-dilution protection will also terminate upon the closing of bona fide equity financing (meaning raising gross proceeds of at least $10 million) by the Company at a per share price above $2.50 during the Second Reduction Period. If the Participation Requirement is not met, the Offer to Exercise will not be completed and the exercise price of the outstanding Warrants will remain at $11.50 and will not be subject to the “full-ratchet” anti-dilution protection (unless the Participation Requirement condition is waived by the Company).

No plans or proposals described in this Offer to Exercise or in any materials sent to the holders of the Warrants in connection with this Offer to Exercise relate to or would result in the conditions or transactions described in Regulation M-A, Item 1006(c)(1) through (10), except as follows:

As of November 30, 2020, the Company had 53,555,342 Ordinary Shares outstanding. The Warrants outstanding as of November 30, 2020 are exercisable for an aggregate of 12,705,000 Ordinary Shares. Assuming all such Warrants are exercised for cash, the Company’s outstanding Ordinary Shares would increase to 66,260,342 shares, with the shares issued upon exercise of the Warrants representing approximately 19.17% of the then outstanding Ordinary Shares. In such event, the Company would receive gross proceeds of $17,787,000 from the exercises. The Company currently expects, based on prevailing prices for its Ordinary Shares in the market, all Placement Warrants, except as otherwise disclosed herein, to be exercised on a cashless basis. The Company is unable to predict the exact number of Ordinary Shares that will be outstanding following the cashless conversion of the Placement Warrants. In the event that all IPO Warrants and Post-Merger Warrants are exercised in this Offer to Exercise the Company would receive gross proceeds of $9,695,000 from the exercises. See “Description of the Offer to Exercise — Section 3: Eligible Warrants.”

SECTION 3. ELIGIBLE WARRANTS

Warrants

The Warrants that are subject to the Offer to Exercise consist of 12,705,000 outstanding Warrants, which includes 6,325,000 IPO Warrants, 5,780,000 Placement Warrants and 600,000 Post-Merger Warrants. The Warrants have an exercise price of $11.50 per share. In addition, any subsequently issued Warrants also are subject to the Offer to Exercise.

SECTION 4. EXPIRATION DATE

The Offer to Exercise will be open through 11:59 p.m. (Eastern Time) on the evening of January 5, 2021, as may be extended by the Company in its sole discretion.

SECTION 5. TERMS OF WARRANTS

In connection with the Offer to Exercise, the Company has approved a modification to the Warrants, as described below:

Temporary Reduction in Exercise Price:    The Company is exercising its discretion in accordance with the Warrant Agreement to temporarily reduce the exercise price of the Warrants to $1.40 per share for the period that begins on December 7, 2020, which is the date the materials relating to this Offer to Exercise are first sent to the holders of Warrants, and ends on the Expiration Date.

Other Terms:    Except as set forth above all other terms of the Warrants will be the same as the original terms of the Warrants. Any Warrants that are not exercised by the Expiration Date will remain outstanding and will allow for exercise by their holders at the original exercise price of $11.50 per share until the original expiration date of the applicable Warrants, unless the Participation Requirement is met. If the Participation Requirement is met, (i) the Offer to Exercise will be completed by the Company and (ii) the exercise price of all outstanding Warrants following the Expiration Date will temporarily be reduced to $2.50 per share, and be subject to a “full-ratchet” anti-dilution protection with respect to subsequent equity sales in which any person will be entitled to acquire Ordinary Shares at an effective price per share that is lower than the then exercise price of the Warrants, subject to customary exceptions. This reduced price and “full-ratchet” anti-dilution protection will apply to all outstanding Warrants during the Second Reduction Period. The Second Reduction Period will terminate on the later to occur of (i) the date following which the closing price of the Ordinary Shares has been equal to or greater than $3.00 per share for at least twenty (20) trading days during the preceding thirty (30) trading day period or (ii) the 61st day following the Expiration Date. Upon any termination of the Second Reduction Period, the exercise price of the outstanding Warrants will be reset to $11.50 per share and such exercise price will no longer be subject to the “full-ratchet” anti-dilution protection. The one-time full-ratchet anti-dilution protection will also terminate upon the closing of bona fide equity financing (meaning raising gross proceeds of at least $10 million) by the Company at a per share price above $2.50 during the Second Reduction Period. If the Participation Requirement is not met, the Offer to Exercise will not be completed and the exercise price of the outstanding Warrants will remain at $11.50 and will not be subject to the “full-ratchet” anti-dilution protection (unless the Participation Requirement condition is waived by the Company).

Partial Participation Permitted:    You may elect to participate in the Offer to Exercise with respect to some, all or none of your Warrants. If you elect to participate in the Offer to Exercise with respect to less than all of your Warrants, then for that number of warrants that you elect to exclude from the Offer to Exercise will have an exercise price of $11.50 per share, unless the Participation Requirement is met. If the Participation Requirement is met, (i) the Offer to Exercise will be completed by the Company and (ii) the exercise price of all outstanding Warrants following the Expiration Date will temporarily be reduced to $2.50 per share, and be subject to a “full-ratchet” anti-dilution protection with respect to subsequent equity sales in which any person will be entitled to acquire Ordinary Shares at an effective price per share that is lower than the then exercise price of the Warrants, subject to customary exceptions. This reduced price and “full-ratchet”

anti-dilution protection will apply to all outstanding Warrants during the Second Reduction Period. The Second Reduction Period will terminate on the later to occur of (i) the date following which the closing price of the Ordinary Shares has been equal to or greater than $3.00 per share for at least twenty (20) trading days during the preceding thirty (30) trading day period or (ii) the 61st day following the Expiration Date. Upon any termination of the Second Reduction Period, the exercise price of the outstanding Warrants will be reset to $11.50 per share and such exercise price will no longer be subject to the “full-ratchet” anti-dilution protection. The one-time full-ratchet anti-dilution protection will also terminate upon the closing of bona fide equity financing (meaning raising gross proceeds of at least $10 million) by the Company at a per share price above $2.50 during the Second Reduction Period. If the Participation Requirement is not met, the Offer to Exercise will not be completed and the exercise price of the outstanding Warrants will remain at $11.50 and will not be subject to the “full-ratchet” anti-dilution protection (unless the Participation Requirement condition is waived by the Company).

SECTION 6. CONDITIONS TO THE OFFER TO EXERCISE

The Offer to Exercise is subject to certain conditions as described herein:

(i) The Offer to Exercise is conditioned on the Company having in place an effective registration statement under the Securities Act, for the purpose of registering the exercise of 6,325,000 outstanding IPO Warrants at the reduced exercise price of $1.40 per share, and the shares issuable upon such exercise having been registered or qualified or deemed to be exempt from registration under the securities laws of the state of residence of the holder of the warrant. In this Offer to Exercise, we refer to this condition as the “Registration Statement Condition.” The Company has an effective Registration Statement for the issuance of shares upon exercise of such warrants, and has filed with the SEC a Supplement to the Registration Statement that cover the exercise of such warrants at the reduced exercise price of $1.40 per share. Accordingly, the Registration Statement, as supplemented by the Supplement, reflect the terms of the Warrants as modified by this Offer to Exercise.

The Company will not complete the Offer to Exercise unless, at such time, the Registration Statement remains effective. If the Registration Statement ceases to be effective, the Company may, in its discretion, extend, terminate or withdraw the Offer to Exercise. The Company will inform you of any extension of the offer period in the manner described in “Description of the Offer to Exercise — Section 7: Extension of Offer to Exercise Period; Termination; Amendments.” If the Company terminates or withdraws the Offer to Exercise, or allows the Offer to Exercise to expire because the Registration Statement ceases to be effective, the Company will return any tendered Warrants promptly following such expiration, termination or withdrawal. The Company will rely on the exemption from registration provided by Section 4(a)(2) of the Securities Act for the exercise of the remaining 6,380,000 outstanding Placement Warrants and Post-Merger Warrants, which were issued in private placements.

(ii) That the Participation Requirement is met by the Warrant holders having validly tendered and not validly withdrawn on or prior to the Expiration Date that number of Warrants which represent at least sixty-five percent (65%) of the Warrants outstanding as of the Expiration Date.

(iii) In addition, we are not making this Offer to Exercise to, nor will we accept any Election to Participate and Exercise Warrants from or on behalf of, Warrant holders in any jurisdiction where the Company is prohibited from making the Offer to Exercise by administrative or judicial action pursuant to a state statute after a good faith effort by the Company to comply with such statute.

(iv) In order to participate in the Offer to Exercise, you must elect to exercise your Warrant, which will be deemed to be exercised immediately following the Expiration Date should you choose to participate in the Offer to Exercise and follow the procedures set forth in “Description of the Offer to Exercise — Section 8: Procedure for Participating in Offer to Exercise and Exercising Warrants” below.

(v) Holders of the Placement Warrants and Post-Merger Warrants must complete the Accredited Investor Questionnaire attached to the Election to Participate and Exercise Warrants.

Subject to the conditions of the Offer to Exercise, we will accept any and all of the Warrants validly tendered and not validly withdrawn.

SECTION 7. EXTENSION OF OFFER TO EXERCISE PERIOD; TERMINATION; AMENDMENTS

The Company expressly reserves the right, in its sole discretion and at any time or from time to time, to extend the Expiration Date. In the event that the Company elects to extend the Expiration Date, it will issue a notice of such extension by press release or other public announcement, which notice will include the approximate number of Warrants validly tendered pursuant to the Offer to Exercise based upon the Warrants and other Acceptance and Exercise Deliveries received by the Company as of such date, and will be issued no later than 9:00 a.m. Eastern time on the next business day after the scheduled Expiration Date of the Offer to Exercise. There can be no assurance, however, that the Company will exercise its right to extend the Offer to Exercise.

Amendments to the Offer to Exercise will be made by written notice thereof to the holders of the Warrants. Material changes to information previously provided to holders of the Warrants in this Offer to Exercise or in documents furnished subsequent thereto will be disseminated to holders of Warrants. Also, should the Company, pursuant to the terms and conditions of the Offer to Exercise, materially amend the Offer to Exercise, the Company will ensure that the Offer to Exercise remains open long enough to comply with U.S. federal securities laws.

If the Company materially changes the terms of the Offer to Exercise or the information concerning the Offer to Exercise, or it waives a material condition of the Offer to Exercise, the Company will extend the Offer to Exercise to the extent required under applicable law. The minimum period during which an offer must remain open following any material change in the terms of the Offer to Exercise or information concerning the Offer to Exercise (other than a change in price, change in dealer’s soliciting fee or change in percentage of securities sought all of which require up to ten (10) additional business days), or any waiver of a material condition of the Offer to Exercise, will depend on the facts and circumstances, including the relative materiality of such terms, information or condition.

Under no circumstances will interest be paid on the exercise price of the Warrants in the Offer to Exercise, regardless of any extension of, or amendment to, the Offer to Exercise or any delay in issuing Ordinary Shares upon the exercise of the Warrants.

SECTION 8. PROCEDURE FOR PARTICIPATING IN OFFER TO EXERCISE
AND EXERCISING WARRANTS

Valid Tender of Warrants

In order to participate in the Offer to Exercise and exercise a Warrant to receive the number of Company Ordinary Shares issuable therefor at the temporarily reduced exercise price of $1.40 per share, you must deliver, or instruct your broker or other nominee to deliver on your behalf, before the Expiration Date, to the Depositary Agent, Continental Stock Transfer & Trust Company, all of the applicable Acceptance and Exercise Deliveries as follows:

(i)     if you hold your Warrants electronically in “street name” through a broker or other nominee:

a.      an Agent’s Message with respect to a book-entry transfer of your Warrants;

b.      a book-entry confirmation of the transfer of your the Warrants into the Depositary Agent’s account (or, if applicable, follow the procedures for guaranteed delivery described in this Offer to Exercise); and

c.      a payment in the amount equal to $1.40 per share multiplied by the number of Ordinary Shares you elect to purchase pursuant to the Warrants, which payment will be made through the nominee who holds your Warrants; or

(ii)    if you are the holder of record of your Warrants:

a.      a signed copy of the Election to Participate and Exercise Warrants; and

b.      a payment in the amount equal to $1.40 per share multiplied by the number of Ordinary Shares you elect to purchase pursuant to the Warrants, in the form of a check payable to Continental Stock Transfer & Trust Company as agent for Meten EdtechX, or by wire transfer to the Company’s account at the Depositary Agent, as set forth in the Election to Participate and Exercise Warrants; and

(iii)   any other documents required by the Election to Participate and Exercise Warrants.

If Placement Warrants are exercised on a cashless basis, the “date of exercise” for purpose of the calculation of “Fair Market Value” as described in Section 3.3.1 of the Warrant Agreement shall be the date the Acceptance and Exercise Deliveries are received by the Depositary Agent.

Note that delivery of the Acceptance and Exercise Deliveries by a holder of Warrants shall be deemed a conditional exercise of such Warrants on and as of such delivery date — subject to the conditions set out in the Offer to Exercise and such holder’s withdrawal rights.

The Depositary Agent must receive all of the Acceptance and Exercise Deliveries on or before the Expiration Date (or as permitted by the procedures for guaranteed delivery). In light of the current COVID-19 situation, the Company strongly recommends that all Acceptance and Exercise Deliveries be made to Continental Stock Transfer & Trust Company by fax or by registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

Method of Delivery

For purposes of the Offer to Exercise, the Depositary Agent will establish an account with respect to the Warrants at DTC. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer those Warrants into the Depositary Agent’s account in accordance with DTC’s procedures for transfer. Although delivery of Warrants may be effected through a book-entry transfer into the Depositary Agent’s account at DTC, an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary Agent at its address set forth below before the Expiration Date (or as permitted by the procedures for guaranteed delivery).

Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary Agent unless the Depositary Agent receives book-entry confirmation together with an Agent’s Message and any other required documents with respect to the shares transferred by book-entry.

PLEASE DO NOT SEND ELECTIONS TO PARTICIPATE AND EXERCISE WARRANTS TO US. YOU SHOULD SEND ELECTIONS TO PARTICIPATE AND EXERCISE WARRANTS ONLY TO THE DEPOSITARY, AT ITS OFFICE AS INDICATED IN THE ELECTION TO PARTICIPATE AND EXERCISE WARRANTS. THE DEPOSITARY OR THE COMPANY CAN ANSWER YOUR QUESTIONS REGARDING HOW TO TENDER YOUR WARRANTS.

Guarantee of Signature

No signature guarantee is required if either:

(a)     the Election to Participate and Exercise Warrants is signed by the registered holder of the Warrants exactly as the name of the registered holder appears on the certificate tendered with the Election to Participate and Exercise Warrants, the certificates for the Ordinary Shares are to be issued in the name of the registered holder of the Warrants and the certificate for the Ordinary Shares are to be delivered to the person in whose name such Ordinary Shares are to be issued; or

(b)    the Warrants are tendered for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company (not a savings bank or savings and loan association) having an office, branch or agency in the United States which is a participant in an approval Signature Guarantee Medallion Program (each such entity, an “Eligible Institution”).

In all other cases, an Eligible Institution must guarantee all signatures on the Election to Participate and Exercise Warrants.

Guaranteed Delivery Procedures

If a registered owner of Warrants wants to exercise his, her or its Warrants pursuant to the Offer to Exercise, but the Warrant certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date, Warrant holders can still exercise their Warrants pursuant to the Offer to Exercise if:

(i)     the exercise is made by or through an Eligible Institution;

(ii)    the Depositary must receive by hand, mail or overnight courier on or prior to the Expiration date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the provided with the Offer to Exercise, with signatures guaranteed by an Eligible Institution and proper payment of the reduced exercise price of the Warrants; and

(iii)   the Depositary must receive, within two Nasdaq trading days after the execution of the Notice of Guaranteed Delivery, as provided in the Offer to Exercise:

a.      the certificates for all physically delivered Warrants (or an Affidavit of Loss and Indemnification Agreement) in proper form for transfer by delivery, or a book-entry confirmation of the transfer of your the Warrants into the Depositary Agent’s account of all Warrants delivered electronically;

b.      a properly completed and duly executed Election to Participate and Exercise Warrants with any required signature guarantees; and

c.      any other documents required by the Election to Participate and Exercise Warrants.

Except as specifically permitted by this Offer to Exercise, no alternative or contingent exercises will be accepted.

Determination of Validity of Tender of Warrants

All questions as to the number of Warrants to be accepted, the validity, form, eligibility (including time of receipt) and acceptance for exercise pursuant to the Offer to Exercise of any Warrants will be determined by the Company in its sole discretion, which determinations shall be final and binding on all parties, subject to the judgments of any courts. The Company reserves the absolute right to reject any or all exercises of Warrants it determines not to be in proper form or to reject those Warrants, the acceptance of which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer to Exercise and any defect or irregularity in the exercise of any particular Warrants, and the Company’s interpretation of the terms of the Offer to Exercise (including the instructions contained in the Election to Participate and Exercise Warrants) will be final and binding on all parties, subject to the judgments of any court with jurisdiction over the Company.

No exercise of Warrants will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with exercises must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in exercises and none of them will incur any liability for failure to give any such notice.

SECTION 9. MANNER OF ACCEPTANCE OF PAYMENT AND ISSUANCE OF SHARES

If you properly tender (and do not validly withdraw) your Warrants and the other Acceptance and Exercise Deliveries on or prior to the Expiration Date, promptly following the Expiration Date, we intend to accept your payment of the exercise price and your other Acceptance and Exercise Deliveries and direct Continental Stock Transfer & Trust Company, as the Depositary Agent and our transfer agent, to issue and deliver to you the number of Company Ordinary Shares issuable under your Warrant at the temporarily reduced exercise price of $1.40 per share.

If Placement Warrants are exercised on a cashless basis, the “date of exercise” for purpose of the calculation of “Fair Market Value” as described in Section 3.3.1 of the Warrant Agreement shall be the date the Acceptance and Exercise Deliveries are received by the Depositary Agent.

Note that delivery of the Acceptance and Exercise Deliveries by a holder of Warrants shall be deemed a conditional exercise of such Warrants on and as of such delivery date — subject to the conditions set out in the Offer to Exercise and such holder’s withdrawal rights.

SECTION 10. WITHDRAWAL RIGHTS

If you change your mind and do not want to participate in the Offer to Exercise, you may withdraw your participation in the Offer to Exercise or direct your broker or other nominee to withdraw your participation in the Offer to Exercise on your behalf. In order to rescind previously tendered Warrants, prior to the Expiration Date, your broker or other nominee may rescind the instruction previously transmitted through the book-entry transfer system, or you or your broker or other nominee may submit a Notice of Withdrawal to the Depositary Agent by physical delivery to Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, NY 10004, Attn: Reorganization Department, or by facsimile at (212) 616-7610. Such withdrawal by you or your broker or other nominee must be properly completed and received by the Depositary Agent on or prior to the Expiration Date, provided that you or your broker or other nominee may also make such withdrawal after February 3, 2021, which is the 40th business day from commencement of the Offer to Exercise, if your Warrants and other Acceptance and Exercise Deliveries have not been accepted by us prior to that date. If you or your broker or other nominee properly and timely withdraws your participation, we will promptly: (i) return your Warrants, by delivery of your physical certificate or through book-entry transfer to the account of your broker or other nominee, and (ii) return the cash paid by you or on your behalf to exercise your Warrant by check or by transfer to the account of your broker or other nominee, without interest thereon or deduction therefrom.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any Notice of Withdrawal will be determined by the Company in its discretion, which determination shall be final and binding on all parties, subject to the judgments of any courts. The Company reserves the right to reject any or all Notices of Withdrawal that the Company determines not to be in proper form or the acceptance of which may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the right to waive any defect or irregularity in the Notice of Withdrawal, and the Company’s interpretation of the terms of the Notice of Withdrawal will be final and binding on all parties, subject to the judgments of any courts.

No Notice of Withdrawal will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with any Notice of Withdrawal must be cured within such time as the Company shall determine. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in any Notice of Withdrawal, and no person will incur any liability for failure to give any such notice.

SECTION 11. REGISTRATION OF THE EXERCISE OF THE WARRANTS

The Company has an effective Registration Statement that, as supplemented by the Supplement, cover the exercise of 6,325,000 IPO Warrants at the reduced exercise price of $1.40 per share. The prospectus included in the Registration Statements, as supplemented by the Supplement, reflects the terms of the Warrants as modified by this Offer to Exercise. The Ordinary Shares underlying the Warrants may not be sold, nor may offers to buy or exercise be accepted, except pursuant to such an effective Registration Statement. Such securities may only be offered by means of the prospectus included in the Registration Statement, as supplemented by the Supplement, copies of which may be obtained (when available) free of charge at wwwsec.gov or by contacting the Company’s Wong Heung Ming, Henry at henry_hxm@meten.com. The prospectus, as supplemented by the Supplement, contains important information about the Warrants, as modified in the manner described in this Offer to Exercise, and the securities underlying such Warrants. The continuing effectiveness of the Registration Statement, as supplemented by the Supplement, is a condition to the Offer to Exercise.

The Company will rely on the exemption from registration provided by Section 4(a)(2) of the Securities Act for the exercise of the remaining 6,380,000 outstanding Placement Warrants and Post-Merger Warrants, which were issued in private placements.

SECTION 12. TRADING MARKET AND PRICE RANGE OF WARRANTS AND ORDINARY SHARES

Since March 30, 2020, our Ordinary Shares have been trading on the Nasdaq Capital Market under the symbol “METX” and our warrants have been trading on the Nasdaq Capital Market under the symbol “METXW” since May 27, 2020. The following table shows the high and low sale prices per share of our securities as reported on the Nasdaq Capital Market for the periods indicated

	Ordinary shares		Warrants
	High	Low	High	Low
First Quarter 2020 (beginning March 30, 2020 with respect to the Ordinary shares)	$24.66	$15.16	$—	$—
Second Quarter 2020 (beginning May 27, 2020 with respect to the warrants)	$22.99	$8.94	$—	$—
Third Quarter 2020	$12.37	$5.79	$0.2253	$0.15

SECTION 13. SOURCE AND AMOUNT OF FUNDS

Because this transaction is solely an offer to holders to exercise their outstanding Warrants, there are no funds or other consideration being paid to participants. The Company will use its existing working capital to pay the fees and expenses associated with this Offer to Exercise.

SECTION 14. TRANSACTIONS AND AGREEMENTS CONCERNING WARRANTS

Each of holders of the Placement Warrants have entered into an agreement with the Company, pursuant to which each may exercise the Warrants held by them on a cashless basis as long as such warrants remain held by them (or certain permitted transferees). In addition, pursuant to the Warrant Agreement, the Placement Warrants are not subject to redemption as long as such warrants remain held by them.

IBIS Capital Sponsor II LLC and IBIS Capital Sponsor LLC are holders of 3,029,250 and 832,000 Placement Warrants, respectively, and have agreed to exercise no more than an aggregate of 2,509,812 Placement Warrants (representing approximately sixty-five percent (65%) of the total number of Placement Warrants they hold) on a cashless basis pursuant to this Offer to Exercise. Additionally, they have agreed to not exercise the remaining 1,351,438 Placement Warrants or thirty-five percent (35%) of their Warrant holdings on a cashless basis pursuant to this Offer to Exercise or during the Second Reduction Period. Further IBIS Capital Sponsor II LLC and IBIS Capital Sponsor LLC have agreed to use commercially reasonable efforts to sell the remaining 1,351,438 Placement Warrants pursuant to the Registration Statement. Otherwise, no such person has entered into any agreement or otherwise indicated to the Company whether or not such person intends to participate in the Offer to Exercise.

Otherwise no person has entered into any agreement or otherwise indicated to the Company whether or not such person intends to participate in the Offer to Exercise.

SECTION 15. INFORMATION REGARDING THE COMPANY

The following summary highlights selected information regarding the Company. Because it is a summary, it does not contain all of the information you should consider before making a decision to participate in the Offer to Exercise or exercise your Warrant. Before making an investment decision, you should read the entire Offer to Exercise carefully, including the “Risk Factors” section above, the prospectus included in the Registration Statement, as supplemented by the Supplement, and the Company’s SEC filings.

Overview

We are a leading ELT service provider in China. China’s ELT market is segmented into general ELT, test-oriented ELT and after-school language training sectors. General ELT refers to services that help students improve their English language skills, particularly their English communication skills. Test-oriented ELT refers to services that help students achieve higher scores in specific standardized tests, including TOEFL, IELTS, GRE, SAT and other international standardized examinations. After-school language training refers to academic English language training services provided to K-12 students.

We offer a comprehensive ELT service portfolio comprising general adult ELT, junior ELT, overseas training services, online ELT and other English language-related services to students from a wide range of age groups. We conduct our business through our synergetic offline-online business model, which maximizes the compatibility within our business segments to scale up at relatively low costs. As of September 30, 2020, we had a nationwide offline learning center network of 110 self-operated learning centers (including 20 learning centers under the “ABC” brand of ABC Education Group, which we acquired in June 2018) covering 28 cities in 15 provinces, autonomous regions and municipalities in China, and 16 franchised learning centers (including four franchised learning centers under the “ABC” brand) covering 12 cities in 11 provinces and municipalities in China. Leveraging our experience gained from operating offline learning centers, we launched our online English learning platform “Likeshuo” in 2014 to further expand our service reach to a larger student base. As of September 30, 2020, we had approximately 1.71 million registered users on our “Likeshuo” platform and cumulatively over 0.3 million paying users who purchased our online ELT courses or trial lessons. As of the same date, the cumulative number of student enrollments for our online ELT courses since 2014 was approximately 157,000 and we had delivered over 4.8 million accumulated course hours to our students online. We also have opened four experiential marketing stores in China to enable our prospective students to obtain in-person experience of live streaming online ELT courses delivered on our “Likeshuo” platform. We take advantage of our business model of combining our offline learning center network and online platform to deepen our market penetration and further develop our business.

We launched our online Japanese language teaching service, JTalk, in March 2020. As of September 30, 2020, the gross billing of JTalk had exceeded RMB3.5 million. In addition, Likeshuo is tentatively scheduled to launch its online Spanish and Korean language training courses in December 2020. The Company is also considering a potential investment in and business cooperation with an Italian language training institution in China in an effort to integrate more domestic multilingual foreign language teaching resources.

Our qualified personnel, centralized management system driven by artificial intelligence, and technical expertise enable us to create a learning environment that caters to the specific learning demands of our students. We have a high-caliber teaching staff and an experienced content development team, who are supported by our centralized teaching and management systems to optimize our students’ learning experiences. As of September 30, 2020, we had a team of 2,257 full-time teachers, study advisors and teaching service staff, of which 1,059 were study advisors and teaching service staff for our offline and online businesses. As of the same date, we also had 246 full-time and part-time foreign teachers from English-speaking countries for our offline ELT services. We have a dedicated content development team focusing on developing practical and innovative education materials independently and in collaboration with our strategic partners. We have built highly centralized and scalable management systems to manage our teaching, marketing, finance and human resources activities across our offline and online businesses. In addition to our management systems, we have made significant investments in developing platforms and systems to support our teaching activities. For example, we utilize the intelligent tracking and learning coaching function of our artificial intelligence-driven teaching management systems to record and analyze our students’ real-time learning process and personalize the course content to address their learning needs.

The Impact of the Coronavirus Disease 2019

There has been an outbreak of COVID-19 that was first reported in Wuhan, Hubei Province, in December 2019. The outbreak has endangered the health of many people residing in China and significantly disrupted travel and the local economy across the country. The development of such epidemic in China is beyond our control. In order to contain the COVID-19 outbreak, the MOE issued a notice in February 2020, which, among other things, postponed the commencement of the spring semester for 2019/2020 school year for all universities, middle and high schools, elementary schools and kindergartens in the PRC, and encouraged the proliferation of online teaching. It further stipulated that all training service providers in the PRC are required to temporarily cease providing offline training services to students until authorized by the provincial education bureaus.

Accordingly, we had temporarily closed all of our learning centers in the PRC beginning in early February 2020 and have been gradually re-opening our self-operated learning centers since April 2020. Leveraging our efficient and synergetic omnichannel business model, we have migrated all offline general adult ELT, overseas training and junior ELT courses to various online platforms to transition the relevant training services. These online platforms we utilized to facilitate the migration include our Likeshuo platform and our proprietary and third-party online platforms. Since the beginning of the COVID-19 outbreak in January 2020, while our offline general adult ELT, overseas training and junior ELT businesses have experienced temporary reductions in the course hours consumed and student enrollment, and consequently, our related gross billings for the period, such effect to our offline ELT business was partially offset by the growth of the gross billings of and the number of paying users for our online ELT business. We believe our omnichannel business model has enabled us to continue to provide training services throughout this time of crisis.

Given the gradual decline in the number of newly confirmed COVID-19 cases in China in recent months, the business activities in China’s major cities have started to resume. As of September 30, 2020, all of our 110 self-operated learning centers have resumed operations. To facilitate the re-opening of our learning centers, our management formulated and implemented emergency response measures: (i) we have set up a disease prevention and control task force, which is led by our Chief Executive Officer as the first person responsible for our epidemic prevention and control; and (ii) we will also conduct full disinfection and ventilation of our learning centers before they re-open, establish students’ health files and require them to register their health conditions and take body temperature measurements prior to returning to class.

In light of the foregoing and due to the fact that the existing nationwide restrictive measures on providing offline training services have largely been lifted since May 2020, the temporary suspension of our offline learning centers due to COVID-19 has had a material adverse effect on our business, financial condition and results of operations. We had recognized an aggregate RMB37.4 million of impairment losses for the nine months ended September 30, 2020. Our management will continue to assess the financial impact, including potential impairment of the Company’s tangible and intangible assets. In addition, we may face challenges if the outbreak prolongs and we are forced to continue to close our learning centers for an extended period of time, which may impact the operation of our business and financial performance in 2020. Please see “Risk Factors — Risks Related to Our Business and Operations — Any natural catastrophes, severe weather conditions, health epidemics, including COVID-19, and other extraordinary events could severely disrupt our business operations” and “Recent Developments” in this Offer to Exercise for more details.

Recent Developments

The Company gradually reopened the majority of its learning centers in accordance with applicable regulatory guidance since the first quarter of 2020. As of September 30, 2020, the Company has re-opened all of its 110 offline learning centers. The temporary suspension of our offline learning centers in early 2020 due to the COVID-19 pandemic has had a material adverse effect on our business, financial condition and results of operations. We had recognized an aggregate RMB37.4 million of impairment losses for the nine months ended September 30, 2020. Our management will continue to assess the financial impact, including potential impairment of the Company’s tangible and intangible assets. Please refer to “Risk Factors” included elsewhere in this Offer to Exercise for information regarding trends and other factors that may affect our results of operations.

Where You Can Find More Information

We make available free of charge on our website (https://investor.metenedu-edtechx.com/investor-relations) our Annual Report on Form 20-F and furnished current reports on Form 6-K, and all amendments to those reports, as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. We provide electronic or paper copies of filings free of charge upon request. The SEC maintains an Internet site that contains reports and other information regarding issuers that file with the SEC at http://www.sec.gov.

SECTION 16. HISTORICAL AND PRO FORMA FINANCIAL INFORMATION AND OTHER FINANCIAL INFORMATION REGARDING THE COMPANY

The Company has included the consolidated financial statements of the Company for the fiscal years ended December 31, 2019 and 2018 and the unaudited condensed consolidated interim financial statements for the quarterly period ended September 30, 2020 as Annex A and Annex B hereto, respectively.

Attached hereto as Annex C, the Company has included unaudited pro forma financial information reflecting the effect of the Offer to Exercise. In preparing the attached pro forma condensed financial data, the Company assumed that all holders of Warrants outstanding as of November 30, 2020 to purchase an aggregate of 12,705,000 Ordinary Shares elected to participate in the Offer to Exercise and that the Offer to Exercise was completed as of the end of the quarterly period ended September 30, 2020. The unaudited pro forma consolidated financial data is presented for informational and illustrative purposes only.

As of September 30, 2020, the Company had cash totaling $19.0 million compared to $24.7 million at December 31, 2019.

SECTION 17. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS
IN THE OFFER TO EXERCISE

As of November 30, 2020, there were outstanding Warrants to purchase an aggregate of 12,705,000 Ordinary Shares. The Company’s executive officers and directors, as described below, hold the following Warrants and will be entitled to participate in the Offer to Exercise on the same terms and conditions as the other holders of Warrants. However, no such person has entered into any agreement or otherwise indicated to the Company whether or not such person intends to participate in the Offer to Exercise.

Name	Position with the Company	Number of Warrants Held	Percentage of Warrants Held
Siguang Peng	Chief Executive Officer, Director	—	—
Yupeng Guo	Vice President, Director	—	—
Jishuang Zhao	Director	—	—
Yongchao Chen	Director	—	—
Wong Heung Ming, Henry	Chief Financial Officer	—	—
Yanli Chen	Independent Director	—	—
Zhiyi Xie	Independent Director	—	—
Ying Cheng	Independent Director	—	—
Benjamin Vedrenne-Cloquet	Independent Director	3,861,250	30.4%
Charles McIntyre	Independent Director	3,861,250	30.4%

The Warrants beneficially owned by Mr. Vedrenne-Cloquet include 3,029,250 Warrants held by IBIS Capital Sponsor II LLC, an entity controlled by Mr. Vedrenne-Cloquet and Mr. McIntyre, 832,000 Warrants held by IBIS Capital Sponsor LLC, an entity controlled by Mr. Vedrenne-Cloquet and Mr. McIntyre. The Warrants beneficially owned by Mr. McIntyre include the Warrants held by IBIS Capital Sponsor II LLC and IBIS Capital Sponsor LLC. IBIS Capital Sponsor II LLC and IBIS Capital Sponsor LLC the entities controlled by two of our directors have agreed to exercise no more than an aggregate of 2,509,812 Placement Warrants (representing approximately sixty-five percent (65%) of the total number of Placement Warrants they hold) on a cashless basis pursuant to this Offer to Exercise. Additionally, they have agreed to not exercise the remaining 1,351,438 Placement Warrants or thirty-five percent (35%) of their Warrant holdings on a cashless basis pursuant to this Offer to Exercise or during the Second Reduction Period. Further IBIS Capital Sponsor II LLC and IBIS Capital Sponsor LLC have agreed to use commercially reasonable efforts to sell the remaining 1,351,438 Placement Warrants pursuant to the Registration Statement.

Except as set forth above, none of the Company’s other directors, executive officers or control persons hold Warrants.

SECTION 18. LEGAL MATTERS AND REGULATORY APPROVALS

We are not aware of any license or regulatory permit material to our business that might be adversely affected by the Offer to Exercise and the issuance of the Ordinary Shares upon the exercise of the Warrants. Our obligations under the Offer to Exercise are subject to the conditions described in “Description of the Offer to Exercise — Section 6: Conditions of the Offer to Exercise” above.

SECTION 19. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

General

The following is a summary of the material U.S. federal income tax consequences to the U.S. Holders (as defined below) of our Ordinary Shares and Warrants involving the ownership and disposition of our Ordinary Shares and exercise of our Warrants.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of a Warrant that is for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This discussion is based upon existing provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” Treasury regulations promulgated thereunder, published revenue rulings and procedures from the U.S. Internal Revenue Service, or the “IRS,” and judicial decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own and hold our Warrants as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the alternative minimum tax or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•        financial institutions or financial services entities;

•        broker-dealers;

•        persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies;

•        real estate investment trusts;

•        certain expatriates or former long-term residents of the United States;

•        holders other than U.S. Holders;

•        persons that actually or constructively own five percent (5%) or more of our securities;

•        persons that acquired our securities pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

•        persons that hold our securities as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;

•        persons whose functional currency is not the U.S. dollar; or

•        controlled foreign corporations.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of our securities. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our Warrants, through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Warrants, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distribution made (or deemed made) on our securities and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of our securities will be in U.S. dollars.

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

BECAUSE OF THE COMPLEXITY OF THE TAX LAWS AND BECAUSE THE TAX CONSEQUENCES TO ANY PARTICULAR HOLDER OF OUR SECURITIES MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH HOLDER OF OUR SECURITIES IS URGED TO CONSULT WITH ITS OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

Anticipated Tax Treatment of Offer to Exercise

Although not free from doubt, it is anticipated that the modification of your Warrants followed by an exercise of the modified Warrants will either be treated as a transaction that is not a taxable event because the modification results from a unilateral act on behalf of the Company or as an exchange of Warrants for modified warrants, which constitutes a recapitalization within the meaning of Section 368(a)(1)(E) of the Code for U.S. federal income tax purposes, followed by the subsequent exercise of the modified warrants. Under this treatment, it is anticipated that (i) a Warrant holder who participates in the Offer to Exercise would not recognize any gain or loss as a result of modifying the Warrants, (ii) such U.S. Holder’s tax basis in the modified warrants will be equal to the U.S. Holder’s tax basis in the Warrants, and (iii) such U.S. Holder’s holding period of the modified warrants will include the U.S. Holder’s holding period of the Warrants.

Other tax consequences are possible. For example, it is possible that the modification of the Warrants may be treated a constructive distribution from us as a result of the reduction in the exercise price of the Warrants, because the adjustment increases such U.S. Holders’ proportionate interest in our assets or earnings and profits, if thereafter there is a distribution of cash or other property to the holders of our Ordinary Shares. Any such constructive distribution would be subject to tax as described in the same manner as if the U.S. Holders of the Warrants received a cash distribution from us equal to the fair market value of such increased interest.

The IRS has not made a determination, nor has the Company received any opinion of counsel, on the U.S. federal income tax consequences of the Offer to Exercise or of a holder’s participation in the Offer to Exercise, and there is no published guidance directly on point. Because of the lack of authority dealing with transactions similar to the Offer to Exercise, the U.S. federal income tax consequences of the Offer to Exercise are unclear, and alternative characterizations are possible that could require you to immediately recognize income, gain or loss, or may impact your holding period. Therefore, we urge you to consult your tax advisors regarding the tax consequences of the Offer to Exercise to you in your particular circumstances, including the consequences of possible alternative characterizations.

Anticipated Tax Treatment of the Exercise of the Modified Warrants

Upon the exercise of a modified Warrant for cash, it is anticipated that a U.S. Holder will not recognize gain or loss and will instead be treated as acquiring our Ordinary Shares as a result of such cash exercise. In such a case, it is anticipated that the U.S. Holder will have an adjusted tax basis in the Ordinary Shares so acquired equal to the sum of (i) such U.S. Holder’s adjusted tax basis in the modified warrant immediately prior to such exercise plus (ii) the exercise price paid by such U.S. Holder for the Ordinary Shares in connection with exercising such modified warrant. The holding period for the Ordinary Shares so acquired would begin on the day after the exercise of the modified warrant.

Upon the cashless exercise of a modified Placement Warrant, it is anticipated that a U.S. Holder will not recognize gain or loss and instead the transaction should be considered a tax-free recapitalization within the meaning of Section 368(a)(1)(E) of the Code. In such a case, it is anticipated that the U.S. Holder will have an adjusted tax basis in our Ordinary Shares so acquired equal to the tax basis immediately prior to such exercise of the Placement Warrant exchanged for such Ordinary Shares. The holding period for the Ordinary Shares so acquired would include the holding period for the Placement Warrant.

Taxation of Cash Distributions Paid on Our Shares

Subject to the passive foreign investment company rules discussed below, a U.S. Holder of our Ordinary Shares generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on our Ordinary Shares. A cash distribution on such securities generally will be treated as a dividend for U.S. federal income tax purposes to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The portion of such distribution, if any, in excess of such earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Ordinary Shares it holds. Any remaining excess generally will be treated as gain from the sale or other disposition of our securities and will be treated as described under “— Taxation on the Disposition of Our Securities” below. With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) our Ordinary Shares are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a passive foreign investment company (as discussed below) for either the taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares.

Taxation on the Disposition of Our Securities

Upon a sale or other taxable disposition of our securities, a U.S. Holder of such securities generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in such securities.

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of our Ordinary Shares equal to the difference between the amount realized (in U.S. dollars) for the Ordinary Shares and your tax basis (in U.S. dollars) in our Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held our Ordinary Shares for more than one year, you may be eligible for reduced tax rates on any such capital gains. The deductibility of capital losses is subject to various limitations.

Passive Foreign Investment Company

A non-U.S. corporation is considered a PFIC for any taxable year if either:

•        at least 75% of its gross income for such taxable year is passive income; or

•        at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which it owns, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of its assets for purposes of the PFIC asset test, (1) the cash we own at any time will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Ordinary Shares from time to time, which could cause the value of its non-passive assets to be less than 50% of the value of all of its assets (including cash) on any particular quarterly testing date for purposes of the asset test. Although we do not expect to be a PFIC, it is not entirely clear how the contractual arrangements between us and our VIEs will be treated for purposes of the PFIC rules. If it were determined that we do not own the stock of our VIEs for United States federal income tax purposes (for instance, because the relevant PRC authorities do not respect these arrangements), we may be treated as a PFIC. We must make a separate determination each year as to whether it is a PFIC. We will make this determination following the end of any particular tax year. If we are a PFIC for any year during which you hold our Ordinary Shares, it will continue to be treated as a PFIC for all succeeding years during which you hold our Ordinary Shares. However, if we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to our Ordinary Shares.

If we are a PFIC for any taxable year(s) during which you hold our Ordinary Shares or Warrants, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of our Ordinary Shares or Warrants, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

•        the excess distribution or gain will be allocated ratably over your holding period for our Ordinary Shares or Warrants;

•        the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

•        the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of our Ordinary Shares or Warrants cannot be treated as capital, even if you hold our Ordinary Shares as capital assets.

It is not entirely clear how various aspects of the PFIC rules apply to the Warrants, and the following discussion, insofar as it relates to the Warrants, is based in part on proposed regulations that are not currently effective and may never become effective. Under the proposed Treasury Regulations, if a U.S. Holder has an option, warrant, or other right to acquire stock of a PFIC (such as the Warrants), such option, warrant or right is considered to be PFIC stock subject to the above rules relating to PFICs. Under rules described above, the holding period for the Ordinary Share acquired upon exercise of a Warrant will begin on the date a U.S. Holder acquires the Warrant. This will impact the availability of any qualified electing fund election and mark-to-market election (both described below) with respect to the Ordinary Shares acquired upon exercise of the Warrants.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) our Ordinary Shares and for which the Company is determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of our Ordinary Shares as of the close of such taxable year over your adjusted basis in such Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of our Ordinary Shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on our Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of our Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of our Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Ordinary Shares. Your basis in our Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by the Company, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Cash Distributions Paid on Our Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If our Ordinary Shares are regularly traded on Nasdaq and if you are a U.S. Holder of our Ordinary Shares, the mark-to-market election would be available to you with respect to our Ordinary Shares were we to be or become a PFIC. A mark-to-market election is not available with respect to our Warrants.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election with respect to such PFIC with respect to our Ordinary Shares to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. If you hold our Ordinary Shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Ordinary Shares, including regarding distributions received on our Ordinary Shares and any gain realized on the disposition of our Ordinary Shares. A qualified electing fund election is not available with respect to our Warrants.

If you do not make a timely “mark-to-market” election or “qualified electing fund” election (as described above), and if we were a PFIC at any time during the period you hold our Ordinary Shares, then such Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if the Company ceases to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Ordinary Shares at their fair market value on the last day of the last year in which the Company is treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of our Ordinary Shares on the last day of the last year in which the Company is treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Ordinary Shares for tax purposes.

If you exercise our Warrants and properly make a qualified electing fund election or mark-to-market election with respect to the newly acquired Ordinary Shares (or had previously made a qualified electing fund election with respect to our Ordinary Shares), the election will apply to the newly acquired Ordinary Shares. Notwithstanding such election, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the election, will continue to apply with respect to such newly acquired Ordinary Shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period you held the Warrants), unless you make a “purging election” as described in the preceding paragraph.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Ordinary Shares and exercise of our Warrants and the elections discussed above.

Information Reporting and Backup Withholding

Certain U.S. Holders are required to report information to the IRS relating to an interest in “specified foreign financial assets,” including shares or Warrants issued by a non-U.S. corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds US$50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a United States financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the IRS and fails to do so.

Dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange or redemption of our Ordinary Shares and Warrants may be subject to information reporting to the IRS and possible U.S. backup withholding at a current rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and timely furnishing any required information. Transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

THE FOREGOING DISCUSSION IS ONLY A GENERAL SUMMARY AND IS NOT A COMPLETE DISCUSSION OF ACTUAL U.S. TAX CONSIDERATIONS THAT MAY BE RELEVANT TO YOU. YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISORS REGARDING YOUR PARTICULAR SITUATION AS IT RELATES TO THE TAX CONSEQUENCES OF THE DEEMED EXCHANGE OF WARRANTS FOR MODIFIED WARRANTS, THE EXERCISE OF MODIFIED WARRANTS FOR OUR ORDINARY SHARES, AND THE OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES.

SECTION 20. ACCOUNTING TREATMENT

If all of the Warrants are exercised for cash pursuant to the Offer to Exercise, the Company’s cash will increase by the net aggregate proceeds from exercise of approximately $17,787,000 and there will be a corresponding increase to shareholders’ equity for the same amount. The Company currently expects, based on prevailing prices for its Ordinary Shares in the market, all Placement Warrants, except as otherwise disclosed herein, to be exercised on a cashless basis. The Company will not receive any proceeds for Placement Warrants exercised on a cashless basis. As such, in the event that all IPO Warrants and Post-Merger Warrants are exercised in this Offer to Exercise, the Company’s cash will increase by the net aggregate proceeds from exercise of approximately $9,695,000 and there will be a corresponding increase to shareholders’ equity for the same amount.

In addition, the Warrants temporary exercise price is a short-term inducement offer, which under the analogous authoritative guidance of Financial Accounting Standards Board Accounting Standard Certification 718, Stock Compensation, is accounted for as a modification to the contractual terms of the Warrant Agreement, wherein, the incremental fair value of the Warrant resulting from the temporary exercise price modification, if such incremental fair value is an increase, would be recognized as an expense on the Company’s statement of operations, for each Warrant exercised at the temporary exercise price, if any.

SECTION 21. FEES AND EXPENSES

The Company has retained Continental Stock Transfer & Trust Company to act as Depositary Agent. The Company has also retained Morrow as an information agent. The Company expects that Morrow will use reasonable commercial efforts to contact holders of the Warrants by mail, telephone, facsimile, or other electronic means and solicit their participation in the Offer to Exercise. Morrow will receive a fee of $7,500. In addition, the Company expects to reimburse Morrow for its reasonable out-of-pocket expenses and attorney’s fees, up to a set maximum amount. The Company has agreed to indemnify Morrow against certain liabilities in connection with the Offer to Exercise, including certain liabilities under the federal securities laws. The Company has also retained Chardan as a placement agent. The Company expects that Chardan will use reasonable commercial efforts to contact holders of the Warrants by mail, telephone, facsimile, or other electronic means and solicit their participation in the Offer to Exercise. Chardan will receive a fee equal to a percentage of the cash exercise prices paid by holders of the Warrants who participate in the Offer to Exercise. If the Offer to Exercise is not completed, in place of the fee described previously, the Company has agreed to reimburse Chardan for its reasonable out-of-pocket expenses and attorney’s fees, up to a set maximum amount. The Company has agreed to indemnify Chardan against certain liabilities in connection with the Offer to Exercise, including certain liabilities under the federal securities laws.

The Company may also use the services of its officers and employees to solicit holders of the Warrants to participate in the Offer to Exercise without additional compensation.

SECTION 22. TRANSFERS

The Warrants are listed for trading on the Nasdaq Capital Market. For holders of record of the Warrants, the Warrant Agreement provides that a holder may transfer the Warrants to a third party upon surrender of such warrant to the warrant agent together with appropriate signatures and instructions for transfer. Any holder of record of a Warrant who desires to effect a transfer should present the Warrant to the warrant agent in the manner set forth in the respective Warrant Agreement. If you hold your Warrants electronically in “street name” through a broker or other nominee, please contact your nominee about the procedures for transferring your warrants.

SECTION 23. ADDITIONAL INFORMATION

The Company has filed with the SEC a Tender Offer Statement on Schedule TO of which this Offer to Exercise is a part. This Offer to Exercise does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that holders of the Warrants review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the SEC, including the prospectus in the Registration Statement, as supplemented by the Supplement, before making a decision on whether to participate in the Offer to Exercise.

The Board of Directors of the Company recognizes that the decision to participate in the Offer to Exercise is an individual one that should be based on a variety of factors. The holders of the Warrants should consult with their respective professional advisors if they have questions about their financial or tax situation. The information about this Offer to Exercise from the Company is limited to the Offering Materials.

The Company is subject to the information requirements of the Exchange Act, and in accordance therewith files and furnishes reports and other information with the SEC. All reports and other documents the Company has filed with the SEC, including the Schedule TO relating to the Offer to Exercise, or will file with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

SECTION 24. INFORMATION REQUESTS

Please direct questions or requests for assistance regarding this Offer to Exercise, Election to Participate and Exercise Warrants, and Notice of Withdrawal or other materials, in writing, to the Depositary Agent at the following address.

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attention: Reorganization Department
Telephone: (917) 262-2378
Facsimile: (212) 616-7610

You may contact the Company’s information solicitation agent at:

Morrow Sodali LLC
470 West Avenue
Stamford, Connecticut 06902
Individuals call toll-free: (800) 662-5200
Banks and Brokerage Firms, please call (203) 658-9400
METX.info@investor.morrowsodali.com

You may request additional copies of this document and any of the Offering Materials from the Company. The Company may be reached at:

c/o Meten International Education Group
3rd Floor, Tower A, Tagen Knowledge & Innovation Center
2nd Shenyun West Road, Nanshan District
Shenzhen, Guangdong Province 518045
The People’s Republic of China
+86 755 8294 5250

Sincerely,
/s/ Siguang Peng
Siguang Peng
Chief Executive Officer
Meten EdtechX Education Group Ltd.

Annex A

METEN EDTECHX EDUCATION GROUP LTD.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

METEN INTERNATIONAL EDUCATION GROUP
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Annex A-1

Report of Independent Registered Public Accounting Firm

To the Shareholder and Board of Director

Meten EdtechX Education Group Ltd.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheet of Meten EdtechX Education Group Ltd. (the “Company”) and the subsidiaries (the “Group”) as of December 31, 2019, the related consolidated statements of comprehensive loss, changes in shareholder’s deficit, and cash flows for the period from September 27, 2019 (inception) to December 31, 2019, and the related notes (collectively, the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2019, and the results of its operations and its cash flows for the period from September 27, 2019 (inception) to December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (‘‘PCAOB’’) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ KPMG Huazhen LLP

We have served as the Company’s auditor since 2020.

Shenzhen, China

June 3, 2020

Annex A-2

METEN EDTECHX EDUCATION GROUP LTD.
CONSOLIDATED BALANCE SHEET

	Note	As of December 31, 2019
		US$
Current liabilities
Amounts due to a related party	4	5,142
Total current liabilities		5,142
Total liabilities		5,142

Shareholder’s deficit	5
Ordinary shares (US$0.0001 par value; 500,000,000 shares authorized, and 1 share issued and outstanding as of December 31, 2019)		*
Subscriptions receivable		*
Accumulated deficit		(5,142)
Total shareholder’s deficit		(5,142)
Commitments and contingencies		—
Total liabilities and shareholder’s deficit		—

____________

*        The balance represents an amount less than US$1.

Annex A-3

METEN EDTECHX EDUCATION GROUP LTD.
CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

For the Period from September 27, 2019 (inception) to December 31, 2019
US$
Operating expenses:
General and administrative expenses	(5,142)
Loss from operations	(5,142)
Net loss	(5,142)

Net loss per share
– Basic and diluted	(5,142)
Weighted average shares used in calculating net loss per share
– Basic and diluted	1

Annex A-4

METEN EDTECHX EDUCATION GROUP LTD.
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER’S DEFICIT

		Ordinary shares		Subscription receivable	Additional paid-in capital	Accumulated deficit	Total deficit
	Note	Number of Shares	US$	US$	US$	US$	US$
Balances at September 27, 2019 (inception)		—	—	—	—	—	—
Issuance of ordinary shares	5	1	*	*	—	—	—
Net loss for the period			—	—	—	(5,142)	(5,142)
Balances at December 31, 2019		1	*	*	—	(5,142)	(5,142)

Annex A-5

METEN EDTECHX EDUCATION GROUP LTD.
CONSOLIDATED STATEMENT OF CASH FLOWS

For the Period from September 27, 2019 (Inception) to December 31, 2019
US$
Cash flows from operating activities:
Net loss	(5,142)

Changes in operating liabilities:
Increase in amounts due to a related party	5,142
Net cash flow used in operating activities	—

Cash flows from investing activities:
Net cash used in investing activities	—

Cash flows from financing activities:
Net cash used in financing activities	—
Net decrease in cash and cash equivalents	—
Cash and cash equivalents at the beginning of the period	—
Cash and cash equivalents at the end of the period	—

Annex A-6

METEN EDTECHX EDUCATION GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD FROM
SEPTEMBER 27, 2019 (INCEPTION)
TO DECEMBER 31, 2019

1.      Organization and Principal Activities

(a)    Principal activities

Meten EdtechX Education Group Ltd. (the “Company”) was incorporated on September 27, 2019 under the law of Cayman Islands as an exempted company with limited liability.

(b)    History of the Group

The Company is authorized to issue 500,000,000 ordinary shares with a par value of $0.0001 per share. On September 27, 2019, the Company issued one ordinary share to its sole director Richard Fear for a purchase price of $0.0001. On the same day, the one ordinary share owned by Richard Fear was transferred to Guo Yupeng.

The Company was formed for the purpose of effecting the merger agreement by and among EdtechX Holdings Acquisition Corp., a Delaware corporation (“EdtechX”), the Company, Meten Education Inc., a Delaware corporation and wholly owned subsidiary of the Company (“EdtechX Merger Sub”), Meten Education Group Ltd., a Cayman Islands exempted company and wholly owned subsidiary of the Company (“Meten Merger Sub”, and together with EdtechX Merger Sub, the “Merger Subs”), and Meten International Education Group, a Cayman Islands exempted company (“Meten International”).

Upon the terms and subject to the conditions of the merger agreement and in accordance with the Delaware General Corporation Law and the Companies Law (2018 Revision) of the Cayman Islands, the Company, EdtechX, the Merger Subs and Meten International entered into a merger transaction by which (i) EdtechX Merger Sub would merge with and into EdtechX, with EdtechX being the surviving entity of the merger (the “EdtechX Merger”) and becoming a wholly-owned subsidiary of the Company (“Surviving Delaware Corporation”), and (ii) Meten Merger Sub would merge with and into Meten International, with Meten International being the surviving entity of such merger (the “Meten Merger”, and together with the EdtechX Merger, the “Mergers”) and a wholly-owned subsidiary of the Company (“Surviving Cayman Islands Company”).

The Company was a newly formed entity formed for the purpose of consummating the Mergers, and upon completion of the Mergers on March 30, 2020, the Company became the sole direct owner of EdtechX and Meten International.

2.      Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (‘‘GAAP’’).

3.      Significant accounting policies

(a)    Use of estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the balance sheet date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

(b)    Functional currency

The consolidated financial statements are presented in US dollars (US$), which is the Company’s functional currency. All financial information presented in US dollars has been rounded to the nearest dollar amount, unless otherwise stated.

Annex A-7

METEN EDTECHX EDUCATION GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD FROM
SEPTEMBER 27, 2019 (INCEPTION)
TO DECEMBER 31, 2019

3.      Significant accounting policies (cont.)

(c)     Income taxes

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit carry forwards, if any. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates or tax laws is recognized in the consolidated statements of comprehensive income in the period the change in tax rates or tax laws is enacted. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company may be subject to potential examination by foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with foreign tax laws.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction, and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision is zero.

(d)    Recently issued accounting standards

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

4.      Related party transaction

The Group entered into the following related party transaction.

Name of party	Relationship
Shenzhen Meten International Education Company Limited ( “Shenzhen Meten”)	Entity in immediate family

(a)     Transaction with the related party

For the Period from September 27, 2019 (Inception) to December 31, 2019
US$
Advances from the related party
– Shenzhen Meten	5,142
Total	5,142

Annex A-8

METEN EDTECHX EDUCATION GROUP LTD.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD FROM
SEPTEMBER 27, 2019 (INCEPTION)
TO DECEMBER 31, 2019

4.      Related party transaction (cont.)

(b)    Balances with the related party

As of December 31, 2019
US$
Amounts due to the related party
– Shenzhen Meten	5,142
Total	5,142

The $ 5,142 amounts due to a related party were for the payment for the registration fee and agency fee in relation to the incorporation of the Company.

5.      Share Capital

On September 27, 2019, the Company is authorized to issue 500,000,000 ordinary shares with a par value of $0.0001 per share. Holder of the Company’s ordinary shares are entitled to one vote for each share. As of December 31, 2019, the $0.0001 payment due to the Company is recorded as share subscription receivable in the shareholder’s deficit.

6.      Subsequent events

On March 30, 2020, the Company consummated its acquisition of Meten International and EdtechX, pursuant to the merger agreement dated December 12, 2019 (“Merger Agreement”).

EdtechX was a blank check company incorporated in Delaware on May 15, 2018 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. Upon consummation of the acquisition, Meten International and EdtechX became wholly owned subsidiaries of the Company.

The transaction is expected to be accounted for as a “reverse capitalization” in accordance with U.S. GAAP. Under this method of accounting, both the Company and EdtechX will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the transaction will be treated as the equivalent of Meten International issuing stock for the net assets of the Company and EdtechX, accompanied by a recapitalization. The net assets of the Company and EdtechX will be stated at historical costs, with no goodwill or other intangible assets recorded.

Immediately prior to the merger transaction, Azimut Enterprises Holdings S.r.l. invested $20,000 in EdtechX to purchase 2,000,000 units of EdtechX, which were converted into same number of units of the Company upon closing of the merger transaction.

In connection with merger transaction, on February 28, 2020, March 19, 2020 and March 26, 2020, three unrelated investors agreed to invest USD6,000, USD4,000 and USD6,000 to purchase shares of the Company. The financing of the USD12,000 was completed on March 30, 2020, and the USD4,000 financing was terminated on April 14, 2020 as the investor failed to pay the purchase price by the agreed deadline.

Annex A-9

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

Meten International Education Group

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Meten International Education Group (the “Company”) and the subsidiaries (the “Group”) as of December 31, 2018 and 2019, the related consolidated statements of comprehensive income (loss), change in deficit, and cash flows for each of the year in the three-year period ended December 31, 2019, and the related notes (collectively, the ‘‘consolidated financial statements’’). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2018 and 2019, and the results of its operations and its cash flows for each of the year in the three-year period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Change in Accounting Principle

As discussed in Note 2(ae) to the consolidated financial statements, the Group has changed its method of accounting for leases in 2019 due to the adoption of Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842) (“ASC 842”), as amended.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (‘‘PCAOB’’) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG Huazhen LLP

We have served as the Company’s auditor since 2018.

Shenzhen, China

June 3, 2020
Annex A-10

METEN INTERNATIONAL EDUCATION GROUP
CONSOLIDATED BALANCE SHEETS
(In thousands of RMB, except share data and per share data, or otherwise noted)

		As of December 31,
	Note	2018	2019
		RMB’000	RMB’000	US$’000 Unaudited (Note 2(c))

ASSETS
Current assets
Cash and cash equivalents		174,679	140,132	20,129
Contract assets	6(a)	14,208	7,824	1,124
Accounts receivable, net	6	2,221	28,903	4,152
Other contract costs		46,503	54,088	7,769
Prepayments and other current assets	7	104,761	64,790	9,307
Amounts due from related parties	21(b)	28,706	9,662	1,388
Prepaid income tax		12,674	12,265	1,762
Total current assets		383,752	317,664	45,631

Non-current assets
Restricted cash		14,787	11,599	1,666
Other contract costs		7,968	10,114	1,453
Equity method investments	8	23,426	26,084	3,747
Property and equipment, net	9	211,954	220,118	31,618
Operating lease right-of-use assets	15	—	484,225	69,555
Intangible assets, net	10	36,904	24,968	3,586
Deferred tax assets	11	4,072	4,200	603
Goodwill	12	276,905	302,158	43,402
Long-term prepayments and other non-current assets	7	46,978	62,435	8,967
Total non-current assets		622,994	1,145,901	164,597
Total assets		1,006,746	1,463,565	210,228

Annex A-11

METEN INTERNATIONAL EDUCATION GROUP
CONSOLIDATED BALANCE SHEETS — (Continued)
(In thousands of RMB, except share data and per share data, or otherwise noted)

		As of December 31,
	Note	2018	2019
		RMB’000	RMB’000	US$’000 Unaudited (Note 2(c))

Current liabilities
Accounts payable (including amounts of variable interest entities (“VIEs”) without recourse to the Company of RMB 13,974 and RMB 14,648 as of December 31, 2018 and 2019, respectively)		13,974	15,714	2,257
Bank loans (including amounts of VIEs without recourse to the Company of RMB 92,000 as of December 31, 2019)	14	—	92,000	13,215
Deferred revenue (including amounts of VIEs without recourse to the Company of RMB 432,083 and RMB 408,287 as of December 31, 2018 and 2019, respectively)	6(b)	432,083	408,287	58,647
Salary and welfare payable (including amounts of VIEs without recourse to the Company of RMB 67,892 and RMB 71,334 as of December 31, 2018 and 2019, respectively)		67,892	74,139	10,649
Financial liabilities from contracts with customers (including amounts of VIEs without recourse to the Company of RMB 423,163 and RMB 490,095 as of December 31, 2018 and 2019, respectively)	6(b)	423,163	490,095	70,398
Accrued expenses and other payables (including amounts of VIEs without recourse to the Company of RMB 78,462 and RMB 46,845 as of December 31, 2018 and 2019, respectively)	13	78,625	48,457	6,960
Income taxes payable (including amounts of VIEs without recourse to the Company of RMB 3,468 and RMB 495 as of December 31, 2018 and 2019, respectively)		3,468	495	71
Amounts due to related parties (including amounts of VIEs without recourse to the Company of RMB 20,073 and RMB 851 as of December 31, 2018 and 2019, respectively)	21(b)	20,073	851	122
Current operating lease liabilities (including amounts of VIEs without recourse to the Company of RMB 142,155 as of December 31, 2019)	15	—	142,155	20,419
Total current liabilities		1,039,278	1,272,193	182,738

Annex A-12

METEN INTERNATIONAL EDUCATION GROUP
CONSOLIDATED BALANCE SHEETS — (Continued)
(In thousands of RMB, except share data and per share data, or otherwise noted)

		As of December 31,
	Note	2018	2019
		RMB’000	RMB’000	US$’000 Unaudited (Note 2(c))

Non-current liabilities
Deferred revenue (including amounts of VIEs without recourse to the Company of RMB 52,169 and RMB 60,528 as of December 31, 2018 and 2019, respectively)	6(b)	52,169	60,528	8,694
Deferred tax liabilities (including amounts of VIEs without recourse to the Company of RMB 23,101 and RMB 14,085 as of December 31, 2018 and 2019, respectively)	11	23,101	14,085	2,023
Operating lease liabilities (including amounts of VIEs without recourse to the Company of RMB 333,613 as of December 31, 2019)	15	—	333,613	47,922
Non-current tax payable (including amounts of VIEs without recourse to the Company of RMB 6,801 and RMB 26,085 as of December 31, 2018 and 2019, respectively)		6,801	26,085	3,747
Total non-current liabilities		82,071	434,311	62,386
Total liabilities		1,121,349	1,706,504	245,124

Shareholders’ deficit
Ordinary shares (US$0.0001 par value; 500,000,000 shares authorized, and 318,601,222 shares issued outstanding as of December 31, 2018 and 2019)	20	219	219	31
Subscriptions receivable		(219)	(2)	—
Additional paid-in capital		167,514	264,175	37,946
Accumulated deficit		(305,858)	(525,262)	(75,449)

Total deficit attributable to shareholders of the Company		(138,344)	(260,870)	(37,472)
Non-controlling interests		23,741	17,931	2,576
Total deficit		(114,603)	(242,939)	(34,896)
Commitments and contingencies	22	—	—	—
Total liabilities and shareholders’ deficit		1,006,746	1,463,565	210,228

Annex A-13

METEN INTERNATIONAL EDUCATION GROUP
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)
(In thousands of RMB, except share data and per share data, or otherwise noted)

		Years Ended December 31,
	Note	2017	2018	2019
		RMB’000	RMB’000	RMB’000	US$’000 Unaudited (Note 2(c))
Revenues	17	1,149,721	1,424,234	1,447,899	207,978
Cost of revenues		(467,967)	(627,996)	(755,356)	(108,500)
Gross profit		681,754	796,238	692,543	99,478

Operating expenses:
Selling and marketing expenses		(373,065)	(425,217)	(437,986)	(62,913)
General and administrative expenses		(237,509)	(293,157)	(449,903)	(64,625)
Research and development expenses		(21,217)	(26,178)	(32,333)	(4,644)
Income/(loss) from operations		49,963	51,686	(227,679)	(32,704)
Other income (expenses):
Interest income		4,103	1,150	1,633	235
Interest expenses		(9)	(8)	(2,453)	(352)
Foreign currency exchange (loss)/gain, net		(184)	21	(19)	(3)
Gains on disposal of subsidiaries		—	—	583	84
Gains on available-for-sale investments	2(e)	2,485	3,916	—	—
Government grants	2(w)	4,046	7,817	5,773	829
Equity in (loss)/income on equity method investments		(150)	1,668	2,658	382
Others, net		(373)	1,649	4,044	579
Income/(loss) before income tax		59,881	67,899	(215,460)	(30,950)
Income tax expense	11	(19,539)	(14,454)	(9,608)	(1,380)
Net income/(loss)		40,342	53,445	(225,068)	(32,330)
Less: Net loss attributable to non-controlling interests		(218)	(3,809)	(5,664)	(814)
Net income/(loss) attributable to shareholders of the Company		40,560	57,254	(219,404)	(31,516)
Less: Accretion of Redeemable Owners’ Investment	16	19,000	9,814	—	—
Net income/(loss) available to shareholders of the Company		21,560	47,440	(219,404)	(31,516)
Net income/(loss)		40,342	53,445	(225,068)	(32,330)

Other comprehensive income
Unrealized holding gains on available-for-sale investments, net of income tax of RMB 668 and RMB 932 for the years ended December 31, 2017 and 2018, respectively		2,004	2,797	—	—
Less: Reclassification adjustment for gains on available-for-sale investments realized in net income, net of income tax of RMB 621 and RMB 979 for the years ended December 31, 2017 and 2018		1,864	2,937	—	—

Comprehensive income/(loss)		40,482	53,305	(225,068)	(32,330)
Net income/(loss) per share	18
– Basic		0.08	0.16	(0.69)	(0.10)
– Diluted		0.07	0.15	(0.69)	(0.10)
Weighted average shares used in calculating net income/(loss) per share
– Basic		282,185,102	300,393,162	318,601,222	318,601,222
– Diluted		289,666,315	307,843,576	318,601,222	318,601,222

Annex A-14

METEN INTERNATIONAL EDUCATION GROUP
CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIT
(In thousands of RMB, except share data and per share data, or otherwise noted)

		Ordinary Shares		Subscriptions Receivable	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total Deficit Attributable to Shareholders of the Company	Non-Controlling Interests	Total Deficit
	Note	Number of Shares	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
Balances at January 1, 2017		—	—	—	97,624	—	(401,665)	(304,041)	698	(303,343)
Unrealized holding gains on available-for-sale investments, net of RMB668 income taxes		—	—	—	—	2,004	—	2,004	—	2,004
Reclassification adjustment for gains on available-for-sale investments, net of RMB621 income taxes		—	—	—	—	(1,864)	—	(1,864)	—	(1,864)
Accretion of Redeemable Owners’ Investment	16	—	—	—	(19,000)	—	—	(19,000)	—	(19,000)
Capital contribution from non-controlling interests of a subsidiary		—	—	—	—	—	—	—	1,000	1,000
Conversion to joint stock limited liability company		—	—	—	2,007	—	(2,007)	—	—	—
Share-based compensation	19	—	—	—	7,886	—	—	7,886	—	7,886
Net profit for the year		—	—	—	—	—	40,560	40,560	(218)	40,342
Balances at December 31, 2017		—	—	—	88,517	140	(363,112)	(274,455)	1,480	(272,975)
Unrealized holding gains on available-for-sale securities, net of RMB932 income taxes		—	—	—	—	2,797	—	2,797	—	2,797
Reclassification adjustment for gains on available-for-sale investments, net of RMB979 income taxes		—	—	—	—	(2,937)	—	(2,937)	—	(2,937)
Distribution in connection with Reorganization	1(b)	—	—	—	(148,270)	—	—	(148,270)	—	(148,270)
Accretion of Redeemable Owners’ Investment	16	—	—	—	(9,814)	—	—	(9,814)	—	(9,814)
Share-based compensation	19	—	—	—	7,648	—	—	7,648	—	7,648
Business combinations	4	—	—	—	—	—	—	—	26,070	26,070
Subscription of ordinary shares in connection with the Reorganization	1(b)/16	318,601,222	219	(219)	229,433	—	—	229,433	—	229,433
Net profit for the year		—	—	—	—	—	57,254	57,254	(3,809)	53,445
Balances at December 31, 2018		318,601,222	219	(219)	167,514	—	(305,858)	(138,344)	23,741	(114,603)

Net loss for the year		—	—	—	—	—	(219,404)	(219,404)	(5,664)	(225,068)
Share-based compensation	19	—	—	—	96,661	—	—	96,661	—	96,661
Proceeds from contributions from equity shareholders	1(b)	—	—	217	—	—	—	217	—	217
Disposal of subsidiaries	5	—	—	—	—	—	—	—	(146)	(146)
Balances at December 31, 2019		318,601,222	219	(2)	264,175	—	(525,262)	(260,870)	17,931	(242,939)

Annex A-15

METEN INTERNATIONAL EDUCATION GROUP
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of RMB, except share data and per share data, or otherwise noted)

		For the Year Ended December 31,
	Note	2017	2018	2019
		RMB’000	RMB’000	RMB’000	US$’000 Unaudited (Note 2(c))
Cash flows from operating activities:
Net income/(loss)		40,342	53,445	(225,068)	(32,330)
Adjustments to reconcile net income/(loss) to net cash generated from operating activities:
Depreciation and amortization		36,768	54,944	58,453	8,396
Amortization of operating lease right-of-use assets		—	—	134,829	19,367
Gain on available-for-sale investments		(2,485)	(3,916)	—	—
Net loss on disposal of property and equipment		1,107	241	267	38
(Reversal)/provision for impairment loss of account receivables and other receivables		(2,066)	954	1,610	231
Equity in loss/(income) on equity method investments		150	(1,668)	(2,658)	(382)
Deferred income tax expense/(benefit)		3,316	(6,266)	(9,144)	(1,313)
Gain on disposal of subsidiaries		—	—	(583)	(84)
Share-based compensation expenses	19	7,886	7,648	96,661	13,884
Changes in operating assets and liabilities, net of effect of acquisitions and disposals of subsidiaries:
(Increase)/decrease in contract assets		(164)	(2,357)	6,384	917
Decrease/(increase) in accounts receivable		5,651	(916)	(42,169)	(6,057)
(Increase)/decrease in other contract costs		(10,065)	4,839	(9,731)	(1,398)
Decrease in prepayments and other current assets		1,018	34,718	21,560	3,097
Increase in other non-current assets		(2,251)	(2,649)	(1,108)	(159)
Increase in accounts payable		161	5,451	10,807	1,552
Increase/(decrease) in deferred revenue		59,253	(49,439)	(35,278)	(5,067)
Increase/(decrease) in salary and welfare payable		12,806	(9,121)	6,182	888
Increase/(decrease) in financial liabilities from contracts with customers		100,190	(13,864)	66,932	9,614
Increase in accrued expenses and other payables		4,224	14,854	5,067	728
(Increase)/decrease in prepaid tax		(2,237)	(9,151)	409	59
Decrease in operating lease liabilities		—	—	(121,345)	(17,430)
Increase in income taxes payable		6,104	788	16,352	2,350
Net cash flow generated from/(used in) operating activities		259,708	78,535	(21,571)	(3,099)
Cash flows from investing activities:
Acquisition of subsidiaries, net of cash acquired	4	—	(87,982)	(38,556)	(5,538)
Disposal of subsidiaries		—	—	(688)	(99)
Purchases of property and equipment		(75,873)	(64,371)	(86,469)	(12,420)
Purchase of equity method investments	8	—	(3,750)	—	—
Proceeds from disposal of property and equipment		3,420	427	5	1
Annex A-16

METEN INTERNATIONAL EDUCATION GROUP
CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)
(In thousands of RMB, except share data and per share data, or otherwise noted)

		For the Year Ended December 31,
	Note	2017	2018	2019
		RMB’000	RMB’000	RMB’000	US$’000 Unaudited (Note 2(c))
Advances to related parties	21(a)	(76,395)	(49,023)	(45,033)	(6,469)
Repayment of advances to related parties	21(a)	68,920	97,680	64,077	9,204
Purchase of short-term investments		(796,700)	(511,000)	—	—
Proceeds from maturities of short-term investments		749,185	564,963	—	—
Loan to a third-party		—	(20,000)	—	—
Repayment of loan to a third-party		—	—	20,000	2,873
Others		(1,186)	(1,737)	(2,495)	(358)
Net cash used in investing activities		(128,629)	(74,793)	(89,159)	(12,806)
Cash flows from financing activities:
Capital contribution of non-controlling interests		1,000	—	—	—
Advances from related parties	21(a)	22,757	37,138	31,084	4,465
Repayment of advances from related parties	21(a)	(17,624)	(26,337)	(50,306)	(7,226)
Distributions in connection with Reorganization		—	(148,270)	—	—
Proceeds from bank loans		—	—	107,000	15,370
Repayment of bank loans		—	—	(15,000)	(2,155)
Payment for offering expenses		—	(5,164)	—	—
Proceeds from contributions from equity shareholders		—	—	217	31
Others		(112)	—	—	—
Net cash generated from/ (used in) financing activities		6,021	(142,633)	72,995	10,485
Net decrease in cash and cash equivalents and restricted cash		137,100	(138,891)	(37,735)	(5,420)
Cash and cash equivalents and restricted cash at the beginning of the year		191,257	328,357	189,466	27,215
Cash and cash equivalents and restricted cash at the end of the year		328,357	189,466	151,731	21,795
Supplemental disclosure of cash flow information:
Interest paid		9	8	2,322	334
Income tax paid		12,354	29,083	4,305	618
Supplemental disclosure of non-cash investing and financing activities:
Payables for purchase of property and equipment		11,702	—	—	—
Accretion of Redeemable Owners’ Investment	16	19,000	9,814	—	—
Consideration payable for the acquisitions of subsidiaries	4	—	27,800	—	—
Supplemental disclosure of cash and cash equivalents and restricted cash:
Cash and cash equivalents		321,776	174,679	140,132	20,129
Restricted cash		6,581	14,787	11,599	1,666
Total cash, cash equivalents, and restricted cash shown in the statement of cash flows		328,357	189,466	151,731	21,795

Annex A-17

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

1.      Organization and Principal Activities

(a)    Principal activities

Meten International Education Group (the “Company”) was incorporated on July 10, 2018 under the law of Cayman Islands as an exempted company with limited liability. The Company, through its subsidiaries and consolidated variable interest entities (“VIEs”) (collectively referred to as the “Group”) is primarily engaged in providing a wide range of educational programs, services and products, consisting primarily of classroom-based English training services, overseas training services, online English training services and operation of education software. All of the Group’s operations and customers are located in the People’s Republic of China(“PRC”). The Company does not conduct any substantive operations of its own.

As of December 31, 2019, the details of the Company’s major subsidiaries, consolidated VIEs and the major subsidiaries of the VIEs are as follows:

Entity	Date of Incorporation	Place of Incorporation	Percentage of Direct or Indirect economic Ownership	Principal Activities
Major subsidiaries:
Meten Education Investment Limited (“Meten BVI”)	July 18, 2018	British Virgin Islands (“BVI”)	100%	Investment holding
Likeshuo Education Investment Limited (“Likeshuo BVI”)	July 18, 2018	British Virgin Islands (“BVI”)	100%	Investment holding
Meten Education (Hong Kong) Limited (“Meten HK”)	August 22, 2018	Hong Kong	100%	Investment holding
Likeshuo Education (Hong Kong) Limited (“Likeshuo HK”)	August 22, 2018	Hong Kong	100%	Investment holding
Zhuhai Meizhilian Education Technology Co., Ltd. (“Zhuhai Meizhilian”)	September 20, 2018	PRC	100%	Technology development and education consulting service
Zhuhai Likeshuo Education Technology Co., Ltd. (“Zhuhai Likeshuo”)	September 20, 2018	PRC	100%	Technology development and education consulting service
VIEs:
Shenzhen Meten International Education Co., Limited (“Shenzhen Meten”)	April 3, 2006	PRC	100%	Offline English training
Shenzhen Likeshuo Education Co., Ltd. (‘‘Shenzhen Likeshuo’’)	October 26, 2018	PRC	100%	Online English training
VIEs’ major subsidiaries and schools:
Shenzhen Qianhai Meten Technology Co., Ltd	October 30, 2013	PRC	80%	Online English training
Meten Education (Shenzhen) Co., Ltd	November 24, 2015	PRC	100%	Offline English training
Nanjing Meten Foreign Language Training Co., Ltd	December 6, 2013	PRC	100%	Offline English training
Chengdu Meten Education Technology Co., Ltd	April 20, 2016	PRC	100%	Offline English training
Guangzhou Meten Education Technology Co., Ltd	March 29, 2016	PRC	100%	Offline English training

Annex A-18

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

1.      Organization and Principal Activities (cont.)

Entity	Date of Incorporation	Place of Incorporation	Percentage of Direct or Indirect economic Ownership	Principal Activities
Beijing Jingchengying Education and Culture Development Co., Ltd.	September 16, 2002	PRC	80%	Offline English training
Beijing Jingcheng Education Network Technology Co., Ltd.	July 15, 2005	PRC	80%	Offline English training
Beijing Fengtai District ABC Foreign Language Training School	May 27, 2005	PRC	80%	Offline English training
Beijing Xicheng District ABC Foreign Language Training School	February 16, 2007	PRC	80%	Offline English training
Harbin ABC Foreign Language School	February 28, 2000	PRC	80%	Offline English training
Harbin ABC Culture Training School	November 18,2016	PRC	80%	Offline English training
Harbin Xiangfang District ABC Foreign Language School	July 31, 2006	PRC	80%	Offline English training

(b)    History of the Group and reorganization

The Group’s history began in April 2006 with the commencement of operations of Shenzhen Meten, a limited liability company incorporated in the PRC by Mr. Jishuang Zhao, Mr. Siguang Peng and Mr. Yupeng Guo (collectively known as the “Founders”). On December 18, 2017, Shenzhen Meten converted into a joint stock limited liability company and 30,000,000 shares of RMB1 each were issued.

From March 2012 to August 2018, Mr. Yun Feng, Shenzhen Daoge Growth No.3 Investment Fund Partnership (Limited Partnership), Shenzhen Daoge Growth No.5 Investment Fund Partnership (Limited Partnership), Shenzhen Daoge Growth No.6 Investment Fund Partnership (Limited Partnership), Shenzhen Daoge Growth No.11 Investment Fund Partnership (Limited Partnership), Shenzhen Daoge Growth No.21 Investment Fund Partnership (Limited Partnership), Zhihan (Shanghai) Investment Center (Limited Partnership), Hangzhou Muhua Equity Investment Fund Partnership (Limited Partnership) (collectively known as the “Pre-listing Investors”) each acquired certain equity interests in Shenzhen Meten.

In preparation of the listing in capital markets of Shenzhen Meten’s general adult English training, overseas training services, online English training and other English language-related services businesses (“the Business”), Shenzhen Meten has undergone a series of reorganization transactions (“Reorganization”) in 2018. The main purpose of the Reorganization is to establish a Cayman holding company for the Business in preparation for its overseas listing.

The Reorganization was executed in the following steps:

1)      The Company was incorporated as an exempted company with limited liability in the Cayman Islands on July 10, 2018 and as offshore holding company of the Group. In July and August 2018, the Founders and Pre-listing Investors subscribed for ordinary shares of the Company at par value, all in the same proportions as the percentage of the then equity interest they held in Shenzhen Meten. Upon the issuance of ordinary shares to the Founders and Pre-listing Investors, the equity structure of the Company is identical to that of Shenzhen Meten.

Annex A-19

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

1.      Organization and Principal Activities (cont.)

2)      In July 2018, the Company further established two wholly-owned subsidiaries in the British Virgin Islands, Meten BVI and Likeshuo BVI.

3)      In August 2018, Meten BVI and Likeshuo BVI established two wholly-owned subsidiaries in Hong Kong, Meten HK and Likeshuo HK, respectively.

4)      In September 2018, Meten HK and Likeshuo HK established two wholly-owned subsidiaries in China, named Zhuhai Meten and Zhuhai Likeshuo, respectively.

5)      In October 2018, Shenzhen Meten was split into three separate legal entities, namely Shenzhen Meten, Shenzhen Likeshuo and Shenzhen Yilian Education Investment Co. Ltd. (“Shenzhen Yilian Investment”).

6)      In November 2018, Zhuhai Meten and Zhuhai Likeshuo (collectively the “WFOEs”) entered into a series of contractual arrangements, including a business cooperation agreement, exclusive technical service and management consultancy agreement, exclusive call option agreement, equity pledge agreement and shareholders’ rights entrustment agreement (collectively referred to as the “Contractual Arrangements” as further described below) with Shenzhen Meten, Shenzhen Likeshuo and their shareholders, respectively. Consequently, Shenzhen Meten and Shenzhen Likeshuo became consolidated VIEs of the Company upon the completion of the relevant reorganization steps.

7)      As part of the Reorganization, Shenzhen Meten transferred its equity interests in certain operations that are not a part of the Business to Shenzhen Yilian Investment and made a net cash distribution of approximately RMB148,270. Such net payment is recorded as distributions in connection with Reorganization in the accompanying consolidated statements of changes in shareholders’ deficit for the year ended December 31, 2018.

The Reorganization involved the restructuring of the legal structure of the Business, which was under common control and did not result in any changes in the economic substance of the ownership and the Business. The accompanying consolidated financial statements have been prepared as if the current corporate structure had been in existence throughout the periods presented.

Upon completion of the Reorganization, the Company’s shares and per share information including the basic and diluted income/(loss) per share have been presented retrospectively as if the number of ordinary shares outstanding immediately after the completion of the Reorganization had been outstanding from the beginning of the earliest period presented, except for the ordinary shares issued in connection with the exchange of Redeemable Owner’s Investment held by the Pre-listing investors during the Reorganization have been weighted for the portion of the period that they were outstanding.

(c)     VIE arrangements

Given the uncertainties as to whether applicable PRC laws and regulations prohibit foreign investors from providing English language training and value-added telecommunications services in the PRC, the Company operates substantially all of its business through its VIEs. To provide the Company the control of the VIEs, Zhuhai Meten and Zhuhai Likeshuo entered into a series of contractual arrangements with the VIEs and their respective equity holders as follows:

Business Cooperation Agreements

Pursuant to the business cooperation agreements, the WFOEs shall provide management support, consulting services and technical services necessary for the English training and relevant services, and in return, the VIEs shall pay services fees to the WFOEs accordingly as described under the exclusive technical service and management consultancy agreement. Without the prior written consent of the WFOEs, the VIEs and its affiliated entities cannot accept services provided by or establishing similar corporation relationship with any third party.

Annex A-20

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

1.      Organization and Principal Activities (cont.)

Exclusive Technical Service and Management Consultancy Agreements

Pursuant to the exclusive technical service and management consultancy agreements, the WFOEs agreed to provide exclusive technical services to the VIEs and its affiliated entities. Without the prior written consent of the WFOEs, the VIEs and their respective affiliated entities cannot accept services provided by or establishing similar corporation relationship with any third party. The WFOEs owns the exclusive intellectual property rights created as a result of the performance of this agreement unless otherwise provided by the PRC laws or regulations. In consideration of the technical and management consultancy services provided by the WFOEs, the VIEs and their respective affiliated entities agreed to pay annual service fees to the WFOEs in an amount at the WFOEs’ discretion. As of December 31, 2018, no service fee had been paid by and or was payable from the VIEs to the WFOEs.

Exclusive Call Option Agreements

Under the exclusive call option agreements, entered into among the VIEs, the WFOEs and each of the equity holders of the VIEs, each of the equity holders of the VIEs irrevocably granted the WFOEs an exclusive option to purchase, or have its designated representatives to purchase, to the extent permitted under PRC law, all or part of his or its equity interests in the VIEs. The WFOEs or its designated representatives have sole discretion as to when to exercise such options, either in part or in full. The exercise prices for the VIEs is equal to the lowest price as permitted under applicable PRC law and regulations. Without the WFOEs’ prior written consent, the VIEs’ equity holders shall not sell or otherwise dispose of their beneficial interest, increase or decrease the registered capital, amend its articles of association, create or allow any encumbrance on its assets or other beneficial interests and provide any loans or guarantees, etc.. The agreements expire upon transfer of all equity interest and assets of the VIEs to the WFOEs or its designated representatives.

Equity Pledge Agreements

Pursuant to the equity pledge agreements among the WFOEs, the VIEs and the equity holders of the VIEs, the equity holders of the VIEs shall pledge all of their equity interests in the VIEs to the WFOEs to guarantee the performance by the VIEs and the equity holders’ performance of their respective obligations under the Contractual Arrangements. In enforcing the pledge, if the VIEs and/or their shareholders breach their contractual obligations under those agreements, the WFOEs, as pledgee, will be entitled to certain rights, including the right to dispose of the pledged equity interests. This agreement is not terminated until all of the VIEs’ obligations have been fulfilled under the Contractual Arrangements.

Shareholders’ Rights Entrustment Agreements

Pursuant to the shareholders’ rights entrustment agreement signed between the WFOEs, the VIEs and the equity holders of the VIEs, the equity holders of the VIEs irrevocably appointed the WFOEs as its attorney-in-fact to exercise on such shareholder’s behalf any and all rights that such shareholder has in respect of its equity interest in the VIEs, including but not limited to executing the exclusive right to convene and attend shareholders’ meeting, vote on all matters of the VIEs under their Articles of Association, nominate and appoint directors and other senior management members of the VIEs. These agreements remain effective and irrevocable in the period which can be extended under PRC laws until the WFOEs has purchased all equity of the VIEs under the exclusive call option agreements.

Spousal Undertakings

Pursuant to the spouse undertakings, the respective spouse of the individual shareholders of the VIEs has irrevocably agreed to the execution of business cooperation agreement, exclusive technical service and management consultancy agreement, exclusive call option agreement, equity pledge agreement and shareholders’ rights entrustment agreement. The respective spouse of the individual shareholders of the VIEs further undertakes that he or she has not participated, is not participating and shall not in the future participate in the operation, management, liquidation, dissolution and other matters in relation to the VIEs and its affiliated entities, and confirms that the respective shareholder or its

Annex A-21

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

1.      Organization and Principal Activities (cont.)

designated person can execute all necessary documents and perform all necessary procedures and give effect to the fundamental purposes under the contractual arrangements mentioned above, and further confirms and agrees to all such documents and procedures in relation to the spouse’s equity interest in the VIEs.

Through the aforementioned contractual agreements, the Company has the ability to:

•        exercise effective control over the VIEs whereby having the power to direct Shenzhen Meten and Shenzhen Likeshuo’s activities that most significantly drive the economic results of them;

•        receive substantially all of the economic benefits and residual returns, and absorb substantially all the risks and expected losses from Shenzhen Meten and Shenzhen Likeshuo as if it was their sole shareholder; and

•        have an exclusive option to purchase all of the equity interests in Shenzhen Meten and Shenzhen Likeshuo.

Management therefore concluded that the Company, through the above Contractual Arrangements, has the power to direct the activities that most significantly impact the VIEs’ economic performance, bears the risks of and enjoys the rewards normally associated with ownership of the VIEs, and therefore the Company is the ultimate primary beneficiary of these VIEs. Consequently, the financial results of the VIEs were included in the Group’s consolidated financial statements.

The table sets forth the assets and liabilities of the VIEs included in the Company’s consolidated balance sheets:

	As of December 31,
	2018	2019
	RMB’000	RMB’000
ASSETS
Current assets
Cash and cash equivalents	174,323	138,827
Contract assets	14,208	7,824
Accounts receivable	2,221	28,903
Other contract costs	46,503	54,088
Prepayments and other current assets	104,761	56,654
Amounts due from related parties	29,206	21,468
Prepaid income tax	12,674	12,265
Total current assets	383,896	320,029

Non-current assets
Restricted cash	14,787	11,599
Other contract costs	7,968	10,114
Equity method investments	23,426	26,084
Property and equipment, net	211,954	219,502
Operating lease right-of-use assets	—	484,225
Intangible assets, net	36,904	24,968
Deferred tax assets	4,072	4,200
Goodwill	276,905	302,158
Long-term prepayments and other non-current assets	46,978	62,337
Total non-current assets	622,994	1,145,187
Total assets	1,006,890	1,465,216

Annex A-22

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

1.      Organization and Principal Activities (cont.)

	As of December 31,
	2018	2019
	RMB’000	RMB’000
Current liabilities
Accounts payable	13,974	14,648
Bank loans	—	92,000
Deferred revenue	432,083	408,287
Salary and welfare payable	67,892	71,334
Financial liabilities from contracts with customers	423,163	490,095
Accrued expenses and other payables	78,462	46,845
Current operating lease liabilities	—	142,155
Income taxes payable	3,468	495
Amounts due to related parties	20,073	851
Total current liabilities	1,039,115	1,266,710

Non-current liabilities
Deferred revenue	52,169	60,528
Deferred tax liabilities	23,101	14,085
Operating lease liabilities	—	333,613
Non-current tax payable	6,801	26,085
Total non-current liabilities	82,071	434,311
Total liabilities	1,121,186	1,701,021

The table sets forth the results of operations of the VIE included in the Company’s consolidated statements of comprehensive income/(loss):

	Years Ended December 31,
	2017	2018	2019
	RMB’000	RMB’000	RMB’000
Net revenues	1,149,721	1,424,234	1,447,899
Net income/(loss)	40,342	53,755	121,363

The table sets forth the cash flows of the VIE included in the Company’s consolidated statements of cash flows:

	Years Ended December 31,
	2017	2018	2019
	RMB’000	RMB’000	RMB’000
Net cash generated from/(used in) operating activities	259,708	78,680	(16,195)
Net cash used in investing activities	(128,629)	(74,793)	(99,087)
Net cash generated from/(used in) financing activities	6,021	(142,633)	72,778

The unrecognized revenue producing assets that are held by the VIEs comprise of assembly workforce and intellectual property and trademarks which were not recorded on the Company’s consolidated balance sheets as they do not meet all the capitalization criteria.

Annex A-23

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

1.      Organization and Principal Activities (cont.)

In accordance with the Contractual Arrangements, the Company has power to direct activities of the VIEs, and can have assets transferred freely out of the VIEs without restrictions. Therefore the Company considers that there is no asset in the VIEs that can be used only to settle obligations of the respective VIE, except for registered capital and the PRC statutory reserves. Relevant PRC laws and regulations restrict the VIEs from transferring a portion of its net assets, equivalent to the balance of their registered capital and statutory reserves, to the Company in the form of loans and advances or cash dividends. Please refer to Note 23 for disclosure of the restricted net assets.

As the VIEs are incorporated as limited liability companies under the PRC Company Law, the creditors of the VIEs do not have recourse to the general credit of the Company. There is currently no contractual arrangement that would require the Company to provide additional financial support to the VIEs.

Risks associated with VIE arrangements

There are substantial uncertainties regarding the interpretation and application of the PRC laws and regulations, and the Company cannot assure you that the PRC government would agree that the Group’s corporate structure or any of the above-mentioned Contractual Arrangements comply with current or future PRC laws or regulations. The PRC laws and regulations governing the validity of these Contractual Arrangements are uncertain and the relevant government authorities may have broad discretion in interpreting these laws and regulations. If the Company and its consolidated VIEs are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain any of the required licenses and permits, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:

(a)     revoking the business licenses of such entities;

(b)    discontinuing or restricting the operations of any transactions among the Company’s PRC subsidiaries and the VIEs;

(c)     limiting the Company’s business expansion in China by way of entering into contractual arrangements;

(d)    confiscating the income of the VIEs or the Company’s PRC subsidiaries;

(e)     imposing fines, penalties or other requirements with which the Company, its PRC subsidiaries or consolidated VIEs may not be able to comply;

(f)     requiring the Company to restructure its ownership structure or operations, terminate the Contractual Arrangements with the VIEs and deregistering the equity pledges on the equity interest in the VIEs, which in turn would affect its ability to consolidate, derive economic interests from, or exert effective control over the VIEs;

(g)    restricting or prohibiting its use of the proceeds of any offering to finance its business and operations in China; or

(h)    restricting the use of financing sources by the Company or the VIEs, or otherwise restricting the Company or the VIEs’ ability to conduct business.

If the imposition of any of these penalties precludes the Company from operating its business, it would no longer be in a position to generate revenue or cash from it. If the imposition of any of these penalties causes the Company to lose its rights to direct the activities of its consolidated VIEs or its rights to receive its economic benefits, the Company would no longer be able to consolidate these entities, and its financial statements would no longer reflect the results of operations from the business conducted by VIEs except to the extent that the Company receives payments from VIEs under the Contractual Arrangements. Either of these results, or any other significant penalties that might be imposed on the Company in this event, would have a material adverse effect on its financial condition and results of operations.

Annex A-24

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

1.      Organization and Principal Activities (cont.)

(d)    Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (‘‘GAAP’’).

The consolidated financial statements are presented in Renminbi (“RMB”), rounded to the nearest thousands except share data and per share data, or otherwise noted.

The accompanying consolidated financial statements contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. The realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, the Group’s ability to operate profitably, to generate cash flows from operations, and to pursue financing arrangements, including obtaining bank borrowings.

Historically, the Group relied on external bank loans and financing from Pre-listing investors to fund its working capital and capital expenditure requirements and to meet its obligations and commitments when they become due.

During the year ended December 31, 2019, the Group incurred a net loss of RMB225,068 and had a net negative operating cash flow of RMB21,571. As of December 31, 2019, the Group had a total deficit of RMB242,939 and net current liabilities of RMB954,529.

The operations of all of the Group’s offline learning centers were suspended in February and March 2020 pursuant to the use of emergency executive authority by central and local governments in relation to the containment of the COVID-19 pandemic. The suspension of the Group’s offline learning centers has had a material adverse effect on its business, financial condition and results of operations.

The Group had taken actions to manage its costs and to conserve cash, including reducing operating expenses, negotiating rent concessions for certain leased properties and closing underperforming learning centers. The Group has also migrated some offline general adult ELT, overseas training and junior ELT courses to various online platforms to continue the delivery of the relevant training services. The Group’s offline learning centers had been gradually reopened since April 2020 with approval of central and relevant local governments. As of the date of issuance of the accompanying consolidated financial statements, a majority of the Group’s offline learning centres have been partially or fully reopened.

On March 30, 2020, Meten EdtechX Education Group Ltd.(“Holdco”) consummated its acquisition of the Company and EdtechX Holdings Acquisition Corp. (“EdtechX”), pursuant to the merger agreement dated December 12, 2019 (“Merger Agreement”). Upon consummation of the acquisition, the Company and EdtechX became wholly owned subsidiaries of the Holdco. In connection with transaction, the merged entity received $32milion equity investments from certain new investors.

On April 2, 2020, the Group borrowed a RMB5,000 short-term loan from Postal Savings Bank of China with a maturity date of April 2, 2021. This borrowing is guaranteed by Shenzhen Likeshuo, Mr. Zhao Jishuang and his spouse. On April 28, 2020, the Group borrowed an additional RMB30,000 with a maturity date of October 28, 2020, under its China Merchants Bank’s facilities as further described in Note 14. In May 2020, the Group obtained financing of RMB30,000 from Mr. Zhao Jishuang and Mr. Zhao Jishuang has undertaken that repayment of this advance will not be requested until the Group has obtained funding from other sources and is in a position to meet all repayment obligations.

The Group has carried out a review of its cash flow forecast for the twelve months ending from the date of issuance of the accompanying consolidated financial statements. Based on such forecast, management believes that adequate sources of liquidity exist to fund the Group’s working capital and capital expenditures requirements, and other liabilities and commitments as they become due. In preparing the cash flow forecast, management has considered historical cash requirements, working capital and capital expenditures plans, estimated operating cash flows during forecast period taking into consideration the impact of COVID-19, existing cash on hand, as well as other key factors, including utilization of credit facilities granted by financial institutions.

Annex A-25

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

1.      Organization and Principal Activities (cont.)

(e)     Principles of consolidation

The Group’s consolidated financial statements include the financial statements of the Company, its subsidiaries and its VIEs. All transactions and balances among the Company, its subsidiaries and its VIEs have been eliminated upon consolidation.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting powers; has the power to appoint or remove the majority of the members of the board of directors; or to cast a majority of votes at the meeting of directors; or has the power to govern the financial and operating policies of the investee under a statute or agreement among the shareholders or equity holders.

A consolidated VIE is an entity in which the Company, or its subsidiaries, through contractual agreements, bears the risks of, and enjoys the rewards normally associated with ownership of the entity. In determining whether the Company or its subsidiaries are the primary beneficiary, the Company considered whether it has the power to direct activities that are significant to the VIE’s economic performance, and also the Group’s obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company, through the WFOEs holds all the variable interests of the VIEs, and has been determined to be the primary beneficiary of the VIEs.

2.      Significant accounting policies

(a)    Use of estimates

The preparation of the Company’s consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the balance sheet date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include, but are not limited to, estimate of standalone selling prices of each unit of accounting in multiple elements arrangements, estimate of breakage, the fair value of identifiable assets acquired, liabilities assumed and non-controlling interests in business combinations, the useful lives of long-lived assets including intangible assets, the fair value of the reporting unit for the goodwill impairment test, the allowance for doubtful accounts receivable and other receivables, the realization of deferred tax assets, the fair value of share-based compensation awards, lease liabilities, right-of-use assets and the recoverability of long-lived assets. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

(b)    Functional currency

The Group use RMB as its reporting currency. The functional currency of the Company and its subsidiaries incorporated outside of the PRC is United States dollar (“US$”), while the functional currency of the PRC entities in the Group is RMB as determined based on the criteria of Accounting Standards Codification (“ASC”) 830, Foreign Currency Matters.

(c)     Convenience translation

Translations of balances in the consolidated balance sheets, consolidated statements of comprehensive income/(loss) and consolidated statements of cash flows from RMB into US$ as of and for the year ended December 31, 2019 are solely for the convenience of the readers and were calculated at the rate of US$1.00=RMB 6.9618, representing the index rates stipulated by the Federal Reserve Bank of New York on 31 December 2019. No representation is made that the RMB amounts could have been, or could be, converted, realized or settled into US$ at that rate on December 31, 2019, or at any other rate. The US$ convenience translation is not required under U.S. GAAP and all US$ convenience translation amounts in the accompanying consolidated financial statements are unaudited.

Annex A-26

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

2.      Significant accounting policies (cont.)

(d)    Cash and cash equivalents

Cash and cash equivalents comprise cash at bank and on hand, and highly liquid investments. The Group considers highly liquid investments that are readily convertible into known amounts of cash and with a maturity of three months or less when purchased to be cash equivalents. All of the Group’s bank deposits is RMB denominated and are placed with financial institutions in the PRC. The Group does not have any cash equivalents as of December 31, 2018 and 2019, respectively.

(e)     Short-term investments

Short-term investments include wealth management products, which are mainly deposits with variable interest rates placed with financial institutions. The Group classifies the wealth management products as available-for-sale securities. Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related income tax effect, on available-for-sale securities are excluded from earnings and reported as a separate component of accumulated other comprehensive income until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific-identification basis.

(f)     Contract assets

A contract asset is recognized when the Group recognizes revenue before being unconditionally entitled to the consideration under the payment terms set out in the contract. Contract assets are set off against financial liabilities with customers when the customers are not entitled to full refund of the tuition fee paid (see note 2(r)).

(g)    Accounts receivable

Accounts receivable primarily consist of receivables of franchise fees. Accounts receivable are presented net of allowance for doubtful accounts. The Group uses specific identification in providing for bad debts when facts and circumstances indicate that collection is doubtful and based on factors listed in the following paragraph. If the financial conditions of its franchisee were to deteriorate, resulting in an impairment of their ability to make payments, additional allowance may be required.

The Group maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. In establishing the required allowance, management considers historical losses adjusted to take into account current market conditions and customers’ financial condition, the amount of receivables in dispute, and the current receivables aging and current payment patterns. Accounts receivable are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2017, 2018 and 2019, the Group does not have any off-balance-sheet credit exposure relate to its customers, except for the guarantees given to installment institutions for loans granted to customers of the Group’s English training services in Note 22(b).

(h)    Contract costs

Contract costs are the incremental costs of obtaining a contract with a customer. Incremental costs of obtaining a contract are those costs that the Group incurs to obtain a contract with a customer that it would not have incurred if the contract had not been obtained e.g. an incremental sales commission. Incremental costs of obtaining a contract are capitalized when incurred if the costs relate to revenue which will be recognized in a future reporting period and the costs are expected to be recovered. Other costs of obtaining a contract are expensed when incurred. Capitalized contract costs are stated at cost less accumulated amortization and impairment losses.

Annex A-27

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

2.      Significant accounting policies (cont.)

Contract costs capitalized as of December 31, 2018 and 2019 relate to the incremental sales commissions paid to third-party sales agents or the Group’s sales personnel whose selling activities resulted in customers entering into sale and purchase agreements for the Group’s services. Contract costs are recognized as part of “selling and marketing expenses” in the consolidated statements of comprehensive income/(loss) in the period in which revenue from the related services is recognized. The amount of capitalized costs recognized in profit or loss for the years ended December 31, 2017, 2018 and 2019 were RMB 68,191, RMB 87,126 and RMB 87,635 respectively.

(i)     Restricted cash

Restricted cash mainly consists of security deposits for establishments of training schools as requested by local education bureau. Restricted cash is classified as either current or non-current based on when the funds will be released in accordance with the terms of the respective agreement for the establishment. Amounts included in restricted cash represent those required to be set aside by a contractual agreement with education bureau.

(j)     Equity method investments

Investee companies over which the Group has the ability to exercise significant influence, but does not have a controlling interest through investment in common shares or in-substance common shares, are accounted for using the equity method. Significant influence is generally considered to exist when the Group has an ownership interest in the voting stock of the investee between 20% and 50%, and other factors, such as representation on the investee’s board of directors, voting rights and the impact of commercial arrangements, are also considered in determining whether the equity method of accounting is appropriate.

Under the equity method, the Group initially records its investment at cost and subsequently recognizes the Group’s proportionate share of each equity investee’s net income or loss after the date of investment into earnings and accordingly adjusts the carrying amount of the investment. The Group reviews its equity method investments for impairment whenever an event or circumstance indicates that an other-than-temporary impairment has occurred. The Group considers available quantitative and qualitative evidence in evaluating potential impairment of its equity method investments. An impairment charge is recorded when the carrying amount of the investment exceeds its fair value and this condition is determined to be other-than-temporary.

(k)    Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation and any recorded impairment.

Gains or losses arising from the disposal of an item of property and equipment are determined as the difference between the net disposal proceeds and the carrying amount of the item and are recognized in profit or loss on the date of disposal.

The estimated useful lives are presented below.

Buildings	20 years
Leasehold improvements	Shorter of the lease term and the estimated useful lives of the assets
Motor vehicles	5 years
Equipment, fixture and furniture, and other fixed assets	2 – 10 years

Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets.

The Group capitalizes costs associated with the acquisition of major software for internal use in other assets in the consolidated balance sheets and amortizes the assets over the expected life of the software, generally between five and ten years.

Annex A-28

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

2.      Significant accounting policies (cont.)

(l)     Business combinations

Business combinations are recorded using the acquisition method of accounting. The assets acquired, the liabilities assumed, and any non-controlling interests of the acquiree at the acquisition date, if any, are measured at their fair values as of the acquisition date. Goodwill is recognized and measured as the excess of the total consideration transferred plus the fair value of any non-controlling interest of the acquiree and fair value of previously held equity interest in the acquiree, if any, at the acquisition date over the fair values of the identifiable net assets acquired. Consideration transferred in a business acquisition is measured at the fair value as of the date of acquisition.

Major business combinations occurred during the years ended December 31, 2017, 2018 and 2019 are disclosed in Note 4.

(m)   Acquired intangible assets, net

Acquired intangible assets other than goodwill mainly consist of trademark, backlog, customer relationship and favorable lease assets, and are carried at cost, less accumulated amortization and impairment. Amortization of finite-lived intangible assets is computed using the straight-line method over the estimated useful lives. The amortization periods by intangible asset classes are as follows,

Trademark	10 years
Backlog	3 years
Customer relationship	5.5 years
Favorable lease contracts	3 years
Reacquired right	1 year

(n)    Impairment of long-lived assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Group first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. No impairment losses were recorded for the years December 31, 2017, 2018 and 2019.

(o)    Operating leases

Policy applicable before January 1, 2019:

Leases where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Payments made under operating leases are charged to the consolidated statements comprehensive (loss)/income on a straight-line basis over the lease periods. Certain operating leases contain rent holidays and escalating rent. Rent holidays and escalating rent are considered in determining the straight-line rent expense to be recorded over the lease term. The Group had no capital leases for the years ended December 31, 2016, 2017 and 2018.

Policy applicable beginning January 1, 2019:

The Group determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, current and non-current lease liabilities on the Group’s consolidated balance sheets.

Annex A-29

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

2.      Significant accounting policies (cont.)

ROU lease assets represent the Group’s right to use an underlying asset for the lease term and lease obligations represent the Group’s obligation to make lease payments arising from the lease. Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most of the Group’s leases do not provide an implicit rate, the Group use its incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The Group’s incremental borrowing rate for a lease is the rate of interest it would have to pay to borrow an amount equal to the lease payments under similar terms. The operating lease ROU assets also include initial direct costs incurred and any lease payments made to the lessor or before the commencement date, minus any lease incentives received. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

(p)    Goodwill

Goodwill represents the excess purchase price over the estimated fair value of net assets acquired in a business combination.

Goodwill is not amortized but is tested for impairment annually or more frequently if events or changes in circumstances indicate that it might be impaired. Goodwill is tested for impairment at the reporting unit level on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit. Application of the goodwill impairment test requires judgment, including the identification of the reporting unit, assignment of assets and liabilities to the reporting unit, assignment of goodwill to the reporting unit, and determination of the fair value of each reporting unit. Estimating fair value is performed by utilizing various valuation techniques, with a primary technique being a discounted cash flow which requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long term rate of growth for the Group’s business, estimation of the useful life over which cash flows will occur, and determination of the Group’s weighted average cost of capital.

The Group has the option to perform a qualitative assessment to determine whether it is more-likely-than-not that the fair value of a reporting unit is less than its carrying value prior to performing the two-step goodwill impairment test. If it is more-likely-than-not that the fair value of a reporting unit is greater than its carrying amount, the two-step goodwill impairment test is not required. If the two-step goodwill impairment test is required, first, the fair value of the reporting unit is compared with its carrying amount (including goodwill). If the fair value of the reporting unit is less than its carrying amount, an indication of goodwill impairment exists for the reporting unit and the Group performs step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation and the residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. The Group performs its annual impairment review of goodwill at December 31 of each year. No impairment losses were recorded for goodwill for the years ended December 31, 2017, 2018 and 2019.

(q)    Deferred Revenue

Cash proceeds received from customers are recorded as deferred revenue when the Group being unconditionally entitled to the tuition fees/proceeds under the payment terms set out in the contract. Deferred revenue are recognized as revenues when revenue recognition criteria are met.

Annex A-30

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

2.      Significant accounting policies (cont.)

(r)     Revenue recognition

The Company adopted ASC 606, “Revenue from Contracts with Customers” for all periods presented. Consistent with the criteria of ASC 606, the Company follows five steps for its revenue recognition: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation.

The primary sources of the Group’s revenues are as follows:

(1)    General adult English training service and overseas training service

The general adult English training service primarily consist of English classroom-based training. Course fees are generally collected in advance as a package or paid under installment plans for: (i) service fee of main English classroom-based courses; (ii) service fee of supplementary English classroom-based course; (iii) educational materials; and (iv) assessment of level of English proficiency.

The overseas training services are provided for customers planning to take international standardized tests and/or study abroad. Such services comprise international standardized test preparation courses and overseas study services.

The customers can attend main English classroom-based course/overseas training for predetermined course hours in a predetermined period of time. Supplementary English classroom-based course can be attended without limit in such period of time.

The Group has assessed all variable considerations identified when determining the transaction price. In making such assessment, the Group has considered various possible forms that variable considerations may take, including price concessions, discounts, rebates, refunds, credits, incentives, performance bonuses, penalties or other similar items. Generally, customers are entitled to a short-term course trial period/trial courses which commences on the date the course begins or the date of contract signed. Course fee refunds are provided to customers if they decide not to participate in such course within the trial period/trial courses. In addition, the Group offers refunds of the amount related to the course fee of the undelivered course hours after deducting 30% of it or certain amount of teaching service fee for each completed course level to customers who withdraw from a course, provided attended course hours are less than or equal to 30% of total hours in the courses at the time of withdrawal. No refund will be provided for customers attending more than 30% of total hours in the underlying courses. Reversal in the amount of cumulative revenue arising from refunds have been insignificant for the years ended December 31, 2017, 2018 and 2019.

Each type of service/product included in the course fee is a separate unit of accounting, as each type has distinct nature with different patterns and measurements of transfer to the customers. The Group estimates standalone selling prices of each service/product and recognizes them in different revenue recording methods.

For main English classroom-based courses/overseas training services, revenues are recognized proportionately as the course hours are consumed. Customers may not utilize all of their contracted rights within the service period. Such unutilized service treatments are referred to as breakage. An expected breakage amount is determined by historical experience and is recognized as revenue in proportion to the pattern of service utilized by the customers.

For supplementary English classroom-based course, revenues are recognized on a straight-line basis over the entire main English classroom-based course period.

For educational materials and assessments of level of English proficiency, revenues are recognized according to the accounting policy as set out in note 2(r)(4) below.

Course fee received are initially recorded as financial liabilities from contracts with customers. During the trial period/trial courses, the Group recognizes contract assets when revenues are recognized. After the completion of trial period/trial course but before the completion of 30% of total hours in the courses, the contract assets are set off

Annex A-31

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

2.      Significant accounting policies (cont.)

against the financial liabilities from contracts with customers and recognition of revenue is recorded as a reduction of the related financial liabilities from contracts with customers, and non-refundable amounts of course fee are transferred from financial liabilities from contracts with customers to deferred revenue. After the completion of 30% of total hours in the courses, the remaining financial liabilities from contracts with customers are reclassified as deferred revenue in the consolidated balance sheet and the recognition of revenue is recorded as a reduction of the deferred revenue.

(2)    Online English training services

The Group operates “Likeshuo” platform to offer online live streaming English training services. Customers enroll for online courses by the use of prepaid study cards.

The Group has assessed all variable considerations identified when determining the transaction price. In making such assessment, the Group has considered various possible forms that variable considerations may take, including price concessions, discounts, rebates, refunds, credits, incentives, performance bonuses, penalties or other similar items. For courses offered on the “Likeshuo” platform, the Group typically allows a refund of the course fees for any undelivered course/service hours after deducting a platform operation charge associated with the delivering such courses/services online, provided that a customer shall apply for refund at any time during these courses. Reversal in the amount of cumulative revenue arising from refunds have been insignificant for the years ended December 31, 2017, 2018 and 2019.

The proceeds collected for the study cards are initially recorded as financial liabilities from contracts with customers. Revenues are generally recognized proportionately as the course/service hours are delivered.

(3)    Junior English training

The Group offers junior English training services under “Meten” brand and “ABC” brand. Customers attend the classroom-based training for predetermined course hours in a predetermined period of time.

The Group has assessed all variable considerations identified when determining the transaction price. In making such assessment, the Group has considered various possible forms that variable considerations may take, including price concessions, discounts, rebates, refunds, credits, incentives, performance bonuses, penalties or other similar items. For courses offered under “Meten” brand, the refund policy is similar to the general adult English training service. For courses offered under “ABC” brand, customers are generally entitled to full refund regarding the incompleted course hours after deduction of RMB 2,000 as the early contract termination fee if a student requests a refund within 30 days upon the commencement of the course. No refund will be provided if a student requests a refund after 30 days upon the commencement of the course. Course fee received are initially recorded as financial liabilities from contracts with customers. Within the trial period of 30 days, recognition of revenue is recorded as a reduction of the related financial liabilities from contracts with customers. After 30 days upon the commencement of the course, the remaining financial liabilities from contracts with customers are reclassified as deferred revenue in the consolidated balance sheet and the recognition of revenue is recorded as a reduction of the deferred revenue. Revenues are generally recognized proportionately as the course hours are delivered.

(4)    Sales of goods

Sales of goods are primarily derived from 1) sales of food and beverage during tuitions; and 2) delivery of educational materials and assessment report of level of English proficiency as included in the package of general classroom-based English training services. Revenue is recognized when the customer takes possession of and accepts the products.

(5)    Revenue from other English language-related services

Revenue from other English language-related services are primarily derived from franchising learning centers through which the franchisee are authorized to use the Group’s brand and are required to adopt the Group’s centralized management system. An initial franchise fee and one-time design consulting fee or a renewal franchise fee is received when the Group enters into or renew a franchise agreement. During the term of the franchise, each franchised learning

Annex A-32

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

2.      Significant accounting policies (cont.)

center are charged recurring franchise fees monthly based on an agreed percentage of its collected course and service fees and related individual course materials fees. The revenue of initial/renewal franchise fee is recognized on a straight-line basis over the franchise period. The revenue of one-time design consulting fee is recognized when the consulting service is provided. The revenue of recurring franchise fee is recognized when the Group and the franchisee confirm and agree the calculation of the fee at the end of each month during the franchise period.

(s)     Cost of revenue

Cost of revenue consists of expenditures incurred in the generation of the Group’s revenue, includes but not limited to the course content related costs, service fees paid to contract human teachers in courses, rental expenses, IT service costs and depreciations for property and equipment.

(t)     Sales and marketing expenses

Sales and marketing expenses consist primarily of advertising costs, branding and marketing expenses, salary and welfare for sales and marketing personnel, commission to distribution channels and sales and marketing personnel. The branding and marketing expenses amounted to RMB 135,418, RMB 144,203 and RMB 140,281 for the years ended December 31, 2017, 2018 and 2019, respectively.

(u)    General and administrative expenses

General and administrative expenses consist primarily of salary and welfare for general and administrative personnel, share-based compensation expenses, agency expenses, depreciation expenses for property and equipment, property management fee and general office expenses.

(v)     Research and development expenses

Research and development costs are expensed as incurred.

(w)    Government grants

Government grant is recognized when there is reasonable assurance that the Group will comply with the conditions attach to it and the grant will be received. Government grant for the purpose of giving immediate financial support to the Group with no future related costs or obligation is recognized in the Company’s consolidated statements of comprehensive income (loss) when the grant becomes receivable. For the years ended December 31, 2017, 2018 and 2019, RMB 4,046, RMB 7,817 and RMB 5,773 of government grants were recognized, respectively.

(x)    Employee benefits

Full time employees of the Group in the PRC participate in a government mandated defined contribution plan, pursuant to which certain pension benefits, medical care, employee housing fund and other welfare benefits are provided to the employees. Chinese labor regulations require that the PRC subsidiaries and VIE of the Group make contributions to the government for these benefits based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. The Group has no legal obligation for the benefits beyond the contributions made. Total amounts of such employee benefit expenses, which were expensed as incurred, were approximately RMB 47,438, RMB 56,248 and RMB 62,084 for the years ended December 31, 2017, 2018 and 2019, respectively.

(y)     Income taxes

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as operating loss and tax credit

Annex A-33

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

2.      Significant accounting policies (cont.)

carryforwards, if any. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the periods in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates or tax laws is recognized in the consolidated statements of comprehensive income in the period the change in tax rates or tax laws is enacted.

The Group reduces the carrying amounts of deferred tax assets by a valuation allowance, if based on the available evidence, it is ‘‘more-likely-than-not’’ that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed at each reporting period based on a ‘‘more-likely-than-not’’ realization threshold. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, and the Group’s experience with operating loss and tax credit carryforwards, if any, not expiring.

The Group recognizes in its financial statements the impact of a tax position if that position is ‘‘more-likely-than-not’’ to prevail based on the facts and technical merits of the position. Tax positions that meet the ‘‘more-likely-than-not’’ recognition threshold are measured at the largest amount of tax benefit that has a greater than fifty percent likelihood of being realized upon settlement. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Interest and penalties recognized related to unrecognized tax benefits are classified as income tax expense in the consolidated statements of comprehensive income.

(z)     Share based compensation

Share-based awards granted to the employees in the form of share options are subject to service and non-market performance conditions. They are measured at the grant date fair value of the awards. The compensation expense in connection with the shares awarded to employees is recognized using the straight-line method over the requisite service period. Forfeitures are estimated at the time of grant, with such estimate updated periodically and with actual forfeitures recognized currently to the extent they differ from the estimate.

In determining the fair value of the shares awarded to employees, the discounted cash flow pricing model has been applied.

Estimation of the fair value involves significant assumptions that might not be observable in the market, and a number of complex and subjective variables, including the expected share price volatility (approximated by the volatility of comparable companies), discount rate, risk-free interest rate and subjective judgments regarding the Company’s projected financial and operating results, its unique business risks and its operating history and prospects at the time the grants are made.

(aa)  Statutory reserve

In accordance with the Company Laws of the PRC, the PRC Entities registered as PRC domestic companies must make appropriations from its after-tax profit as determined under the PRC GAAP to non-distributable reserve funds including a statutory surplus fund and a discretionary surplus fund. The appropriation to the statutory surplus fund must be at least 10% of the after-tax profits as determined in accordance with the legal requirements in the PRC. Appropriation is not required if the surplus fund has reached 50% of the registered capital of the respective company. Appropriation to the discretionary surplus fund is made at the discretion of the respective company.

The use of the statutory reserves are restricted to the off-setting of losses or increasing capital of the respective company. All these reserves are not allowed to be transferred to their investors in terms of cash dividends, loans or advances, nor can they be distributed except under liquidation.

Annex A-34

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

2.      Significant accounting policies (cont.)

(ab)  Contingencies

In the normal course of business, the Group is subject to loss contingencies, such as legal proceedings and claims arising out of its business, that cover a wide range of matters, including, among others, government investigations, shareholder lawsuits, and non-income tax matters. An accrual for a loss contingency is recognized when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. If a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, is disclosed.

(ac)   Fair value measurements

The Group applies ASC 820, Fair Value measurements and Disclosures, for fair value measurements financial assets and financial liabilities and for fair value measurements of non-financial items that are recognized or disclosed at fair value in the financial statements on a recurring and non-recurring basis. ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Group considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability. ASC 820 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes three levels of inputs that may be used to measure fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

•        Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Group has the ability to access at the measurement date.

•        Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•        Level 3 inputs are unobservable inputs for the asset or liability.

The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety. In situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflects management’s own judgments about the assumptions that market participants would use in pricing the asset or liability. Those judgments are developed by management based on the best information available in the circumstances.

The carrying amounts of cash and cash equivalents, accounts receivable, amounts due from related parties, accounts payable, amounts due to related parties, income taxes payable, accrued expenses and other payables as of December 31, 2018 and 2019 approximate their fair values because of short maturity of these instruments.

(ad)  Net income/(loss) per share

Basic net income/(loss) per share is computed by dividing net income/(loss) attributable to common shareholders of the Company by the weighted average number of common shares outstanding during the year. Diluted net income/(loss) per share reflects the potential dilution that could occur if securities or other contracts to issue common shares were exercised into common shares. Common share equivalents are excluded from the computation of the diluted net

Annex A-35

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

2.      Significant accounting policies (cont.)

income/(loss) per share in years when their effect would be anti-dilutive. The Group has non-vested shares which could potentially dilute basic income/(loss) per share in the future. To calculate the number of shares for diluted net income/(loss) per share, the effect of the non-vested shares is computed using the treasury stock method.

(ae)   Recently issued accounting pronouncements

In February 2016, the FASB issued ASU 2016-02 to increase transparency and comparability among organizations by requiring the recognition of ROU assets and lease liabilities on the balance sheets. Most prominent among the changes in the standard is the recognition of ROU assets and lease liabilities by lessees for those leases classified as operating leases. Under the standard, disclosures are required to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. The Group elected to recognize and measure leases existing at the beginning of the period of adoption through a cumulative–effect adjustment using a modified retrospective approach, with certain practical expedients available. The Group adopted the standard as of January 1, 2019 and applied the modified retrospective approach on this date by recording a cumulative-effect adjustment. In addition, the Group elected the package of practical expedients permitted under the transition guidance within the new standard.

The following table summarizes the effect on the consolidated balance sheet as a result of adopting ASC 842.

	December 31, 2018 As Previously Reported	Effect of the Adoption of ASC 842	January 1, 2019 As Adjusted
Current portions:
Prepayment and other current assets	104,761	(10,612)	94,149
Current operating lease liabilities	—	99,706	99,706

Non-current portions:
Operating lease right-of-use assets	—	397,490	397,490
Intangible assets, net	36,904	(6,305)	30,599
Operating lease liabilities	—	280,867	280,867

The Group has operating leases for learning centers, corporate offices, and office equipment. The Group’s leases are for an initial 1 to 10 years’ term.

Short-term leases are leases having a term of twelve months or less. The Group recognizes short-term leases on a straight-line basis and does not record a related lease asset or liability for such leases.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses” (“ASU 2016-13”), which introduces new guidance for credit losses on instruments within its scope. The new guidance introduces an approach based on expected losses to estimate credit losses on certain types of financial instruments, including, but not limited to, trade and other receivables, held-to-maturity debt securities, loans and net investments in leases. The new guidance also modifies the impairment model for available-for-sale debt securities and requires the entities to determine whether all or a portion of the unrealized loss on an available-for-sale debt security is a credit loss. The standard also indicates that entities may not use the length of time a security has been in an unrealized loss position as a factor in concluding whether a credit loss exists. The ASU is effective for Emerging Growth Company (“EGC”) for fiscal years beginning after December 15, 2022 and interim periods within those fiscal years and effective for public companies excluding EGC and smaller reporting companies for fiscal years beginning after December 15, 2019. Early adoption is permitted for all entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Group is in the process of evaluating the impact of ASU 2016-13 on its consolidated financial statements.

Annex A-36

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

2.      Significant accounting policies (cont.)

In January 2017, the FASB issued guidance which simplifies the current two-step goodwill impairment test by eliminating Step two of the test. The guidance requires a one-step impairment test in which an entity compares the fair value of a reporting unit with its carrying amount and recognizes an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value, if any. This guidance is effective for EGC for fiscal years beginning after December 15, 2022 and interim periods within those fiscal years and effective for public companies excluding EGC and smaller reporting companies for fiscal years beginning after December 15, 2019, and should be applied on a prospective basis. Early adoption is permitted for the interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Group is currently evaluating the impact of the adoption of this guidance on its financial statements and related disclosures.

In August 2018, the FASB issued ASU No. 2018-13 (“ASU 2018-13”), Fair Value Measurement. ASU 2018-13 modifies the disclosure requirements for fair value measurements by removing, modifying, or adding certain disclosures. The amendments in ASU 2018-13 will be effective for the Group beginning after December 15, 2019 including interim periods within the year. Early adoption is permitted. An entity is permitted to early adopt any removed or modified disclosures upon issuance of ASU No. 2018-13 and delay adoption of the additional disclosures until their effective date. The Group is not early adopting the standard and it is in the process of evaluation the impact of adoption of this new standard on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12 (“ASU 2019-12”), Simplifying the Accounting for Income Taxes. ASU 2019-12 simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted. The Group is not early adopting the standard and it is in the process of evaluation the impact of adoption of this new standard on its consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-03 (“ASU 2020-03”), Codification Improvements to Financial Instruments. ASU 2020-03 represents changes to clarify or improve the Codification. The amendments make the Codification easier to understand and easier to apply by eliminating inconsistencies and providing clarifications. With regard to amendments related to Issue 1, Issue 2, Issue 4, and Issue 5, for public business entities, the amendments are effective upon issuance of this final Update, for all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years beginning after December 15, 2020. Early application is permitted. With regard to amendments related to Issue 6 and Issue 7, for entities that have not yet adopted the guidance in Update 2016-13, the effective dates and the transition requirements for these amendments are the same as the effective date and transition requirements in Update 2016-13, for entities that have adopted the guidance in Update 2016-13, the amendments are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The Group is not early adopting the standard and it is in the process of evaluation the impact of adoption of this new standard on its consolidated financial statements.

3.      Risks and Concentration

(a)    Foreign exchange risk

As the Group’s principal activities are carried out in the PRC, the Group’s transactions are mainly denominated in RMB, which is not freely convertible into foreign currencies. All foreign exchange transactions involving RMB must take place through the People’s Bank of China or other institutions authorized to buy and sell foreign exchange. The exchange rates adopted for the foreign exchange transactions are the rates of exchange quoted by the People’s Bank of China that are determined largely by supply and demand.

The management does not expect that there will be any significant currency risk for the Group during the reporting periods.

Annex A-37

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

3.      Risks and Concentration (cont.)

(b)    Credit and concentration risk

The Group’s credit risk arises from cash and cash equivalents, short-term investments, prepayments and other current assets, and accounts receivable. The carrying amounts of these financial instruments represent the maximum amount of loss due to credit risk.

The Group expects that there is no significant credit risk associated with the cash and cash equivalents and short-term investments which are held by reputable financial institutions in the jurisdictions where the Company, its subsidiaries and VIEs are located. The Group believes that it is not exposed to unusual risks as these financial institutions have high credit quality.

The Group has no significant concentrations of credit risk with respect to its prepayments.

Accounts receivable is typically unsecured and are derived from revenue earned either from franchisee or from customers under the installment payment arrangement. The risk with respect to accounts receivable is mitigated by credit evaluations performed on them.

The credit risk exposure resulted from guarantee provided for customers under the installment payment arrangement are disclosed in Note 22(b).

(i)     Concentration of revenues

No single customer represented 10% or more of the Group’s revenues for the years ended December 31, 2017, 2018 and 2019.

(ii)    Concentration of accounts receivable

The Group has not experienced any significant recoverability issue with respect to its accounts receivable. The Group conducts credit evaluations on its franchisees and customers under the installment payment arrangements and generally does not require collateral or other security from such franchisees and customers.

The following table summarized party with greater than 10% of the accounts receivable:

	As of December 31,
	2018	2019
Receivables from Franchisee A	*	13%
Receivables from Franchisee B	65%	15%
Receivables from Franchisee C	15%	*
Receivables from Franchisee D	*	11%
Receivables from Franchisee E	—	11%

____________

*        Less than 10%

4.      Business combinations

Assets acquired and liabilities assumed in business combinations were recorded on the consolidated balance sheets as of the respective acquisition dates based upon their estimated fair values at such dates. The results of operations of businesses acquired by the Group have been included in the consolidated statements of income (loss) since their respective dates of acquisition. The excess of the purchase price at the acquisition date over the estimated fair values of the underlying assets acquired and liabilities assumed was allocated to goodwill.

Annex A-38

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

4.      Business combinations (cont.)

Business acquisitions for the year ended December 31, 2019:

On May 31, 2019, Shenzhen Meten entered into several agreements with respect to certain business acquisitions, including 1)Yunnan Meten Enterprise Management Co., Ltd.; 2) Nantong Meilianhang Education Consulting Co., Ltd.; 3) Nantong Chongchuang Xinlianyu English Training School Co., Ltd.; and 4) Hefei Yilian Education Training Co., Ltd. (collectively referred as the “Acquirees”), pursuant to which Shenzhen Meten agreed to acquire 100% equity interests in the Acquirees for a total cash consideration of RMB15,010. Upon completion of the acquisition on May 31, 2019, the Acquirees became wholly-owned subsidiaries of Shenzhen Meten.

The principal business activity of the Acquirees is providing general English language training service. The Acquirees were the franchised stores of the Group prior to the acquisition and management considered the results of the Group’s operations involving franchisees to be immaterial.

These transactions were accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations. The results of the Acquirees’ operations have been included in the Company’s consolidated financial statements since May 31, 2019. The revenue and net income of the Acquirees from the acquisition date to December 31, 2019 is RMB23,999 and RMB6,585 respectively.

The allocation of the purchase price of the assets acquired and liabilities assumed based on their fair values was as follows:

As of May 31, 2019
RMB’000
Cash and cash equivalents	4,254
Prepayments and other current assets	8,974
Property, plant and equipment	6,959
Operating lease right-of-use	15,320
Intangible assets	200
Accounts payable	(1,518)
Deferred revenue	(25,098)
Salary and welfare payable	(1,219)
Accrued expenses and other payables	(2,795)
Operating lease liabilities	(15,320)
Goodwill	25,253
Total purchase consideration	15,010

The intangible assets mainly consist of reacquired right. The fair values of the reacquired right of RMB200 is amortized within 1 year on a straight line basis. The goodwill of RMB25,253, which was primarily attributable to the synergies expected to be achieved from the acquisition, was assigned to general English training unit and is not deductible for tax purposes.

The fair value of the deferred revenue was estimated based on the costs of fulfilling the obligations plus a normal profit margin under income approach.

Unaudited Pro Forma Financial Information

The following unaudited pro forma consolidated financial information for the years ended December 31, 2018 and 2019 is presented as if the acquisitions had been consummated on January 1, 2018 and after giving effect to acquisition accounting adjustments. These pro forma results have been prepared for illustrative purpose only and do not purport to be indicative of what operating results would have been had the acquisition actually taken place on the date indicated and may not be indicative of future operating results.

Annex A-39

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

4.      Business combinations (cont.)

Unaudited pro forma consolidated statements of comprehensive income(loss) for the years ended December 31, 2018 and 2019:

	Years Ended December 31,
	2018	2019
	RMB’000	RMB’000
Revenues	1,455,736	1,464,028
Net income/(loss)	48,990	(228,193)

Business acquisitions in the year ended December 31, 2018:

On June 25, 2018, Shenzhen Meten entered into an agreement with the then shareholders of Beijing Jingchengying Education Culture Development Co., Ltd. (referred as “ABC Education” which is the brand name of this company), pursuant to which Shenzhen Meten agreed to acquire 80% equity interests in ABC Education for a cash consideration of RMB139,040. Upon completion of the acquisition, ABC Education became a partially-owned subsidiary of Shenzhen Meten. The acquisition was consummated on June 30, 2018.

The principal business activity of ABC Education is providing Junior English training service.

The transaction was accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations. The results of ABC Education’s operations have been included in the Company’s consolidated financial statements since June 30, 2018. The revenue and net loss of ABC Education from the acquisition date to December 31, 2018 is RMB62,791 and RMB11,520 respectively.

The allocation of the purchase price of the assets acquired and liabilities assumed based on their fair values was as follows. The non-controlling interest represents the fair value of the 20% equity interest not held by the Company:

As of June 30, 2018
RMB’000
Cash and cash equivalents	24,248
Accounts receivable	165
Prepayments and other current assets	43,122
Inventories	2,517
Prepaid tax	613
Other current assets	3,804
Property, plant and equipment	3,679
Intangible assets	41,010
Accounts payable	(1,467)
Deferred revenue	(149,656)
Salary and welfare payable	(6,981)
Deferred tax liabilities	(17,832)
Fair value of non-controlling interests	(26,070)
Goodwill	221,888
Total purchase consideration	139,040

Annex A-40

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

4.      Business combinations (cont.)

The intangible assets mainly consist of trademark, backlog, customer relationship and favorable lease contracts. The fair values of the trademark of RMB16,200, the backlog of RMB5,815, the customer relationship of RMB11,400 and the favorable lease assets of RMB 7,565 are amortized over 10 years, 3 years, 5.5 years and 3 years, respectively on a straight line basis. The goodwill of RMB 221,888, which was primarily attributable to the synergies expected to be achieved from the acquisition, was assigned to junior English training unit and is not deductible for tax purposes.

The fair value of the deferred revenue was estimated based on the costs of fulfilling the obligations plus a normal profit margin under income approach.

Unaudited Pro Forma Financial Information

The following unaudited pro forma consolidated financial information for the years ended December 31, 2017 and 2018 is presented as if the acquisition had been consummated on January 1, 2017 and after giving effect to purchase accounting adjustments. These pro forma results have been prepared for illustrative purpose only and do not purport to be indicative of what operating results would have been had the acquisition actually taken place on the date indicated and may not be indicative of future operating results.

Unaudited pro forma consolidated statements of comprehensive income for the years ended December 31, 2017 and 2018:

	Year Ended December 31, 2017	Year Ended December 31, 2018
	RMB’000	RMB’000
Revenues	1,298,977	1,486,635
Net income	33,309	44,237

Business acquisitions in the year ended December 31, 2017:

On November 29, 2017, Shenzhen Meten entered into an agreement with the shareholders of Universal Travel Agency (Beijing) Co., Ltd. (“Universal Travel”), pursuant to which, Shenzhen Meten acquired 100% equity interests in Universal Travel for a cash consideration of RMB1,500. Upon completion of the acquisition, Universal Travel became a wholly-owned subsidiary of Shenzhen Meten. The principal business activity of Universal Travel is providing overseas training services. The purchase price allocations resulted primarily in the recognition of RMB 1,475 of goodwill, none of which was deductible for tax purposes; and RMB25 of net assets. The goodwill of RMB1,475 was assigned to overseas training services unit and is not deductible for tax purposes.

5.      Disposal of subsidiaries

During the year ended December 31, 2019, the Group disposed Shenzhen Meten Oversea Education Consulting Co., Ltd. (“Shenzhen Meten Oversea”), Shenzhen Shuangge Technology Co., Ltd. (“Shenzhen Shuangge”) to Shenzhen Yilian Education Investment Co., Ltd. (“Shenzhen Yilian Education”) and Shenzhen Xinlian Oversea Education Consulting Co., Ltd. (“Shenzhen Xinlian Oversea”) to two third-party individuals. The total cash consideration of the disposal of the three subsidiaries were RMB1,275. Disposal gains amounting to RMB583 were recorded in the consolidated statements of comprehensive income (loss) for the year ended December 31, 2019.

Annex A-41

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

6.      Contract balances

The following table provides information about contract assets, accounts receivable, deferred revenue and financial liabilities from contracts with customers.

	As of December 31,
	2018	2019
	RMB’000	RMB’000
Accounts receivable	2,346	30,654
Less: Allowance for doubtful debts (i)	(125)	(1,751)
Accounts receivable, net	2,221	28,903
Contract assets	14,208	7,824
Deferred revenue
– current	432,083	408,287
– non-current	52,169	60,528
Financial liabilities from contracts with customers	423,163	490,095

(i)     Changes in the allowance for doubtful accounts were as follows:

	As of December 31,
	2018	2019
	RMB’000	RMB’000
At the beginning of the year	51	125
Allowance made during the year	74	1,700
Write-off	—	(74)
At the end of the year	125	1,751

Significant changes in the balances of contract assets, deferred revenue and financial liabilities from contracts with customers are as follows.

(a)    Contract assets

	As of December 31,
	2018	2019
	RMB’000	RMB’000
At the beginning of the year	11,851	14,208
Net off the beginning contract assets with financial liabilities, as the result of rights to consideration becoming unconditional	(9,688)	(13,527)
Contract assets recognized with the recognition of revenue during the year	12,045	7,143
At the end of the year	14,208	7,824

(b)    Deferred revenue and financial liabilities from contracts with customers

	As of December 31,
	2018	2019
	RMB’000	RMB’000
At the beginning of the year	821,062	907,415
Net off the beginning contract assets with financial liabilities, as the result of rights to consideration becoming unconditional	(9,688)	(13,527)
Revenue recognized that was included in the contract liabilities and financial liabilities at the beginning of the year	(696,447)	(709,412)
Increase due to cash received, excluding amount recognized as revenue or refunded	642,832	754,592
Disposal of subsidiaries	—	(5,256)
Business combination (note 4)	149,656	25,098
At the end of the year	907,415	958,910

Annex A-42

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

6.      Contract balances (cont.)

Reconciliation to the consolidated balance sheets

	As of December 31,
	2018	2019
	RMB’000	RMB’000
Deferred revenue	484,252	468,815
Financial liabilities	423,163	490,095

7.      Prepayments and other assets

The prepayments and other assets consist of the following:

	As of December 31,
	2018	2019
	RMB’000	RMB’000
Prepayments and other current assets
Receivables from third-party payment channels(i)	24,872	17,420
Cash advanced to employees	5,909	275
Prepaid advertising and marketing fees	4,471	8,376
Prepaid rental and property management fees	19,685	12,528
Prepayment for purchase of office supplies	575	2,460
Books and other related educational materials(ii)	8,468	10,131
Prepayment for acquisition of subsidiaries	1,884	4,379
Prepaid taxes	1,333	3,704
Deferred offering expenses	7,373	—
Receivables from a third-party(iii)	20,000	—
Others	10,191	5,517
Total	104,761	64,790

Long-term prepayments and other non-current assets
Prepayment for leasehold improvement	2,981	10,923
Long-term rental deposits	43,997	51,512
Total	46,978	62,435

____________

(i)      The balances represent the course fee for the courses due from third-party payment channels that are mainly due to timing difference between the Group’s receipts from the third-party payment channels versus the third-party payment channels’ cash receipts from the customers.

(ii)     Inventories are stated at the lower of cost and net realizable value. Cost is determined using the first-in, first-out method (FIFO) for all inventories.

(iii)    The balance as of December 31, 2018 represents a short-term loan to a third-party company, which has been fully settled in the year ended December 31, 2019.

Annex A-43

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

8.      Equity method investments

In May 2006, the Group invested RMB 250 to acquire 30% equity interest of Xiamen Han’en Education Consulting Co., Ltd. and in July and November 2016, the Group invested RMB 9,000 and RMB10,000 to acquire 15% and 20% equity interests of Shenzhen SKT Education Technology Co., Ltd. and Beijing Wuyan Education Consulting Co., Ltd., respectively (“Wuyan”), which are mainly engaged in educational services. The Group accounts for these investments under the equity method because the Group has the ability to exercise significant influence but does not have control over the investees. In April 2018, the Group made additional investment of RMB 3,750 in Wuyan to maintain its share of equity interests in this investee. The Group recognized (loss)/gain on equity method investments of RMB (150), RMB 1,668 and RMB 2,658 for the years ended December 31, 2017, 2018 and 2019, respectively.

9.      Property and equipment, net

Property and equipment consists of the following:

	As of December 31,
	2018	2019
	RMB’000	RMB’000
Cost:
Buildings	102,795	102,795
Motor vehicles	10,388	11,543
Leasehold improvements	188,089	231,741
Equipment, fixture and furniture, and other fixed assets	56,766	62,571
Total cost	358,038	408,650
Less: Accumulated depreciation	146,084	188,532
Property and equipment, net	211,954	220,118

Depreciation expense recognized for the years ended December 31, 2017,2018 and 2019 were RMB 36,768, RMB 50,868 and RMB 52,622, respectively.

As of December 31, 2018 and 2019, the ownership certificates for buildings with carrying value of RMB 25,604 and RMB 24,218 have not been obtained, respectively.

As of December 31, 2018 and 2019, the buildings with carrying value of nil and RMB 60,328 have been pledged for the purpose of obtaining bank facilities.

10.    Intangible assets, net

Intangible assets, net, consist of the following:

	As of December 31,
	2018	2019
	RMB’000	RMB’000
Trademark	16,200	16,200
Backlog	5,815	5,815
Customer relationship	11,400	11,400
Favorable lease contracts	7,565	—
Reacquired right	—	200
Total cost	40,980	33,615
Less: accumulated amortization	4,076	8,647
Intangible assets, net	36,904	24,968

Annex A-44

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

10.    Intangible assets, net (cont.)

Trademark, backlog, customer relationship and favourable lease contracts were recorded as a result of business acquisitions as disclosed in note 4.

The Group recorded amortization expense of RMB nil, RMB 4,076 and RMB 5,831 for the years ended December 31, 2017, 2018 and 2019, respectively.

Estimated amortization expense of the existing intangible assets for the next five years is RMB 5,631, RMB 4,662, RMB 3,693, RMB 3,693 and RMB 1,620 respectively.

11.    Income tax

(a)     Cayman Islands

Under the current tax laws of Cayman Islands, the Company is not subject to tax on income, corporation or capital gain, and no withholding tax is imposed upon the payment of dividends to shareholders.

(b)    The British Virgin Islands (“BVI”)

Under the current tax laws of the BVI, the Company’s BVI subsidiaries are not subject to any income taxes in BVI.

(c)     Hong Kong Profits Tax

Under the current Hong Kong Inland Revenue Ordinance, the Company’s Hong Kong subsidiary is subject to Hong Kong profits tax on its taxable income generated from the operations in Hong Kong. A Two-tiered Profits Tax rates regime was introduced since year 2018 where the first HK$2,000 of assessable profits earned by a company will be taxed at half the current tax rate (8.25%) whilst the remaining profits will continue to be taxed at 16.5%. There is an anti-fragmentation measure where each group will have to nominate only one company in the group to benefit from the progressive rates. Payments of dividends by the subsidiary to the Company is not subject to withholding tax in Hong Kong.

(d)    PRC Enterprise Income Tax (“EIT”)

On March 16, 2007, the National People’s Congress of the PRC enacted the Enterprise Income Tax Law (“EIT Law”), under which domestic companies would be subject to Enterprise Income Tax (“EIT”) at a uniform rate of 25%. The EIT Law became effective on January 1, 2008.

In November 30, 2018, Shenzhen Likeshuo received the High and New Technology Enterprise (“HNTE”) certificate from the Guangdong provincial government. This certificate entitled Shenzhen Likeshuo to enjoy a preferential income tax rate of 15% for a period of three years from 2018 to 2020 if all the criteria for HNTE status could be satisfied in the relevant year.

In September 2018, Zhuhai Meten and Zhuhai Likeshuo (collectively the “WFOEs”) were set up in Hengqin New Area of Guangdong Province. The WFOEs engage in the High and New Technology Industry, which are eligible for a preferential income tax rate of 15% for a period from 1 January 2014 to 31 December 2020 according to the Notice (Cai Shui [2014] No. 26) issued by Ministry of Finance and State Administration of Taxation.

All the other PRC subsidiaries, VIEs and VIEs’ subsidiaries of the Group are subject to income tax at 25%.

Under the EIT Law and its implementation rules, an enterprise established outside China with a “place of effective management” within China is considered a China resident enterprise for Chinese enterprise income tax purposes. A China resident enterprise is generally subject to certain Chinese tax reporting obligations and a uniform 25% enterprise income tax rate on its worldwide income. The implementation rules to the New EIT Law provide that non-resident legal entities are considered PRC residents if substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc., occur within the PRC. Despite the present uncertainties resulting from the limited PRC tax guidance on the issue, the Company does not believe that

Annex A-45

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

11.    Income tax (cont.)

the legal entities organized outside the PRC should be treated as residents for 2008 EIT law purposes. If the PRC tax authorities subsequently determine that the Company and its subsidiaries registered outside the PRC are deemed resident enterprises, the Company and its subsidiaries registered outside the PRC will be subject to the PRC income tax at a rate of 25%.

If the Company were to be non-resident for PRC tax purposes, dividends paid to it from profits earned by the PRC subsidiaries after January 1, 2008 would be subject to a withholding tax. The EIT law and its relevant regulations impose a withholding tax at 10%, unless reduced by a tax treaty or agreement, for dividends distributed by a PRC-resident enterprise to its non-PRC-resident corporate investor for earnings generated beginning on January 1, 2008. Earnings generated prior to January 1, 2008 are exempt from such withholding tax. The Company has not recognized any deferred tax liability for the undistributed earnings of the PRC-resident enterprise as of December 31, 2018 and 2019, as the Company plans to permanently reinvest the earnings generated before December 31, 2019 in the PRC.

Income tax returns of PRC Entities are filed on an individual entity basis. The PRC Entities have calculated their income tax provision using the separate return method in these consolidated financial statements.

Income taxes

Income tax expense consists of the following:

	Year Ended December 31,
	2017	2018	2019
	RMB’000	RMB’000	RMB’000
Current income tax expense	16,223	20,720	18,752
Deferred income tax benefit	3,316	(6,266)	(9,144)
Total	19,539	14,454	9,608

Tax rate reconciliation

The actual income tax expenses reported in the consolidated statements of comprehensive income(loss) for each of the years ended December 31, 2017, 2018 and 2019 differ from the amount computed by applying the PRC statutory income tax rate of 25% to income before income taxes due to the following:

	Year Ended December 31,
	2017	2018	2019
	RMB’000	RMB’000	RMB’000
Income/(loss) before income taxes	59,881	67,899	(215,461)
Computed expected tax expense/(benefit)	14,970	16,975	(53,809)
Increase/(decrease) in income taxes resulting from:
Non-taxable income	—	—	(816)
Non-taxable income due to disposal of subsidiaries	—	—	(2,440)
Non-deductible expenses	1,180	1,766	25,099
Additional deduction for research and development expenses	(545)	(283)	(2,353)
Preferential tax rate	—	166	11,370
Tax loss expired	2,434	1,619	6,271
EIT true-up difference	—	—	478
Tax rate differential on deferred tax items	—	5,152	31
Change in valuation allowance	1,500	(10,355)	25,457
Others	—	(586)	320
Total	19,539	14,454	9,608
Annex A-46

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

11.    Income tax (cont.)

Deferred taxes

The tax effects of temporary differences that give rise to the deferred income tax assets and liabilities balances as of December 31, 2018 and 2019 are as follows:

	As of December 31,
	2018	2019
	RMB’000	RMB’000
Deferred tax assets
Tax losses carried forward	52,967	84,066
Provision of other receivables	279	534
Deductible advertisement expenses	303	1,338
Accrued payroll and other expenses	9,036	2,735
Total gross deferred tax assets	62,585	88,673
Valuation allowance on deferred tax assets	(53,854)	(71,393)
Deferred tax assets, net of valuation allowance	8,731	17,280

Deferred tax liabilities
Capitalized contract costs	(13,469)	(15,914)
Equity investment gain	(107)	(771)
Operating lease	—	(1,050)
Surplus on revaluation	(14,184)	(9,430)
Total gross deferred tax liabilities	(27,760)	(27,165)
Net deferred tax liabilities	(19,029)	(9,885)

Reported in Consolidated Balance Sheets as:

	As of December 31,
	2018	2019
	RMB’000	RMB’000
Deferred tax assets	4,072	4,200
Deferred tax liabilities	(23,101)	(14,085)
Net deferred tax liabilities	(19,029)	(9,885)

The movements of the valuation allowance are as follows:

	As of December 31,
	2018	2019
	RMB’000	RMB’000
Balance at the beginning of the year	60,969	53,854
Business combination	3,240	4,069
Disposal of subsidiaries	—	(4,394)
Addition/(decrease) during the year	(10,355)	25,457
Reversal	—	(7,593)
Balance at the end of the year	53,854	71,393

The valuation allowance as of December 31, 2018 and 2019 was primarily provided for the deferred income tax assets of certain PRC subsidiaries, which were in cumulative loss positions. In assessing the realization of deferred income tax assets, management considers whether it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The ultimate realization of deferred income tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible or utilizable.

Annex A-47

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

11.    Income tax (cont.)

Management considers projected future taxable income and tax planning strategies in making this assessment. The net operating losses carry forward of the Company’s VIE’s PRC subsidiaries amounted to RMB 386,468 as of December 31, 2019, of which RMB 59,999, RMB 66,756, RMB 42,812, RMB 36,456 and RMB 180,445 will expire if unused by January 5, 2021, 2021, 2022, 2023 and 2024, respectively.

Non-current income tax payable

	As of December 31,
	2018	2019
	RMB’000	RMB’000
Beginning balance	—	6,801
Addition	6,801	19,284
Ending balance	6,801	26,085

RMB 6,801 and RMB 26,085 of unrecognized tax benefits as of December 31, 2018 and 2019, if recognized, would affect the effective tax rate. The unrecognized tax benefits mainly represent the estimated tax expenses of the Company would be required to pay, should the deductibility of the expenses for tax purpose be denied by the PRC tax authorities in accordance with tax laws and regulations. The unrecognized tax benefits as of December 31, 2018 and 2019 were included in other non-current liabilities. The Company is currently unable to provide an estimate of a range of total amount of unrecognized tax benefits that is reasonably possible to change significantly within the next twelve months. The accrued interest and penalties were recognized in the Consolidated Statements of Comprehensive Income (Loss) as components of income tax expense.

According to the PRC Tax Administration and Collection Law, the statute of limitation is three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitation is extended to five years under special circumstances where the underpayment of taxes is more than RMB 100. In the case of transfer pricing issues, the statute of limitation is 10 years. There is no statute of limitation in the case of tax evasion.

12.    Goodwill

Changes in the carrying amount of goodwill for the years ended December 31, 2017, 2018 and 2019 consisted of the following:

	As of December 31,
	2018	2019
	RMB’000	RMB’000
Beginning balance	53,542	276,905
Addition (note 4)	223,363	25,253
Goodwill	276,905	302,158

The Group did not incur impairment loss on goodwill for the years ended December 31, 2017, 2018 and 2019.

Annex A-48

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

13.    Accrued expenses and other payables

Accrued expenses and other payables consist of the following:

	As of December 31,
	2018	2019
	RMB’000	RMB’000
Accrued expenses and other payables
Payables for purchase of property and equipment	11,702	4,953
Deposits received from customers	4,275	4,296
Deposits received from franchisees	1,912	2,907
Accrued rental, utility and other expenses	6,887	4,019
VAT and other taxes payable	8,317	8,834
Payables for refund of tuition fee	9,151	9,670
Consideration payable for the acquisition	27,800	—
Amount due to non-controlling shareholders of subsidiaries	257	481
Offering expenses	4,334	11,052
Others	3,990	2,245
Total	78,625	48,457

14.    Bank loans

On January 7, 2019, the Group entered into a facility agreement with China Minsheng Bank with a maturity date of July 16, 2019. As of December 31, 2019, the aggregated draw amounted to RMB15,000 subject to a floating interest rate of 13% above the benchmark interest rate of half-year RMB loan announced by The People’s Bank of China. The loan was guaranteed by Mr. Zhao Jishuang, Mr. Peng Siguang and Mr. Guo Yupeng. The bank loan was fully repaid upon maturity.

On January 18, 2019, the Group entered into a loan agreement with China Ningbo Bank with a maturity date of January 17, 2020. As of December 31, 2019, the aggregated draw amounted to RMB20,000 subject to a fixed interest rate of 5.28% per annum. The loan was guaranteed by Mr. Zhao Jishuang, Mr. Peng Siguang and Mr. Guo Yupeng.

On September 5, 2019, the Group entered into a facility agreement with China Minsheng Bank with a maturity date of March 5, 2020. As of December 31, 2019, the aggregated draw amounted to RMB2,000 subject to a fixed interest rate of 4.9%. The loan was guaranteed by Mr. Zhao Jishuang, Mr. Peng Siguang and Mr. Guo Yupeng.

On June 20, 2019, the Group entered into a facility agreement with China Merchants Bank with a maturity date of June 20, 2020 (“CMB Facility”). On November 5, 2019, the Group entered into a new facility agreement with China Merchants Bank with total facilities of RMB100,000 and a maturity date of October 27, 2021 (“New CMB Facility”) which replaced the CMB Facility. The New CMB Facilities were guaranteed by Mr. Zhao Jishuang, Mr. Peng Siguang and Mr. Guo Yupeng and pledged by the buildings of the Group’s VIE. As of December 31, 2019, the Group had drawn down RMB30,000 and RMB40,000 under the facilities, which is subject to a fixed interest rate of 4.9% and 5.20% respectively. As of December 31, 2019, the total unutilized bank facilities of the Group was RMB30,000 under the New CMB Facility.

Annex A-49

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

15.    Lease

The component of lease cost was as follows:

Year Ended December 31, 2019
RMB’000
Operating lease cost	158,410
Short-term lease cost	49,441
Total lease cost	207,851

Supplemental cash flow information related to leases was as follows:

Year Ended December 31, 2019
RMB’000
Increase in operating lease right-of-use assets upon adoption of ASC842	397,490
Increase in operating lease liabilities upon adoption of ASC842	380,573
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	(144,925)
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	239,725
Right-of-use assets reduced due to lease cancellation:	(23,465)
Lease liabilities reduced due to lease cancellation:	(23,185)

Supplemental balance sheet information related to leases was as follows:

December 31, 2019
RMB’000
Operating Leases
Operating lease right-of-use assets	484,225
Operating lease liabilities, current portion	142,155
Operating lease liabilities, non-current portion	333,613
Weighted-average remaining lease term – operating leases	3.77 years
Weighted-average discount rate – operating leases	5.18%

The following is a maturity analysis of the annual undiscounted cash flows of the operating lease liabilities as of December 31, 2019:

Years ending December 31,	RMB’000
2020	163,055
2021	136,540
2022	99,108
2023	72,653
2024	33,303
Thereafter	21,377
Total lease payment	526,036
Less: imputed interest	(50,268)
Total	475,768

Annex A-50

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

15.    Lease (cont.)

Non-cancellable operating lease rentals as of December 31, 2018 are payable as follows:

Years ending December 31,	RMB’000
2019	136,363
2020	105,702
2021	78,454
2022	51,023
2023	24,058
Thereafter	24,978
Total	420,578

As of December 31, 2019, the Group also has additional operating leases that have not yet commenced, primarily for learning centres, with fixed payments over their non-cancellable terms of RMB 7,789. These operating leases will commence after January 1, 2020 with non-cancellable terms of 4 to 5 years.

16.    Redeemable Owners’ Investment

On September 1, 2015, certain Pre-listing investors acquired equity interests in Shenzhen Meten (“First Tranche Redeemable Owners’ Investment”) for a total consideration of RMB20,000.

On June 24, 2016, certain Pre-listing investors acquired equity interests in Shenzhen Meten (“Second Tranche Redeemable Owners’ Investment”) for a total consideration of RMB170,000.

After the above investments and as of December 31, 2016 and 2017, the First and Second Tranche Redeemable Owners’ Investment (together, “Redeemable Owners’ Investment’’) represented 1.81% and 9.62% equity interest in Shenzhen Meten, respectively.

The holders of the Redeemable Owner’s Investment are entitled to the same voting rights, dividend rights and liquidation preference as other equity holders of Shenzhen Meten, except for the followings:

Voting rights

Holders of the Redeemable Owners’ Investment are entitled to Veto right in the board of directors meeting or shareholders meeting for certain events, including: (1) Merger, spin-off, dismissal, acquisition, liquidation which change the legal form of Shenzhen Meten; (2) Material change of the principal activities of Shenzhen Meten; (3) Provide external guarantee or loans with amounts over RMB5,000; and (4) Initiate a litigation or arbitration with the potential claim of over RMB1,000.

Redemption

At the request of the holders of the Redeemable Owners’ Investment, Shenzhen Meten or the Founder Investors of Shenzhen Meten (as defined in the capital contribution agreements and supplementary agreements) shall buy back all or portion of the Redeemable Owners’ Investment held by such holder upon certain events, including: (i) the Shenzhen Meten’s failure to complete a qualified public offering by December 31, 2018 (for certain holders of Second Tranche Redeemable Owners’ Investment) or December 31, 2019 (for holders of First Tranche Redeemable Owners’ Investment and certain holders of Second Tranche Redeemable Owners’ Investment) (ii) any material breach by Founder Investors or Shenzhen Meten which causes a material adverse effect (as defined in the capital contribution agreements and supplementary agreements) on the business of Shenzhen Meten or any holder of Redeemable Owners’ Investment, or in the event any Founder Investors or Shenzhen Meten gives any material misrepresentation or engages in wilful or fraudulent misconducts, which causes a material adverse effect on the business of Shenzhen Meten or any holder of Redeemable Owners’ Investment.

Annex A-51

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

16.    Redeemable Owners’ Investment (cont.)

In addition, certain holders of the Second Tranche Redeemable Owners’ Investment are entitled to exercise the redemption right when Shenzhen Meten or the Founder Investors redeems the Redeemable Owners’ Investment from any other holders.

The redemption price for the First Tranche Redeemable Owners’ Investment shall be the higher of: (1) original capital contribution amounts plus a ten percent (10%) annual interest and (2) an amount equivalent to the amounts of Shenzhen Meten’s net assets shared by the corresponding equity interest. Any cash dividends distributed by Shenzhen Meten will be deducted from the redemption price.

The redemption price for the Second Tranche Redeemable Owners’ Investment shall be the original capital contribution amounts plus a ten percent (10%) annual interest. Any cash dividends distributed by Shenzhen Meten will be deducted from the redemption price.

Redeemable Owners’ Investment were classified as the mezzanine equity upon the contribution by the holders because they were redeemable at the holders’ option any time after a certain date and was contingently redeemable upon the occurrence of certain events that are outside of the Company’s control. The initial carrying value for the First Tranche Redeemable Owners’ Investment are recorded at fair value, net of any costs related to the contribution.

For each reporting period, the Company recorded accretions on the Redeemable Owners’ Investment to the respective redemption value by using the effective interest rate method from the dates of capital contribution to the earliest redemption dates. The failure to complete a qualified public offering by December 31, 2018 or 2019 would be considered the earliest redemption date. The accretion is recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in-capital, or in the absence of additional paid-in-capital, by charges to accumulated deficit.

In connection with the Reorganization in 2018, the holders of Redeemable Owners’ Investment exchanged their investment in Shenzhen Meten for 36,416,120 ordinary shares of the Company all in the same proportions as the percentage of the then equity interest they held in Shenzhen Meten. The ordinary shares exchanged do not have any redemption feature.

The movements of Redeemable Owners’ Investment for the years ended December 31, 2017 and 2018 are summarized below:

	First Tranche Redeemable Owners’ Investment	Second Tranche Redeemable Owners’ Investment	Total
	RMB’000	RMB’000	RMB’000
Balances as of January 1, 2017	22,042	178,577	200,619
Accretion	2,000	17,000	19,000
Balances as of December 31, 2017	24,042	195,577	219,619
Accretion	1,096	8,718	9,814
Reclassification to permanent equity	(25,138)	(204,295)	(229,433)
Balances as of December 31, 2018	—	—	—

Annex A-52

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

17.    Revenue and segment reporting

The principal activities of the Group are providing a wide range of educational programs, services and products, consisting primarily of general adult English training, overseas training services, online English training, junior English training and other English language-related services in the PRC.

(a)    Disaggregation of revenue

	Year Ended December 31,
	2017	2018	2019
	RMB’000	RMB’000	RMB’000
Revenue from contracts with customers
General adult English training	686,297	810,218	690,534
Overseas training services	228,294	223,601	203,677
Online English training	121,196	212,302	260,263
Junior English training	—	65,490	167,924
Sales of goods	99,183	93,538	93,454
Others English language-related services	14,751	19,085	32,047
Total	1,149,721	1,424,234	1,447,899

(b)    Revenue expected to be recognized in the future arising from contracts with customers in existence at the reporting date

As of December 31, 2018 and 2019, the aggregated amount of the transaction price allocated to the remaining performance obligations under the Group’s existing contracts is RMB 893,207 and RMB 951,086 respectively. This amount principally represents revenue expected to be recognized in the future from contracts for general adult English training, overseas training services, online English training and junior English training entered into by the customers with the Group. The Group will recognize the expected revenue in future as the service is rendered, which is expected to occur over the next 1 to 51 months.

(c)     Segment Reporting

The Group’s chief operating decision makers has been identified as the Chairman, Vice-Chairman and Chief Executive Officer who review financial information of operating segments when making decisions about allocating resources and assessing performance of the Group.

The Group identified the following four operating segments, including general adult English training, overseas training services, online English training and junior English training as reportable segments.

—     General adult English training: this segment delivers English course to customers based on customers’ particular needs and in a convenient classroom setting at learning centres located across the PRC.

—     Overseas training services: this segment provides English test preparation courses training services, consulting services related to overseas study and short-term study abroad programs services.

—     Online English training: this segment provides tutorial courses through online platform of “Likeshuo”.

—     Junior English training: this segment provides English courses to students aged between six to 18 in a convenient classroom setting at learning centres located across the PRC.

Revenue and expenses are allocated to the reportable segments with reference to revenue generated by those segments and the expenses incurred by those segments.

The measure used for reporting segment profit is gross profit (revenue less cost of sales).

Annex A-53

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

17.    Revenue and segment reporting (cont.)

Other information together with the segment information, provided to the Group’s chief operating decision makers, is measured in a manner consistent with that applied in these financial statements. There were no separate segment assets and segment liabilities information provided to the Group’s chief operating decision makers, as they do not use this information to allocate resources to or evaluate the performance of the operating segments.

(i)     Segment revenue and results

Disaggregation of revenue from contracts with customers by the timing of revenue recognition, as well as information regarding the Group’s reportable segments as provided to the Group’s chief operating decision makers for the purposes of resource allocation and assessment of segment performance for the years ended December 31, 2017, 2018 and 2019 is set out below.

	General adult English training	Year Ended December 31, 2017
		Overseas training services	Online English training	Junior English training	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
Disaggregated by timing of revenue recognition
Point in time	99,183	—	—	—	99,183
Overtime	686,297	228,294	121,196	—	1,035,787
Revenue from external customers	785,480	228,294	121,196	—	1,134,970
Reportable segment revenue	785,480	228,294	121,196	—	1,134,970
Reportable segment gross profit	493,965	116,631	69,765	—	680,361
	General adult English training	Year ended December 31, 2018
		Overseas training services	Online English training	Junior English training	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
Disaggregated by timing of revenue recognition
Point in time	93,538	—	—	—	93,538
Overtime	810,218	223,601	212,302	65,490	1,311,611
Revenue from external customers	903,756	223,601	212,302	65,490	1,405,149
Reportable segment revenue	903,756	223,601	212,302	65,490	1,405,149
Reportable segment gross profit	566,994	103,703	97,144	23,717	791,558

Annex A-54

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

17.    Revenue and segment reporting (cont.)

	General adult English training	Year Ended December 31, 2019
		Overseas training services	Online English training	Junior English training	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
Disaggregated by timing of revenue recognition
Point in time	93,454	—	—	—	93,454
Overtime	690,534	203,677	260,263	167,924	1,322,398
Revenue from external customers	783,988	203,677	260,263	167,924	1,415,852
Reportable segment revenue	783,988	203,677	260,263	167,924	1,415,852
Reportable segment gross profit	422,517	86,358	104,620	61,070	674,565

(ii)    Reconciliations of reportable segment revenues and profit or loss

	2017	2018	2019
	RMB’000	RMB’000	RMB’000
Revenue
Reportable segment revenue	1,134,970	1,405,149	1,415,852
Other revenue	14,751	19,085	32,047
Consolidated revenue (note 17(a))	1,149,721	1,424,234	1,447,899

Profit
Reportable segment profit	680,361	791,558	674,565
Other profit	12,009	17,113	31,040
Reportable segment profit derived from Group’s external customers	692,370	808,671	705,605

Selling and marketing expenses	(373,065)	(425,217)	(437,986)
General and administrative expenses	(214,156)	(253,939)	(329,828)
Research and development expenses	(21,217)	(26,178)	(32,333)
Interest income	4,103	1,150	1,633
Interest expenses	(9)	(8)	(2,453)
Foreign currency exchange gain/(loss), net	(184)	21	(19)
Gains on disposal of subsidiaries	—	—	583
Gains on available-for-sale investments	2,485	3,916	—
Government grants	4,046	7,817	5,773
Equity in income on equity method investments	(150)	1,668	2,658
Depreciation and amortization	(15,467)	(31,570)	(23,414)
Share-based compensation expenses	(7,886)	(7,648)	(96,661)
Others, net	(373)	1,649	4,044
Unallocated head office and corporate expenses	(10,616)	(12,433)	(13,062)
Consolidated (loss)/income before income tax	59,881	67,899	(215,460)

(iii)   Geographical information

No geographical information is presented as the operations, major customers and assets of the Group are substantially located in the PRC.

Annex A-55

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

18.    Net income/(loss) per share

Basic and diluted net income/(loss) per share for each of the years presented are calculated as follow:

	Year Ended December 31,
	2017	2018	2019
	(in thousands of RMB, except share data and per share data)
Numerator:
Net income/(loss) available to shareholders of the Company – basic and diluted	21,560	47,440	(219,404)
Denominator
Weighted average number of ordinary shares – basic	282,185,102	300,393,162	318,601,222
Effect of dilutive securities	7,481,213	7,450,414	—
Dilutive effect of non-vested shares(i)	289,666,315	307,843,576	318,601,222
Denominator for diluted net (loss)/income per share
Net income/(loss) – basic	0.08	0.16	(0.69)
Net income/(loss) – diluted	0.07	0.15	(0.69)

____________

(i)      For the year ended December 31, 2019, 18,107,080 non-vested shares were excluded from the calculation of diluted (loss)/income per share as their inclusion would have been anti-dilutive.

(ii)     For the year ended December 31, 2017 and 2018, redeemable owners’ investment were excluded from the calculation of diluted income per share as their inclusion would have been anti-dilutive.

19.    Share based compensation

Shenzhen Meten adopted the 2013 employee equity incentive plan (“2013 Plan”) for the granting of share-based awards to executive management, key employees and directors of the Group in exchange for their services. Shenzhen Meten may, at its sole discretion, grant any employee awarded share units of Shenzhen Meten, which are held by the participating employees through special purpose vehicles.

According to the term of the 2013 Plan, the awarded share units would be contingently redeemable upon the occurrence of certain events. The repurchase price is determined based on a number of factors, including but not limited to the original subscription price of the share units and the business performance of the Group. The Company has made an assessment of the cash settlement feature in the award and the probability of the contingent event’s occurrence. Based on the assessment, the Company concluded that the cash settlement feature could be exercised only on the occurrence of a contingent event that is outside the employee’s control, and is not probable of occurring. Accordingly, the Company classified the award as equity.

In conjunction with the Reorganization in 2018, the Group adopted the 2018 Share Incentive Plan (“2018 Plan”), which was approved by the board of directors of the Company, to replace the 2013 Plan adopted by Shenzhen Meten. Under the 2018 Plan, the maximum aggregate number of options that may be issued shall not exceed 20,085,242. The awards granted and outstanding under 2013 Plan adopted by Shenzhen Meten will survive and remain effective and binding under the 2018 Plan.

All stock options granted under the 2018 Plan are not exercisable prior to the relevant shares becoming a listed security and certain of the option granted to employees are required to render service to the Group in accordance with a service schedule stipulated in the relevant award agreement.

In the year ended December 31, 2017, 2,178,528 share units were granted to employees which carried a vesting period of 5 years and a subscription price of RMB 1 per unit. On December 14, 2019 (“Vesting Commencement Date”), the Company further granted 8,357,311 share units to employees which vested one week after the Vesting Commencement Date at weighted average subscription price of USD0.0055 per unit.

Annex A-56

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

19.    Share based compensation (cont.)

The Company accounts for the compensation cost based on the fair value of the awarded share units on the grant-date, on which all criteria for establishing the grant dates are satisfied. The grant-date fair value of the awarded share units is recognized as compensation expense, net of estimated forfeitures, over the period during which an employee is required to provide service in exchange for the award, which is generally the vesting period.

The following table sets forth the summary of the awarded shares unit activities. The number of awarded share units were retrospectively adjusted to reflect the share capital structure of the Company as of December 31, 2019.

	Number of Share Units	Weighted Average Grant-date Fair Value Per Share Unit
As of January 1, 2017	10,557,677	2.97
Granted	2,178,528	6.95
Forfeited	(528,547)	3.21
As of December 31, 2017	12,207,658	3.67
Forfeited	(479,727)	5.85
As of December 31, 2018	11,727,931	3.58
Granted	8,357,311	10.86
As of December 31, 2019	20,085,242	6.61

Vested as of December 31, 2019	14,973,242	6.97

The share-based compensation expenses of RMB 7,886, RMB7,648 and RMB 96,661 were charged to general and administrative expenses for the years ended December 31, 2017, 2018 and 2019. As of December 31, 2019, there was approximately RMB13,934 of total unrecognized compensation cost related to unvested awarded share units. The unrecognized compensation costs are expected to be recognized over a weighted average period of approximately 1.73 years.

The estimated fair value of the awards on each date of grant was determined by management based on discounted cash flow method conducted by Jones Lang LaSalle. The Grantor first determined its equity value by using income approach, which required the estimation of future cash flows, and the application of an appropriate discount rate with reference to comparable listed companies engaged in the similar industry to convert such future cash flows to a single present value, and then allocated the equity value into the awarded shares. No income tax benefit was recognized in the consolidated statements of comprehensive income(loss) as the share-based compensation expense was not tax deductible. Service and non-market performance conditions attached to the arrangements were not taken into account in measuring fair value. There were no market conditions associated with the arrangements.

20.    Ordinary shares

On July 10, 2018, the Company was incorporated as limited liability company with authorized share capital of 380,000 Hong Kong dollar (“HK$”) divided into 38,000,000 shares with par value HK$0.01 each. After the incorporation of the Company, the Founders and Pre-listing investors subscribed 47,035 ordinary shares of the Company at par value of HK$0.01.

In December 2018, the Company increased authorized share capital by creation of 500,000,000 shares with par value of US$0.0001 and issued 318,601,222 ordinary shares of US$0.0001 each, and repurchased the 47,035 existing issued ordinary shares of HK$0.01 par value each and decreased the authorized share capital by cancellation of all unissued shares of HK$0.01 each.

Annex A-57

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

21.    Related party transactions

In addition to the related party information disclosed elsewhere in the consolidated financial statements, the Group entered into the following material related party transactions.

Name of Party	Relationship
Mr. Zhao Jishuang	A major shareholder of the Company
Mr. Guo Yupeng	A major shareholder of the Company
Mr. Peng Siguang	A major shareholder of the Company
Zhongshi Qile (Beijing) Culture Media Co., Ltd. (“Zhongshi Culture”)	Fellow subsidiary
Shenzhen Meifu English Information Consulting Co., Ltd. (“Meifu English”)	Fellow subsidiary
Boston Global Education, INC (“Boston Global”)	Fellow subsidiary
Meten (U.S.A) Investment Holding Corporation (“Meten USA”)	Fellow subsidiary
Oxford International College Chengdu School (“Chengdu School”)	Fellow subsidiary
Meten International Educational Talent Management Service (Shenzhen) Co., Ltd (Meten Talent Service)	Fellow subsidiary
Shenzhen Sikete Education Technology Co., Ltd. (“Shenzhen Sikete”)	Associate of the Group
Xiamen Siming District Meten English Training School (“Xiamen Siming Meten School”)	Associate of the Group
Shenzhen Mengdian Network Technology Co., Ltd. (“Shenzhen Mengdian”)	Associate of the Group
Liketou (HK) Co., Ltd.	Entity under significant influence of a key management
Shenzhen Shuangge Technology Co., Ltd. (“Shenzhen Shuangge”)	Fellow subsidiary
Shenzhen Meten Oversea Education Consulting Co., Ltd. (“Shenzhen Meten Oversea”)	Fellow subsidiary
Shenzhen Yilian Education Investment Co., Ltd. (“Shenzhen Yilian Education”)	Fellow subsidiary
Xiamen Hanen Education Consulting Co., Ltd (“Xiamen Hanen”)	Entity under significant influence of a key management

(a)     Major transactions with related parties

	Year Ended December 31,
	2017	2018	2019
	RMB’000	RMB’000	RMB’000
Advances from related parties
– Meifu English	13,894	7,354	912
– Chengdu School	8,353	20,155	195
– Shenzhen Meten Oversea	—	—	17,113
– Liketou (HK) Co., Ltd.	—	9,629	201
– Xiamen Siming Meten School	510	—	19
– Shenzhen Shuangge	—	—	11,958
– Zhongshi Culture	—	—	318
– Meten Talent Service	—	—	118
– Xiamen Hanen	—	—	250
Total	22,757	37,138	31,084

Annex A-58

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

21.    Related party transactions (cont.)

	Year Ended December 31,
	2017	2018	2019
	RMB’000	RMB’000	RMB’000
Repayment of advances from related parties
– Meifu English	17,620	2,161	6,503
– Chengdu School	—	16,173	12,476
– Liketou (HK) Co., Ltd.	—	7,494	2,336
– Shenzhen Meten Oversea	—	—	17,113
– Zhongshi Culture	—	—	318
– Xiamen Hanen	—	—	250
– Meten Talent Service	—	—	118
– Xiamen Siming Meten School	4	509	—
– Shenzhen Shuangge	—	—	11,192
Total	17,624	26,337	50,306

Advances to related parties
– Meifu English	40,973	43,705	9,989
– Zhongshi Culture	981	1,693	640
– Xiamen Siming Meten School	29,351	32	156
– Meten USA	5,068	—	—
– Boston Global	22	—	—
– Chengdu School	—	142	146
– Shenzhen Shuangge	—	—	5,307
– Shenzhen Meten Oversea	—	—	24,309
– Meten Talent Service	—	451	4,476
– Mr. Zhao Jishuang, Mr. Peng Siguang and Mr. Guo Yupeng	—	3,000	—
– Shenzhen Yilian Education	—	—	10
Total	76,395	49,023	45,033

Repayment of advances to related parties
– Meifu English	24,219	87,462	19,887
– Zhongshi Culture	1,016	1,050	989
– Meten USA	199	4,869	—
– Mr. Zhao Jishuang, Mr. Peng Siguang and Mr. Guo Yupeng	—	—	13,000
– Xiamen Siming Meten School	43,486	3,563	—
– Chengdu School	—	88	151
– Shenzhen Shuangge	—	—	5,278
– Shenzhen Meten Oversea	—	—	24,253
– Boston Global	—	22	—
– Shenzhen Yilian Education	—	—	10
– Meten Talent Service	—	439	509
– Shenzhen Sikete	—	187	—
Total	68,920	97,680	64,077

Annex A-59

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

21.    Related party transactions (cont.)

(b)    Balances with related parties

	As of December 31,
	2018	2019
	RMB’000	RMB’000
Amounts due from related parties
Current
– Zhongshi Culture	879	530
– Meifu English	14,516	4,618
– Xiamen Siming Meten School	245	401
– Mr. Zhao Jishuang, Mr. Peng Siguang and Mr. Guo Yupeng	13,000	—
– Chengdu School	54	49
– Meten Talent Service	12	3,979
– Shenzhen Meten Oversea	—	56
– Shenzhen Shuangge	—	29
Total	28,706	9,662

Amounts due to related parties
Current
– Meifu English	5,603	12
– Xiamen Siming Meten School	—	19
– Chengdu School	12,335	54
– Liketou (HK) Co., Ltd.	2,135	—
– Shenzhen Shuangge	—	766
Total	20,073	851

22.    Commitment and Contingencies

(a)    Capital commitments

As of December 31, 2019, capital commitments of the Group in respect of leasehold improvements and fixtures, fittings and other fixed assets are RMB 16,250 due within a year.

(b)    Guarantees given to installment institutions for loans granted to buyers of the Group’s training services

The Group, in cooperation with several third-party financing institutions (“Loan Institution(s)”), offers installment payment option to its customers. The Loan Institutions remit the tuition fee to the Group for the borrowing customers to complete their purchase of the course. The interest expenses of the installment are born by the borrowing customers. The borrowing customers bear the interest expense and are obligated to repay the loan in pre-agreed installments over the periods ranging from 6 months to 24 months to the Loan Institutions. According to the arrangement with one of these Loan Institutions, the Group is obligated to repay 50 percent of the overdue amounts to this Loan Institution for any default in repayment by the borrowing customers.

The management does not consider that the Group will sustain a loss under these guarantees during the year under guarantee based on the good historical data and the Group can stop providing training services as soon as the overdue happens. The maximum amount of undiscounted payments the Group would have to make in the event of default is RMB 13,463 and RMB 199 as of December 31, 2018 and 2019, respectively. The management considers the fair value of the guarantee is not significant to the consolidated financial statements and does not recognized a liability based on the estimated fair value of the guarantee.

Annex A-60

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

23.    Restricted net assets

Relevant PRC laws and regulations permit payments of dividends by the Group’s subsidiary and the VIE incorporated in the PRC only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, the Group’s subsidiary and the VIE in the PRC are required to annually appropriate 10% of their net after-tax income to the statutory general reserve fund prior to payment of any dividends, unless such reserve funds have reached 50% of their respective registered capital. As a result of these and other restrictions under PRC laws and regulations, the Group’s subsidiaries and the VIEs incorporated in the PRC are restricted in their ability to transfer a portion of their net assets to the Company either in the form of dividends, loans or advances. There are no significant differences between US GAAP and PRC accounting standards in connection with the reported net assets of the legally owned subsidiary in the PRC and the VIE. Even though the Company currently does not require any such dividends, loans or advances from the PRC entities for working capital and other funding purposes, the Company may in the future require additional cash resources from them due to changes in business conditions, to fund future acquisitions and development, or merely to declare and pay dividends or distributions to the Company’s shareholders. Except for the above, there is no other restriction on use of proceeds generated by the Group’s subsidiaries and the VIEs to satisfy any obligations of the Company.

As of December 31, 2019, the total restricted net assets of the Company’s subsidiaries and VIEs incorporated in PRC and subjected to restriction amounted to RMB178,859.

24.    Subsequent events

(a)    COVID-19

As disclosed in Note 1, the COVID-19 pandemic has had a material adverse effect on the Group’s results of operations, cash flows and liquidity. Management is currently assessing the financial impact including potential impairment of the Group’s tangible and intangible assets and it expects a material amount of impairment charges could be recognized during the first half of the year 2020.

(b)    Merger Agreement

On March 30, 2020, Holdco consummated its acquisition of the Company and EdtechX, pursuant to the Merger Agreement.

EdtechX was a blank check company incorporated in Delaware on May 15, 2018 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. Upon consummation of the acquisition, the Company and EdtechX became wholly owned subsidiaries of the Holdco.

The transaction is expected to be accounted for as a “reverse capitalization” in accordance with U.S. GAAP. Under this method of accounting, both Holdco and EdtechX will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the transaction will be accounted for as the equivalent of the Company issuing stock for the net assets of Holdco and EdtechX, accompanied by a recapitalization. The net assets of Holdco and EdtechX will be stated at historical costs, with no goodwill or other intangible assets recorded.

Immediately prior to the merger transaction, Azimut Enterprises Holdings S.r.l. invested $20,000 in EdtechX to purchase 2,000,000 units of EdtechX, which were converted into same number of units of the Holdco upon closing of the merger transaction.

In connection with merger transaction, on February 28, 2020, March 19, 2020 and March 26, 2020, three unrelated investors agreed to invest USD6,000, USD4,000 and USD6,000 to purchase shares of Holdco. The financing of the USD12,000 was completed on March 30, 2020, and the USD4,000 financing was terminated on April 14, 2020 as the investor failed to pay the purchase price by the agreed deadline.

Annex A-61

METEN INTERNATIONAL EDUCATION GROUP
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(In thousands of RMB, except share data and per share data, or otherwise noted)

25.    Additional information: condensed financial statements of the Company

Rules 12-04(a) and 4-08(e)(3) of Regulation S-X require condensed financial information as to the financial position, cash flows and results of operations of a parent company as of and for the same periods for which the audited consolidated financial statements have been presented when the restricted net assets of the consolidated and unconsolidated subsidiaries together exceed 25% of consolidated net assets as of the end of the most recently completed fiscal year.

The following condensed financial statements of the Company have been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the Company used the equity method to account for its investment in its subsidiaries and VIEs. Such investment is presented on the separate condensed balance sheets of the Company as “Investments in subsidiaries and VIEs”. The Company, its subsidiaries and VIEs were included in the consolidated financial statements whereby the inter-company balances and transactions were eliminated upon consolidation. The Company’s share of income from its subsidiaries and VIEs is reported as share of income from subsidiaries and VIEs in the condensed financial statements.

The Company is a Cayman Islands company and, therefore, is not subjected to income taxes for all years presented. The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted.

As of December 31, 2019, there were no material commitments or contingencies, significant provisions for long-term obligations or guarantees of the Company, except for those which have been separately disclosed in the consolidated financial statements, if any.

Annex A-62

Condensed Financial Information of the Parent Company

CONDENSED BALANCE SHEETS

	As of December 31,	As of December 31,
	2018	2019
	RMB’000	RMB’000
Current assets
Cash and cash equivalents	—	18
Amounts due from related parties	—	529
Total current assets	—	547

Non-current assets
Investments in subsidiaries and VIEs	304,098	303,887
Total non-current assets	304,098	303,887
Total assets	304,098	304,434

Current liabilities
Accrued expenses and other payables	—	331
Total current liabilities	—	331

Shareholders’ equity
Ordinary shares (US$0.0001 par value; 500,000,000 shares authorized, and 318,601,222 shares issued outstanding as of December 31, 2018 and 2019)	219	219
Subscriptions receivable	(219)	(2)
Additional paid-in capital	167,514	264,549
Accumulated earnings	136,584	39,337
Total shareholders’ equity	304,098	304,103
Total shareholders’ equity	304,098	304,434

Annex A-63

CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	For the years Ended December 31,
	2017	2018	2019
	RMB’000	RMB’000	RMB’000
Share of income from subsidiaries and VIEs	68,549	117,590	(57,296)
Others, net	—	—	(1)

Net income/(loss) before income taxes	68,549	117,590	(57,297)
Less: Income tax expense	—	—	—

Net income/(loss) attributable to the Company	68,549	117,590	(57,297)
Less: Accretion of Redeemable Owners’ Investment	19,000	9,814	—
Net income/(loss) available to the Company	49,549	107,776	(57,297)

Annex A-64

CONDENSED STATEMENTS OF CASH FLOWS

	For the years Ended December 31,
	2017	2018	2019
	RMB’000	RMB’000	RMB’000
Net cash used in operating activities	—	—	(199)
Net cash used in investing activities	—	—	—
Net cash provided by financing activities	—	—	217
Net increase in cash and cash equivalents	—	—	18

Annex A-65

Annex B

METEN EDTECHX EDUCATION GROUP LTD.
INDEX TO SEPTEMBER 30, 2020
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

Page
Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of June 30, 2020 and December 31, 2019	B-2
Condensed Consolidated Statements of Operations for the three and nine months ended September 30, 2020 and 2019	B-4

Annex B-1

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands of RMB and USD, except for per share data)

	As of December 31, 2019	As of September 30, 2020
	RMB’000	RMB’000	US$’000
ASSETS
Current assets
Cash and cash equivalents	140,132	129,161	19,023
Short-term investments	—	80,851	11,908
Contract assets	7,824	6,135	904
Accounts receivable	28,903	40,822	6,012
Other contract costs	54,088	45,003	6,628
Prepayments and other current assets	64,790	53,419	7,868
Amounts due from related parties	9,662	1,860	274
Prepaid income tax	12,265	16,430	2,420
Total current assets	317,664	373,681	55,037

Non-current assets
Restricted cash	11,599	10,835	1,596
Other contract costs	10,114	9,555	1,407
Equity method investments	26,084	29,526	4,349
Property and equipment, net	220,118	152,756	22,499
intangible assets	24,968	20,745	3,055
Deferred tax assets	4,200	4,564	672
Goodwill	302,158	274,567	40,439
Right-of-use assets	484,225	356,860	52,560
Other non-current assets	62,435	46,212	6,806
Total non-current assets	1,145,901	905,620	133,383
Total assets	1,463,565	1,279,301	188,420

Annex B-2

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET — (continued)

(In thousands of RMB and USD, except for per share data)

	As of December 31, 2019	As of September 30, 2020
	RMB’000	RMB’000	US$’000
LIABILITIES, MEZZANINE EQUITY AND OWNERS’ DEFICIT
Current liabilities
Accounts payable	15,714	20,064	2,955
Bank loans	92,000	129,500	19,073
Deferred revenue	408,287	338,819	49,903
Salary and welfare payable	74,139	69,742	10,272
Financial liabilities from contracts with customers	490,095	380,808	56,087
Accrued expenses and other payables	48,457	73,592	10,839
Income taxes payable	495	13947	2,054
Current lease liabilities	142,155	135,360	19,936
Amounts due to related parties	851	53,358	7,859
Total current liabilities	1,272,193	1,215,190	178,978
Non-current liabilities
Deferred revenue-Non current	60,528	46,480	6,846
Deferred tax liabilities	14,085	7,817	1,151
Non current tax payable	26,085	28,441	4,189
Lease liabilities	333,613	251,248	37,005
Total non-current liabilities	434,311	333,986	49,191
Total liabilities	1,706,504	1,549,176	228,169

Mezzanine equity
Redeemable Owners’ Investment	—	—	—
Owners’ deficit
Owners’ Investment	219	37	5
Subscriptions Receivable from founding shareholders	(2)	(1)	(0)
Additional paid-in capital	264,175	472,214	69,550
Statutory reserve	—	—	—
Accumulated other comprehensive income	—	—	—
Accumulated deficit	(525,262)	(768,791)	(113,231)
Total deficit attributable to owners of Company	(260,870)	(296,541)	(43,676)
Non-controlling interests	17,931	26,666	3,927
Total deficit	(242,939)	(269,875)	(39,749)
Commitments and contingencies	—	—	—
Total liabilities, mezzanine equity and owners’ deficit	1,463,565	1,279,301	188,420

Annex B-3

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of RMB and USD, except for per share data)

	2019		2020
	Q3 2019	9M 2019	Q3 2020		9M 2020
	RMB’000	RMB’000	RMB’000	US$’000	RMB’000	US$’000
Revenues	422,924	1,094,967	297,735	43,852	668,644	98,481
Cost of revenues	(198,494)	(558,775)	(171,835)	(25,309)	(452,610)	(66,662)
Gross profit	224,430	536,192	125,900	18,543	216,034	31,819

Operating expenses:
Selling and marketing expenses	(98,974)	(323,254)	(85,365)	(12,573)	(224,831)	(33,114)
General and administrative expenses	(73,323)	(256,382)	(93,998)	(13,844)	(224,413)	(33,052)
Research and development expenses	(7,874)	(25,365)	(6,305)	(929)	(21,487)	(3,165)
(Loss)/income from operations	44,259	(68,809)	(59,768)	(8,803)	(254,697)	(37,512)

Other income (expenses):
Interest income	266	677	74	11	356	52
Interest expenses	(725)	(1,541)	(1,814)	(267)	(4,098)	(604)
Foreign currency exchange gain/(loss), net	(12)	(25)	(257)	(38)	1	0
Gains on from fair value change of Short-term investments	—	—	38,850	5,722	38,850	5,722
Gains on disposal of subsidiaries	2,471	583	—	—	—	—
Government grants	3,134	5,184	6,825	1,005	19,704	2,902
Loss on equity method investments	741	3,590	3,335	491	3,442	507
Others, net	2,779	3,085	(15,731)	(2,317)	(26,826)	(3,951)
(Loss)/income before income tax	52,913	(57,256)	(28,486)	(4,196)	(223,268)	(32,884)

Income tax expense	(10,995)	(2,296)	(11,218)	(1,652)	(11,526)	(1,698)
Net (loss)/income	41,918	(59,552)	(39,704)	(5,848)	(234,794)	(34,582)

Less: Net (loss)/income attributable to non-controlling interests	605	(1,796)	5,298	780	8,735	1,287
Net (loss)/income attributable to shareholders of the Company	41,313	(57,756)	(45,002)	(6,628)	(243,529)	(35,869)

Adjustments:
Offering expenses	14	16,212	—	—	—	—
Share-based compensation expenses	1,476	5,364	2,964	437	7,541	1,111

Adjusted Net (loss)/income	43,408	(37,976)	(36,740)	(5,411)	(227,253)	(33,471)

Annex B-4

Annex C

METEN EDTECHX EDUCATION GROUP LTD.
PRO FORMA CONSOLIDATED BALANCE SHEET
PRO FORMA FINANCIAL INFORMATION
SEPTEMBER 30, 2020
(unaudited)

The following Meten EdTechX Education Group Ltd. (“Meten EdtechX” or “the Company”) unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2020 and the corresponding unaudited pro forma financial information, each as presented in Annex C herein, result from giving effect to certain pro forma adjustments of the Warrants Offer-to-Exercise, as if the transaction occurred on September 30, 2020 and to reflect participation at the temporary exercise price for the number of Warrants presently issued and outstanding to non-affiliate holders. The pro forma adjustments are based upon available information and assumptions deemed to be reasonable.

The unaudited pro forma financial information is presented for illustrative purposes only and does not purport to represent what the Company’s actual financial position would have been had the transaction actually completed on the date indicated, and is not indicative of its future financial condition.

Such pro forma adjustments were applied to the Company’s historical unaudited consolidated balance sheet and other financial statements and notes thereto as of and for the nine months ended September 30, 2020, included in the Company’s Current Report on Form 6-K for the period ended September 30, 2020 furnished to the SEC on December 4, 2020;

The unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2020 and the corresponding unaudited pro forma financial information has been prepared for inclusion in the Company’s Schedule TO Annex C herein, in conjunction with the Company’s Warrants Offer to Exercise transaction, as such transaction is more fully described in the Schedule TO.

The unaudited Pro Forma Consolidated Balance Sheet and unaudited pro forma financial information presented in Annex C herein should be read in conjunction with the Company’s historical unaudited consolidated financial statements and notes thereto as of and for the nine months ended September 30, 2020, included in the Company’s Current Report on Form 6-K for the period ended September 30, 2020 furnished to the SEC on December 4, 2020.

Annex C-1

METEN EDTECHX EDUCATION GROUP LTD.
PRO FORMA CONSOLIDATED BALANCE SHEET
PRO FORMA FINANCIAL INFORMATION
SEPTEMBER 30, 2020
(unaudited)
(In thousands of USD)

	METX	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	19,023	6,302	(1)	24,806
		(519)	(2)
Short-term investments	11,908	—		11,908
Contract assets	904	—		904
Accounts receivable	6,012	—		6,012
Other contract costs	6,628	—		6,628
Prepayments and other current assets	7,868	—		7,868
Amounts due from related parties	274			274
Prepaid income tax	2,420	—		2,420
Total current assets	55,037	5,783		60,820

Restricted cash	1,596	—		1,596
Other contract costs	1,407	—		1,407
Equity method investments	4,349			4,349
Property and equipment, net	22,499	—		22,499
Right-of-use assets	52,560	—		52,560
intangible assets	3,055	—		3,055
Goodwill	40,439	—		40,439
Deferred tax assets	672	—		672
Other non-current assets	6,806	—		6,806
Total non-current assets	133,383			133,383

Total assets	188,420	5,783		194,203

Annex C-2

METEN EDTECHX EDUCATION GROUP LTD.
PRO FORMA CONSOLIDATED BALANCE SHEET
PRO FORMA FINANCIAL INFORMATION
SEPTEMBER 30, 2020 — (continued)
(unaudited)
(In thousands of USD)

	METX	Pro Forma Adjustments		Pro Forma Combined
LIABILITIES AND OWNERS’ DEFICIT
Current liabilities
Accounts payable	2,955			2,955
Bank loans	19,073	—		19,073
Deferred revenue	49,903	—		49,903
Salary and welfare payable	10,272			10,272
Financial liabilities from contracts with customers	56,087	—		56,087
Accrued expenses and other payables	10,839	—		10,839
Income taxes payable	2,054			2,054
Current lease liabilities	19,936	—		19,936
Amounts due to related parties	7,859			7,859
Total current liabilities	178,978	—		178,978

Non-current liabilities
Deferred revenue	6,846	—		6,846
Deferred tax liabilities	1,151	—		1,151
Non current tax payable	4,189	—		4,189
Lease liabilities, less current portion	37,005	—		37,005

Total non-current liabilities	49,191	—		49,191

Total liabilities	228,169	—		228,169

Owners’ deficit
Owners’ Investment	5	1	(1)	6
Additional paid-in capital	69,550	6,301	(1)	89,443
		(519)	(2)
		14,111	(3)
Retained Earnings (accumulated deficit)	(113,231)	(14,111)	(3)	(127,342)

Total deficit attributable to owners of Company	(43,676)	5,783		(37,893)
Non-controlling interests	3,927	—		3,927
Total owners’ equity (deficit)	(39,749)	5,783		(33,966)

Commitments and contingencies	—	—		—

Total liabilities and owners’ deficit	188,420	5,783		194,203

____________

(1)      8,929,813 Warrants are estimated to participate in the Offer-to-Exercise transaction. The exercise at the temporary exercise price of $1.40 per share of the 4,501,250 IPO Warrants and Post-Merger Warrants estimated to participate in the Warrants Offer-to-Exercise would result in gross proceeds of $6,301,750. 4,428,563 of the 5,780,000 Placement Warrants are estimated to participate in the Warrants Offer-to-Exercise in cashless exercise. The Company will receive no proceeds from the cashless exercise of Placement Warrants.

Annex C-3

	Warrants	Assumption	Warrants to Shares	Gross proceeds ($)
IPO Warrants	6,325,000	65% to exercise	4,111,250	5,755,750
Post-Merger Warrants	600,000	65% to exercise	390,000	546,000
Placement Warrants	5,780,000	(a) 4,428,563 to exercise	(b) 2,348,030	—
Total	12,705,000		6,723,412	$6,301,750

(a)      As disclosed in the Offer to Exercise, IBIS Capital Sponsor LLC and IBIS Capital Sponsor II LLC have agreed to only exercise 65% of their Placement Warrants. As such, the Company has assumed cashless exercise of 4,428,563 Placement Warrants.

(b)      Under the Warrant Agreement, the number of Ordinary Shares issued in a cashless exercise is calculated using the “Fair Market Value” of the Company’s Ordinary Shares, calculated as the average of the 5 closing prices before the date of exercise by the holder. For purposes of this calculation, the Company has used the Fair Market Value of the Ordinary Shares as of December 4, 2020, the last trading day before the Company issued a press release announcing the Warrant Offer-to-Exercise transaction, which was $2.98 per Ordinary Share, resulting in an estimated issuance of 2,348,030 Ordinary Shares from the cashless exercise of 4,428,563 Placement Warrants.

(2)      Estimated expense of $519,105 related to the Warrants Offer-to-Exercise transaction.

FA fee	378,105
Counsel fee	135,000
others	6,000
Total	519,105
(3)	Estimated Warrant modification expense.	$ 14,111,293

Annex C-4